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S&W SEED COMPANY INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 29, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

S&W SEED COMPANY
(Exact name of registrant as specified in its charter)

Delaware	0139	27-1275784
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

25552 South Butte Avenue
Five Points, CA 93624
(559) 884-2535
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

25552 South Butte Avenue
Five Points, CA 93624
(559) 884-2535
(Name, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Debra K. Weiner Wickersham & Murphy, P.C. 430 Cambridge Avenue, Suite 100 Palo Alto, CA 94306 (650) 323-6400	Mark A. von Bergen Jason H. Barker Holland & Knight LLP 2300 U.S. Bancorp Tower 111 SW Fifth Avenue Portland, Oregon 97204 (503) 243-2300

Approximate Date of Commencement of the Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Units, each unit consisting of:(2)	1,564,000	$12.00	$18,768,000	$1,338.16

(i) two shares of common stock;	3,128,000	—	—	—

(ii) one Class A warrant to purchase one share of common stock(3); and	1,564,000	—	—	—

(iii) one Class B warrant to purchase one share of common stock(3)	1,564,000	—	—	—

Representative's warrants(3)(4)	136,000	—	—	—

Units issuable upon exercise of the representative's warrants, each consisting of:	136,000	$14.40	$1,728,000	$139.64

(i) two shares of common stock;	272,000	—	—	—

(ii) one Class A warrant to purchase one share of common stock(3); and	136,000	—	—	—

(iii) one Class B warrant to purchase one share of common stock(3)	136,000	—	—	—

Common stock issuable upon exercise of Class A warrants including Class A warrants underlying the representative's warrants(2)(3)	1,700,000	$7.80	$13,260,000	$945.44

Common stock issuable upon exercise of Class B warrants including Class B warrants underlying the representative's warrants(2)(3)	1,700,000	$12.00	$20,400,000	$1,454.53

Total			$54,386,400	$3,877.77

(1)
Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(g) under the Securities Act.

(2)
Includes 204,000 units that the underwriters have the option to purchase to cover over-allotments, if any.

(3)
Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of securities as may become issuable pursuant to the anti-dilution provisions of the warrants and the representative's warrants.

(4)
In connection with the sale of the units, the Company will issue to the representative of the underwriters warrants to purchase, in the aggregate, up to 136,000 units.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2010

PROSPECTUS

1,360,000 UNITS

Each unit consisting of two shares of common stock,
one Class A warrant and one Class B warrant

        This is an initial public offering of units of S&W Seed Company. Each unit consists of two shares of common stock, one redeemable Class A warrant and one redeemable Class B warrant. Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price of $      [65% of the initial public offering price of the unit]. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price of $      [100% of the initial public offering price of the unit]. The Class A warrants and Class B warrants are exercisable at any time after they become separately tradable until their expiration on the fifth anniversary of the date of this prospectus. The Class A warrants and Class B warrants will be redeemable at our option for $0.25 upon 30 days' prior written notice beginning six months after the offering, provided certain conditions are met. The Class A warrants will be redeemable provided that our common stock has closed at a price at least equal to $      [80% of the initial public offering price of the units] for at least five consecutive trading days. The Class B warrants will be redeemable on the same terms, provided our common stock has closed at a price at least equal to $      [125% of the initial public offering price of the units] for five consecutive trading days. The common stock, Class A warrants and Class B warrants will trade only as part of a unit for 45 days following the date of this prospectus, unless the representative of the underwriters determines that an earlier date is acceptable, after which the common stock and the warrants will trade separately, and we will delist the units.

        Prior to this offering, there has been no public market for our units, common stock, Class A warrants or Class B warrants. We anticipate that the initial public offering price of our units will be between $10.00 and $12.00 per unit. We intend to file an application to list the units, common stock, Class A warrants and Class B warrants on the NASDAQ Capital Market under the symbols "      U," "      ," "      W" and "      Z," respectively.

        Investing in these units involves significant risks. See "Risk Factors" beginning on page 10 for factors you should consider before buying our securities.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit	Total

Initial public offering price	$	$

Underwriting discount	$	$

Proceeds to us, before expenses	$	$

        To the extent the underwriters sell more than 1,360,000 units, the underwriters have the option to purchase up to an additional 204,000 units at the initial public offering price, less the underwriting discount, for up to 45 days from the date of this prospectus.

        We have also agreed to pay Paulson Investment Company, Inc., the representative of the underwriters of this offering, a non-accountable expense allowance equal to 3% of the total public offering price for the units offered by this prospectus and to issue to Paulson a warrant to purchase 136,000 units identical to the units offered by this prospectus, having an exercise price per unit equal to 120% of the unit public offering price.

PAULSON INVESTMENT COMPANY, INC.

The date of this Prospectus is                        , 2010.

        Until                        , 2010 (25 days after the commencement of this offering), all dealers that buy, sell or trade our units, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

        The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or our units are sold.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before purchasing our units. Therefore, you should read the prospectus in its entirety, including the risk factors and the financial statements and related footnotes appearing elsewhere in this prospectus. References to "we," "us," "our," "S&W Seed" or "the company" generally refer to S&W Seed Company, a Delaware corporation, our predecessor entity, S&W Seed Company, a California general partnership, and our wholly owned subsidiaries, Seed Holding, LLC, a Nevada limited liability company, and Stevia California, LLC, a California limited liability company.

 Our Company

        Since beginning operations in 1980, we have been principally engaged in breeding, contracting to grow, processing and selling agricultural commodities, which primarily include alfalfa seed and, to a lesser extent, wheat. We own a 40-acre seed cleaning and processing facility in Five Points, California that we have operated since our inception. Our products are grown for us by farmers in the San Joaquin Valley of California, most of whom have grown for us for multiple generations. Although sale of our proprietary alfalfa seed varieties has been a mainstay of our business for decades, we have in the past derived material revenue from processing wheat and other small grains, which business we continue to pursue on a limited scale. In fiscal 2010, we also implemented the first steps of a pilot program to produce and sell stevia leaf, the source of an all natural, non-caloric sweetener.

        Our Five Points property encompasses a total of 40 acres, of which 35 acres are in reserve for future development and five acres are paved concrete on which is situated a large complex of permanent structures and three seed-processing lines. We estimate that the replacement cost of our facility would be approximately $12 million. This centrally located facility currently operates at a small percentage of its rated capacity, providing significant growth potential at minimal additional cost. Additionally, we plan to capitalize on our facilities and location by more aggressively marketing our seed cleaning and processing services for producers of alfalfa seed, wheat and barley and, potentially, for processing of stevia leaf.

        We have contracted for approximately 3,280 acres of farmland for alfalfa seed production to provide the seed we will process and sell in the summer and fall of 2010. Several of our growers have indicated their willingness to increase the acreage they devote to alfalfa seed production, or possibly the production of other crops as we expand our business. Because of our reputation and long-standing presence in the San Joaquin Valley community, we regularly receive inquiries from potential growers, and we believe we could add more farmers to our base, as needed.

  Alfalfa Seed Production

        One of the biggest challenges of the 21st century will be to expand agricultural production to meet the food and nutritional demands of the world's growing population in the face of a worldwide decline in arable land and fresh water resources. We address this need by breeding high-yielding alfalfa seed that is tolerant to inferior, saline soils, thereby allowing farmers to farm marginal soils with inferior water quality as productively as they do superior soils.

        Alfalfa seed is used for growing animal feed, known as "forage," which is essential for dairy and beef cattle, horses and other livestock. We specialize in developing proprietary alfalfa seed varieties that are suited to warmer climates and produce high yields of superior quality alfalfa hay. Although our non-dormant seed varieties are not well suited to colder environments where freezing conditions are common, because of the highly advantageous characteristics of our varieties for hot climates, approximately 50% of our alfalfa seed is sold to end users in Saudi Arabia, Morocco and countries in Latin America.

        Our "flagship" salt tolerant variety, SW 9720, was rated No. 1 out of 44 top alfalfa varieties as of the end of the 2008 season in yield per acre tests conducted by the University of California at Davis ("UC Davis"). During the fall of 2009, we contracted with certain of our growers to produce an improved seed variety that is 15% more salt tolerant than SW 9720 while producing equal or better yields. This variety will be available for sale for the first time during the 2010 sales season, which falls primarily during our first and second fiscal quarters (the summer and fall of 2010).

        Many years are needed to create, test and build a market for seed products, and we have used the past almost 30 years to breed and build awareness of the seed varieties we market and sell. Accordingly, we believe we enjoy barriers to entry because of the long length of time required to develop competitive alfalfa seed varieties. Historically, we have not employed genetic engineering in the development of our seed varieties, which permits us to sell our products throughout the world. Europe, the Middle East, the U.S. and certain other parts of the world do not permit the use of genetically modified organism ("GMO") alfalfa, although we believe this position may change in the U.S. in the near future. Therefore, we are investigating what actions we would be required to take if we were to decide to add GMO alfalfa varieties to our product offerings when it becomes legal to do so in the U.S.

        In fiscal 2009, we earned revenue of $4,947,105 and income from operations of $466,413. Because of the highly seasonal nature of our business, a large percentage of our sales take place in the first and second fiscal quarters. Our revenue and income from operations for the first quarter of fiscal 2010 were $1,633,826 and $665,994, respectively.

  Stevia California, LLC

        Our wholly owned subsidiary, Stevia California, LLC, was formed in October 2009 to capitalize on the recent deregulation by the Food & Drug Administration (the "FDA") of certain stevia plant derivatives. Stevia is the source of a completely natural, non-caloric sweetener with a long history of use in Japan and other countries. Until recently, stevia was categorized as a dietary supplement in the U.S. and therefore could not be used as a food or beverage additive. However, a "no objections" GRAS (generally recognized as safe) determination by the FDA articulated in two letters released in December 2008 opened up the commercial marketplace in the U.S. to the use of Rebaudioside A ("Reb A"), a high-purity stevia glycoside (a sugar molecule bound to a small, non-carbohydrate molecule) in food and beverages. In recent years, stevia has been grown commercially in Brazil, Paraguay, Uruguay, parts of Central America, Thailand, China and the U.S.

        With the approval of Reb A for use in food and beverages in the U.S., stevia is a newcomer in the estimated $50 billion global sweetener market. Given the early stage of new product launches, the level of interest among major food and beverage companies, and the appeal of natural products, we believe stevia products could, in some instances, displace artificial sweeteners, which constitute an estimated $5 billion market worldwide, providing a substantial untapped opportunity for stevia growers and processors and companies that incorporate stevia derivatives into food and beverages.

        We are working with our agronomist to research and breed varieties of the stevia plant that will be optimal for growing conditions in California's San Joaquin Valley. We plan to contract with growers to produce stevia leaf, which we will process in our Five Points facility and then sell to customers as the raw material needed to extract Reb-A in accordance with FDA GRAS determinations for incorporation in food and beverages. We are beginning this program through an arrangement with one of our largest alfalfa seed growers to plant up to 30 acres of stevia test varieties during the spring 2010 stevia planting season. Although we believe that the stevia opportunity on which we are embarking is potentially very large, our stevia operations will not contribute materially to revenue in the 2010 fiscal year. In future years, however, we anticipate that our stevia business could potentially become a significant portion of our operations.

 Company History and Corporate Information

        We began our operations as S&W Seed Company, a California general partnership (the "Partnership"), in 1980. S&W Seed Company, a Delaware corporation, was incorporated in October 2009 for the purpose of assuming the business operations of the Partnership. The Partnership is currently owned 85% by our wholly owned subsidiary, Seed Holding, LLC, a Nevada limited liability company, which we acquired in January 2010 in exchange for 3,000,000 shares of our common stock, and 15% by three of the original general partners. Seed Holding will acquire the remaining 15% interest in the Partnership upon the closing of this offering. As a result, the Partnership will cease to exist, and the business of the Partnership will be owned and operated entirely by us.

        Our principal place of business is 25552 South Butte Avenue, Five Points, California 93624. Our telephone number is (559) 884-2535. Our web address is www.swseedco.com. Information contained in or accessible through our website is not part of this prospectus. The S&W Seed logo and other trademarks or service marks of S&W Seed Company appearing in this prospectus are the property of S&W Seed Company. All other brand names or trademarks appearing in this prospectus are the property of their respective owners.

Industry and Market Data

        We have obtained the industry, market and competitive position data used throughout this prospectus from industry journals and publications, data on websites maintained by private and public entities, including independent industry associations, general publications and other publicly available information. We believe that all of these sources are reliable, but we have not independently verified any of this information and cannot guarantee its accuracy or completeness. In particular, we have based much of our discussion of the sweetener industry, the market for alternative sweeteners such as stevia and forecasted growth and demand, on information published by industry sources.

        Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, because certain of these organizations are trade organizations, they may present information in a manner that is more favorable to the industry than would be presented by an independent source. In addition, forecasts are particularly likely to be inaccurate, especially over long periods of time.

        References in this prospectus to research reports or articles should not be construed as depicting the complete findings of the entire referenced report or article. The information in each report or article is not incorporated by reference into this prospectus.

The Offering

Securities offered	1,360,000 units. Each unit consists of two shares of common stock, one redeemable Class A warrant to purchase one share of common stock and one redeemable Class B warrant to purchase one share of common stock.

The common stock and the Class A warrants and Class B warrants (collectively, the "public warrants") will trade only as a unit for 45 days following the date of this prospectus, unless the representative determines that an earlier date is acceptable, after which the common stock and the public warrants will each trade separately, and the units will no longer trade.

Class A Warrants

The Class A warrants included in the units will be exercisable at any time after they become separately tradable until they either are redeemed or they expire in accordance with their terms on the fifth anniversary of the date of this prospectus. The exercise price of a Class A warrant is $      [65% of the initial public offering price of the unit]. Beginning six months after the date of this offering, the Class A warrants will be redeemable at our option for $0.25 upon 30 days' prior written notice, at any time after the common stock has closed at a price equal to or greater than $      [80% of the initial public offering price of the units] for at least five consecutive trading days.

Class B Warrants

The Class B warrants included in the units will be exercisable at any time after they become separately tradable until they either are redeemed or they expire in accordance with their terms on the fifth anniversary of the date of this prospectus. The exercise price of a Class B warrant is $      [100% of the initial public offering price of the unit]. Beginning six months after the date of this prospectus, the Class B warrants will be redeemable at our option for $0.25 upon 30 days' prior written notice, at any time after the common stock has closed at a price equal to or greater than $      [125% of the initial public offering price of the units] for at least five consecutive trading days.

Common stock outstanding after this offering	5,720,000 shares
Use of proceeds

We intend to use the net proceeds from this offering to fund our stevia pilot program, finance and warehouse inventory in Saudi Arabia, buyout the remaining minority partnership interests in S&W Seed Company, research and development, upgrade our mill facilities, expand sales and marketing activities and for general corporate and working capital purposes.

Proposed NASDAQ Capital Market symbols	Units	U
Common stock
	Class A warrants included in the units	W
	Class B warrants included in the units	Z

        Unless the context indicates otherwise, all share and per share common stock information in this prospectus assumes no exercise of the public warrants, the underwriters' over-allotment option or the representative's warrants.

 Summary Financial Information

        In the tables below, we provide you with the following summary financial information, derived from our audited and unaudited financial statements, included elsewhere in this prospectus:

  •
  Summary Statements of Operations Data of S&W Seed Company, a California general partnership (the "Partnership"), for the two fiscal years ended June 30, 2008 and 2009, derived from its audited financial statements;

  •
  Summary Consolidated Statements of Operations Data of Seed Holding, LLC, a Nevada limited liability company, for the fiscal year ended June 30, 2009, derived from its audited financial statements and for the three month periods ended September 30, 2008 and 2009, derived from its unaudited financial statements; and

  •
  Summary Pro Forma Consolidated Balance Sheet Data for S&W Seed at September 30, 2009, reflecting the conversion from a limited liability company to a corporation resulting from a tax-free exchange pursuant to Internal Revenue Code section 351 (the "exchange transaction") as though it had occurred at September 30, 2009 and "as adjusted" to reflect the sale of 1,360,000 units in this offering by us at an assumed initial public offering price of $11.00 per unit, the mid-point of the price range set forth on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us and the application of the net proceeds therefrom.

        We are presenting the financial information of the Partnership for informational purposes only because it was the operating entity from inception of the business until Seed Holding acquired its 60% general partnership interest in June 2008. By virtue of its percentage ownership in the Partnership, Seed Holding became the operating entity as of the June 2008 acquisition and is required to consolidate its financial statements with those of the Partnership. Following the exchange transaction in January 2010, the Delaware corporation became the operating entity and is the registrant that filed the registration statement of which this prospectus is a part. Its financial position is presented on a pro forma basis only because it was incorporated in October 2009 and is beginning operations as of the date of the exchange transaction.

        Historical results are not necessarily indicative of the results that may be expected for any future period. Note in particular that limited liability company and partnership accounting vary in certain material respects from corporation accounting under U.S. GAAP, including, in particular, accounting for the treatment of owners' equity compared to stockholders' equity, accounting for income taxes and the accounting and reporting of earnings per share. When you read this historical summary financial information, you should also consider the historical financial statements and related notes and the section entitled Management's Discussion and Analysis of Financial Condition and Results of Operations.

S&W Seed Company, a California general partnership
Summary Statements of Operations Data:

	Fiscal Years Ended June 30,
	2008	2009
Revenue	$5,098,626	$4,947,105
Gross profit	1,581,765	1,294,879
Operating expenses	498,108	651,526
Income from operations	1,083,657	643,353
Net income	1,084,658	637,119

Seed Holding, LLC, a Nevada limited liability company
Summary Consolidated Statements of Operations Data:

	Fiscal Year Ended	Three Months Ended September 30,
	June 30, 2009	2008	2009
Revenue	$4,947,105	$2,167,222	$1,633,826
Gross profit	1,294,879	885,403	859,262
Operating expenses	828,466	178,481	193,268
Income from operations	466,413	706,922	665,994
Net income including noncontrolling interests	460,179	706,566	658,473
Net income attributable to Seed Holding, LLC	276,107	423,940	395,084

S&W Seed Company, a Delaware corporation
Summary Pro Forma Consolidated Balance Sheet Data:

	September 30, 2009
	Seed Holding Actual	S&W Seed Company Pro Forma	S&W Seed Company Pro Forma As Adjusted
Working capital	$1,246,398	$1,246,398	$13,885,798
Cash and cash equivalents	35,794	35,794	12,675,194
Total assets	10,338,497	10,338,497	22,977,897
Total liabilities	5,931,661	5,931,661	5,931,661
Owners' equity—Seed Holding LLC	2,359,375	—	—
Noncontrolling interests	2,047,461	—	—
Total stockholders' equity	—	4,406,836	17,046,236

RISK FACTORS

        An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this prospectus, before purchasing our units in this offering. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer, and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering.

Risks Relating to Our Business and Industry

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

        Alfalfa seed, our primary product, is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are quite common but difficult to predict. In addition, alfalfa seed is vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. Unfavorable growing conditions can reduce both crop size and quality. While we do not grow the alfalfa seed we sell, these factors can nevertheless directly impact us by decreasing the quality and yields of our seed, reducing our inventory and supply of seed we sell to our customers, increasing our costs and decreasing revenue and gross margins, which may have a material adverse effect on our business, results of operations and financial condition.

Our earnings may be sensitive to fluctuations in market prices and demand for our products.

        Growing conditions, particularly weather conditions such as windstorms, floods, droughts and freezes, as well as diseases and pests, are primary factors affecting market prices because of their influence on the supply and quality of product. Recently, the severe downturn in the California dairy industry that resulted from over-supply had a corresponding negative effect on sales of alfalfa hay and therefore our alfalfa seed. In addition, demand for our products could decline, whether because of supply and quality issues or for any other reason, including products of competitors that might be considered superior by end users. A decrease in the selling price received for our products or a decline in demand for our products could have a material adverse effect on our business, results of operations and financial condition.

Because our business is highly seasonal, our revenue, cash flows from operations and operating results may fluctuate on a seasonal and quarterly basis.

        Our business is highly seasonal. The seasonal nature of our operations results in significant fluctuations in our working capital during the growing and selling cycles. As a result, operating activities during the first and second fiscal quarters use significant amounts of cash, and in contrast, operating activities for the fourth and first fiscal quarters generate substantial cash as we ship inventory and collect accounts receivable. We have experienced, and expect to continue to experience, significant variability in net sales, operating cash flows and net income on a quarterly basis.

Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us.

        Our top three customers together accounted for approximately 61% of our net sales in fiscal 2009. Our largest customer accounted for approximately 43% of our fiscal 2009 net sales, our second largest customer accounted for approximately 11% of our 2009 net sales and our third largest customer accounted for approximately 6% of our 2009 net sales. Our results of operations are significantly impacted not only by the quantity of seed purchased by these customers, but also by the timing of their purchases, a factor over which we do not have any control. Timing of purchases, particularly by our customer for Saudi Arabian sales, has in the past impacted our financial results. We expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. We do not have long-term contracts with any of our customers, and they may not continue to purchase our products.

        The loss of, or a significant adverse change in, our relationship with these customers, or any other major customer, could have a material adverse effect on our business, financial position, results of operations and operating cash flows. The loss of, or a reduction in orders from any significant customers, losses arising from customers' disputes regarding shipments, product quality, or related matters, or our inability to collect accounts receivable from any major customer could have a material adverse effect on us. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

Because we do not grow any of the alfalfa seed that we sell, we are entirely dependent on our network of growers, and our sales, cash flows from operations and results of operations may be negatively affected if our largest growers were to stop supplying seed to us.

        We currently have a relatively small network of growers of alfalfa seed that together provide all of the seed we sell to our customers. Of these growers, one grower accounted for approximately 37% of our planted acreage and over 13% of the total amount of seed we purchased from our growers in fiscal 2009. Three growers accounted for approximately 44% of our total seed purchases from growers in fiscal 2009. We do not have long-term supply contracts with any of these growers, which makes us particularly vulnerable to factors beyond our control. Events such as a shift in pricing caused by an increase in the value of commodity crops other than seed crops, increase in land prices or competition could disrupt our chain of supply. Any of these disruptions could limit the supply of seed that we obtain in any given year, adversely affecting supply and thereby lowering revenues in the subsequent marketing season. Such disruption could also damage our distributor relationships and rancher and farmer loyalty to us if we cannot supply the quantity of seed expected by them.

We are particularly dependent on Triangle T Ranch, a related party.

        Triangle T Ranch is one of our largest growers of alfalfa seed, as well as one of our customers. In addition, we are initially relying exclusively upon Triangle T Ranch as our sole source of stevia leaf for our pilot production trials. Certain indirect owners of Triangle T also are limited partners of Yellowjacket, our largest stockholder, and there is substantial management overlap between Triangle T and us. However, these connections do not assure that the relationship will continue indefinitely. If Triangle T management were to decide to change its business plan, we could find one of our largest sources of alfalfa seed discontinued or diminished, and we might have no grower willing to supply stevia during the early stages of our stevia pilot program. These developments could adversely impact our plans and our results of operations.

A lack of availability of water in California's San Joaquin Valley could impact our business.

        Adequate quantities and correct timing of the application of water are vital for most agriculture to thrive. 2010 will be the fourth consecutive year of drought conditions in California, causing below normal snowpack, river runoff and reservoir levels. Federal allocations of water to farmers have been severely cut back during the drought years and are expected to continue in 2010. These conditions have caused some farmers to revise their crop plans to plant less water-intensive crops or, in the most severe cases, to lose their farms. Whether particular farms are experiencing water shortages depends, in large part, on their location, although continuing drought conditions could threaten all farmland other than those properties with their own water sources. Although alfalfa seed is not a water-intensive crop, the availability or the cost of water is a factor in the planting of the alfalfa hay grown from our seed. If the dairy farmers and others who purchase our alfalfa seed to grow hay cannot get an adequate supply of water, or if the cost of water makes it uneconomical for the farmers to grow alfalfa, we may not be able to sell our seed, which could have an adverse impact on our results of operations. We cannot predict if California's severe water shortage will impact our business in the future, but if alfalfa hay growers are impacted, our business could also materially decline.

We face intense competition, and our inability to compete effectively for any reason could adversely affect our business.

        The alfalfa seed market is highly competitive, and our products face competition from a number of small seed companies, as well as large agricultural and biotechnology companies. We compete primarily on the basis of consistency of product quality, product availability, customer service and price. Many of our competitors are, or are affiliated with, large diversified companies that have substantially greater marketing or financial resources than we have. These resources give our competitors greater operating flexibility that, in certain cases, may permit them to respond better or more quickly to changes in the industry or to introduce new products more quickly and with greater marketing support. Increased competition could result in lower profit margins, substantial pricing pressure, reduced market share and lower operating cash flows. Price competition, together with other forms of competition, could have a material adverse effect on our business, financial position, results of operations and operating cash flows.

If we are unable to estimate our customers' future needs accurately and to match our production to the demand of our customers, our business, financial condition and results of operations may be adversely affected.

        We sell our seed primarily to dealers and distributors who, in turn, sell primarily to hay and dairy farmers who grow hay for dairy cattle and other livestock. Due to the nature of the alfalfa seed industry, we normally produce seed according to our production plan before we sell and deliver seed to distributors and dealers. Our dealers and distributors generally make purchasing decisions for our products based on market prices, economic and weather conditions and other factors that we and our dealers and distributors may not be able to anticipate accurately in advance. If we fail to accurately estimate the volume and types of products sought by the end users and otherwise adequately manage production amounts, we may produce more seed than our dealers and distributors want, resulting in reduced gross margins and excess inventory investment. On the other hand, if we underestimate demand, which has happened in the past, we may not be able to satisfy our dealers and distributors' demand for alfalfa seed, and thus damage our customer relations and end-user loyalty. Our failure to estimate end users' future needs and to match our production to the demand of our dealers, distributors and farmers to whom we sell seed directly may adversely affect our business, financial condition and results of operations.

Our single business line of seed development and production does not permit us to spread our business risks among different business segments and, thus, a disruption in our seed production or the industry would harm us more immediately and directly than if we were diversified.

        We operate mainly in the alfalfa seed business, and we do not expect this to change materially in the foreseeable future, even as we begin our stevia pilot project. Without business line diversity, we will not be able to spread the risk of our operations. Therefore, our business opportunities, revenue and income could be more immediately and directly affected by disruptions from such things as drought and disease or widespread problems affecting the industry, payment disruptions and customer rejection of our varieties of alfalfa seed. If there is a disruption as described above, our revenue and income will be reduced, and our business operations may have to be scaled back.

If we fail to introduce and commercialize new alfalfa seed varieties, we may not be able to maintain market share, and our future sales may be harmed.

        We cannot guarantee that the performance of our new alfalfa seed varieties will meet our customers' expectations, or that we will be able to introduce and commercialize specific seed varieties. Reorder rates are uncertain due to several factors, many of which are beyond our control. These include changing customer preferences, competitive price pressures, our failure to develop new products to meet the evolving demands of the end users, the development of higher-demand products by our competitors and general economic conditions. The process for new products to gain market recognition and acceptance is long and has uncertainties. If we fail to introduce and commercialize a new seed variety that meets the demand of the end user, if our competitors develop products that are favored by the end users, or if we are unable to produce our existing products in sufficient quantities, our growth prospects may be materially and adversely affected and our revenue may decline. In addition, sales of our new products could replace sales of some of our current similar products, offsetting the benefit of even a successful product introduction.

Roundup Ready alfalfa could be available for sale in 2010 or soon thereafter, and its availability could negatively impact our sales if we do not license the technology.

        Roundup Ready alfalfa, which is a GMO product of Monsanto Corporation developed in partnership with Forage Genetics International, currently cannot be sold in the U.S. as a result of a 2007 federal injunction that halted its sale pending release of an environmental impact statement ("EIS") by the Animal and Plant Health Inspection Service ("APHIS") of the U.S. Department of Agriculture (the "USDA"). APHIS released for comment the draft EIS in November 2009, although the USDA has not provided a timetable for the release of a final EIS and record of decision deregulating the crop. Once Roundup Ready alfalfa is available for sale in the U.S., we expect that there will be end users who will choose Roundup Ready alfalfa over conventionally grown alfalfa seed varieties, including our proprietary varieties, because it does make weed control easier. Unless we are willing to enter into a license with Monsanto to allow us to incorporate the Roundup Ready genetic trait into our seed, we could potentially lose sales to customers who are want to achieve the benefits of Roundup Ready alfalfa. If we do license the technology to grow Roundup Ready alfalfa, we will incur royalty costs and will need to upgrade our facilities to accommodate GMO products by adding a separate cleaning and processing line, both of which will increase our expenses.

We have recently started a new business venture to pursue the development and production of stevia, and this part of our business is subject to many of the risks of a new business enterprise.

        We are in the beginning stages of expanding our business to include the development of high quality stevia varieties for production and processing of the stevia extract, Rebaudioside A ("Reb-A"). We have never developed stevia varieties or worked with growers to plant and harvest stevia, and we have no stevia customers. Therefore, we face numerous uncertainties relating to this startup business, including the possibility that the stevia varieties we select for production may not produce the results we or our growers expect; our community of farmers may be uninterested in growing stevia; or we may be unable to satisfactorily contract with customers for our dried stevia product. The failure to build a successful stevia business could materially impact our growth potential.

The stevia market may not develop as we anticipate and therefore our investment in stevia may not be as profitable as we expect.

        There are a number of challenges to market acceptance of stevia as a natural, non-caloric sweetener. Stevia has its own unique flavor, which can affect the taste of some foods and beverages. Other factors that could impact market acceptance include the price structure compared to other sugar substitutes and availability. If the high intensity, non-caloric sweetener market declines or if stevia fails to achieve substantially greater market acceptance than it currently enjoys, we will not be able to grow our revenue sufficiently for us to achieve consistent profitability from this portion of our business. Even if products conform to applicable safety and quality standards, sales could be adversely affected if consumers in target markets lose confidence in the safety, efficacy and quality of stevia. Adverse publicity about stevia or stevia-based products may discourage consumers from buying products that contain stevia. Any of these developments could adversely impact the amount of processed stevia leaves or extract we are able to sell, which could adversely impact our results of operations.

If demand for stevia does not increase, there may be excess capacity that could decrease the market price of stevia and reduce our revenue expectations.

        Historically, stevia has been marketed and sold in the U.S. as a dietary supplement, available in natural food and health food stores. Since December 2008, stevia producers have increased production capacity in expectation of a large demand for stevia products, and we have started our pilot stevia operation because we expect that demand for stevia will increase significantly in the future, particularly in light of the fact that Reb-A, the stevia extract, has received GRAS (meaning generally accepted as safe) status in the U.S. However, there can be no assurance that this will be the case, and if demand for stevia does not increase, the stevia market may be subject to significant excess capacity, which would put downward pressure on the market price of stevia and negatively impact our expectations with respect to stevia as a revenue source.

Stevia competes with sugar and other high intensity sweeteners in the global sweetener market, and the success of stevia will largely depend on consumer perception of the positive health implications of stevia relative to other sweeteners.

        The continued growth of stevia's share of the global sweetener market depends upon consumer acceptance of stevia and stevia-related products and the health implications of consuming stevia relative to other sweetener products. The publication of any studies or revelation of other information that has negative implications regarding the health impacts of consuming stevia may slow or reverse the growth in consumer acceptance of stevia, which may have a material adverse effect on our business operations and financial condition.

There are difficulties in managing our storage system, which may result in damage to our seeds in storage.

        Alfalfa seed storage, particularly outside the U.S., entails significant risks, including difficulties in the management of moisture, temperature and humidity. In addition, stevia can lose all viability unless stored in a controlled, refrigerated environment. Any material storage problem may result in damage to our seed or dried stevia leaf and, thus, could create operating losses.

If we are unable to acquire sufficient raw materials or produce sufficient finished product, we will not be able to meet the demands of our customers.

        We currently must acquire sufficient alfalfa seed to meet the demands of our customers. An alfalfa seed shortage could result in loss of sales and damage to our reputation. Because our proprietary seed is only available from our growers, if our growers become unable or unwilling to produce the required commercial quantities of alfalfa seed on a timely basis and at commercially reasonable prices, we will likely be unable to meet customer demand. The failure to satisfy our customers not only could adversely impact our financial results but could irreparably harm our reputation. Although we are just entering the stevia production business, we know we will encounter similar risks if we are unable to satisfy our customers' requirements for dried stevia due to our inability to obtain sufficient quantities of plants from our growers or are unable to timely process the stevia to satisfy our customers needs. In addition, we currently have only a small quantity of acreage under contract for growing stevia plants, and there is no assurance that growers in the San Joaquin Valley will decide in future growing seasons that growing stevia is the best use for their land. If we are unable to contract for a sufficient amount of acreage to grow stevia, we may not be able to capitalize on what we consider to be a very large opportunity.

The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on our ability to run our business.

        The loss of any of our current executives, key employees or key advisors, or the failure to attract, integrate, motivate and retain additional key employees, could have a material adverse effect on our business. We do not have "key person" insurance on the lives of any of our management team. Also, as we develop additional capabilities, we may require more skilled personnel who must be highly skilled and have a sound understanding of our industry, business or processing requirements. Recruiting personnel is highly competitive. Although to date we have been successful in recruiting and retaining qualified personnel, there can be no assurance that we will continue to attract and retain the personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

We may not be able to manage our expansion of operations effectively.

        We expect our operations to grow rapidly in the near future, both as we expand our historical business by implementing new sales and marketing activities and increasing our growers' production, and as we develop and begin operating our stevia production and sales business. These efforts will require the addition of employees, expansion of facilities and greater oversight. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures, and we may have difficulties maintaining and updating the internal procedures and the controls necessary to meet the planned expansion of our overall business.

        Our management will also be required to maintain and expand our relationships with customers, suppliers and third parties as well as attract new customers and suppliers. We expect that our sales and marketing costs will increase as we grow our product lines and as we increase our sales efforts in new and existing markets.

        There is no assurance that our current and planned operations, personnel, systems, and internal procedures and controls will be adequate to support our future growth. We expect that our general and administrative costs will increase as our operations grow to meet existing sales orders for our products and for future growth as we increase our sales efforts in new and existing markets.

Changes in government policies and laws could adversely affect international sales and therefore, our financial results.

        Sales outside the U.S. constitute almost half of our annual revenue. We anticipate that international sales will continue to represent a substantial portion of our total sales and that continued growth and profitability will require further international expansion, particularly in Saudi Arabia and North Africa. Our financial results could be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations. These conditions include but are not limited to changes in a country's or region's economic or political conditions, trade regulations affecting production, pricing and marketing of products, local labor conditions and regulations, reduced protection of intellectual property rights in some countries, changes in the regulatory or legal environment, burdensome taxes and tariffs and other trade barriers. International risks and uncertainties, including changing social and economic conditions as well as terrorism, political hostilities and war, could lead to reduced international sales and reduced profitability associated with such sales.

Our international sales are subject to transportation risks.

        Revenue from our seed sales is recognized when risk and title to the product is transferred to the customer, which usually occurs at the time shipment is made from our facilities. However, from a practical standpoint, an extended interruption of shipments of our products internationally could have a material adverse effect on our business, financial condition and results of operations because our credit terms of 60-days from receipt of goods leaves us vulnerable to the risk that we could have difficulty collecting on product that does not arrive at its destination. Similarly, any extended disruption in the distribution of our products could have a material adverse effect on our business, financial condition and results of operations. While we believe we are adequately insured and would attempt to transport our products by alternative means if we were to experience an interruption due to strike, natural disasters or otherwise, we may not be able to do so or be successful in doing so in a timely and cost-effective manner. Future significant increases in transportation costs could have a material adverse effect on our business, particularly if we are not able to pass on such price increases to our customers. Material interruptions in service or stoppages in transportation, whether caused by strike or otherwise, could adversely impact our business, results of operations, financial position and operating cash flows.

Insurance covering warranty claims may become unavailable or be inadequate.

        Defective seed could result in warranty claims and negative publicity. Although we carry general liability insurance to cover warranty claims, such coverage may become unavailable or be inadequate. Even if coverage is offered, it may be at a price and on terms not acceptable to us. If claims exceed coverage limits, or if insurance is not available to us, the occurrence of significant claims could have a material adverse effect on our business, results of operations and financial condition.

We may be exposed to product quality claims, which may cause us to incur substantial legal expenses and, if determined adversely against us, may cause us to pay significant damage awards.

        We may be subject to legal proceedings and claims from time to time relating to our seed quality. The defense of these proceedings and claims can be both costly and time consuming and may significantly divert efforts and resources of our management personnel. An adverse determination in any such proceeding could subject us to significant liability and damage our market reputation and prevent us from achieving increased sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

The current global economic downturn could result in a decrease in our sales and revenue, which could adversely affect the results of our operations, and we cannot predict the extent or duration of these trends.

        The global economic downturn of the past two years has significantly impacted the agricultural industry, with many farmers losing their farms or laying fallow their fields, as well as other negative impacts. The full impact of the current global economic downturn on growers, customers, vendors and other business partners cannot be known with any certainty. For example, major customers may have financial challenges unrelated to us that could result in a decrease in their business with us or, in extreme cases, cause them to file for bankruptcy protection. Similarly, parties to contracts may be forced to breach their obligations under those contracts. Although we exercise prudent oversight of the financial strength of our major business partners and seek to diversify our risk to any single business partner, there can be no assurance that there will not be a grower, customer or other business partner that is unable to meet its contractual commitments to us. Similarly, stresses and pressures in the industry may result in impacts on our business partners and competitors that could have wide ranging impacts on the future of the industry.

Capital and credit market issues could negatively affect our liquidity, increase our costs of borrowing and disrupt the operations of our growers and customers.

        The capital and credit markets have experienced increased volatility and disruption over the past two years, making it more difficult for companies to access those markets. Although we believe that our operating cash flows, access to capital and credit markets and existing revolving credit agreement will permit us to meet our financing needs for the foreseeable future, there can be no assurance that continued or increased volatility and disruption in the capital and credit markets will not impair our liquidity or increase our costs of borrowing. Our business could also be negatively impacted if our growers or customers experience disruptions resulting from tighter capital and credit markets or a continued slowdown in the general economy.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

        Our ability to compete effectively is dependent upon the proprietary nature of the seeds, seedlings, processes, technologies and materials owned by or used by us or our growers. If any competitors independently develop any technologies that substantially equal or surpass our process technology, it will adversely affect our competitive position. We do not rely upon patent protection, but guard our proprietary property by exercising a high degree of control over the supply chain. However, because we do not have more formal proprietary rights protections in place, it would be possible for persons with access to our seed or plants grown from our seed to reproduce and market our proprietary seed varieties, which could significantly harm our business and our reputation. Litigation may be necessary to protect our proprietary property and determine the validity and scope of the proprietary rights of competitors. Intellectual property litigation could result in substantial costs and diversion of our management and other resources. If we are unable to successfully protect our intellectual property rights, our competitors could be able to market products that compete with our proprietary products without obtaining a license from us.

Risks Relating to this Offering and Our Securities

There is no public market for our units, common stock and public warrants and an active market may not develop or be maintained, which could limit your ability to sell our securities.

        Before this offering, there has not been a public market for our units, common stock or public warrants. Although we intend to apply to list these securities on the NASDAQ Capital Market in connection with this offering, an active public market for our securities may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the underwriters and us and may not be representative of the market price at which our units will trade after this offering. In particular, we cannot assure you that you will be able to resell our units or the common stock and public warrants that are a component of the units at or above the initial public offering price.

We will have broad discretion in using the net proceeds from this offering.

        Although we have identified generally in this prospectus how we expect to use the proceeds from this offering, we will have broad discretion in determining the specific uses of the net proceeds. As a result, our stockholders will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions as to how to use the net proceeds.

Our largest stockholder will retain a controlling interest in our company after this offering and may have interests that differ from our other stockholders.

        Upon completion of this offering and assuming the underwriters do not exercise their over-allotment option to purchase additional units, Yellowjacket, LP will own 2,566,000 shares, or approximately 45%, of our outstanding common stock. Yellowjacket could, for the foreseeable future, have significant influence over our management and affairs and will be able to control virtually all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as mergers or other sales of our company or assets, and its interests could differ from ours and those of our other stockholders. In addition, the concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

If we do not maintain an effective registration statement or comply with applicable state securities laws, our warrantholders may not be able to exercise the public warrants.

        For the holders of our public warrants to be able to exercise their public warrants, the shares of our common stock to be issued upon exercise of those public warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which the warrantholders reside. We can give no assurance that we will be able to continue to maintain a current registration statement relating to the shares of our common stock underlying the public warrants or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on demand for the public warrants and the prices that can be obtained from reselling them.

While the public warrants are outstanding, it may be more difficult to raise additional equity capital.

        During the term that the public warrants are outstanding, the holders of the public warrants will be given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these public warrants are outstanding. At any time during which these public warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

The redemption of the public warrants issued in this offering may require potential investors to sell or exercise the public warrants at a time that may be disadvantageous for them.

        At any time beginning six months after the date of this prospectus, provided that our common stock has closed at a price at least equal to 65% of the initial public offering price of the units, we may redeem the outstanding Class A warrants, in whole or in part, upon not less than 30 days' notice, at a price of $0.25 per warrant. Our Class B warrants are redeemable, in whole or in part, for $0.25 upon 30 days' notice beginning six months after the date of this prospectus, provided that our common stock has closed at a price at least equal to 125% of the initial public offering price of the units. In the event we exercise our right to redeem either the Class A warrants or the Class B warrants, those warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the redemption price of $0.25 per warrant. Notice of redemption of the public warrants could force holders to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so or to sell the warrants at the current market price when they might otherwise wish to hold the warrants or accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption.

Future sales or the potential for future sales of shares of our common stock may cause the trading price of our common stock and public warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

        Approximately 52% of our outstanding common stock will be held by our current stockholders following this offering (approximately 49% if the over-allotment option is exercised in full). If our existing stockholders sell a large number of shares of our common stock following this offering, the market price of our common stock could decline significantly. This decline could, in turn, have a negative impact on the market price of our warrants. In addition, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, regardless of the actual plans of our existing stockholders. These sales could also make it more difficult for us to sell shares of our common stock or equity-related securities in the future.

        Immediately after this offering, 5,720,000 shares of our common stock will be outstanding, or 6,128,000 if the underwriters' over-allotment option is exercised in full. All of the shares held by our existing stockholders are subject to a lock-up agreement restricting the sale of those shares for one year from the date of this prospectus. However, the underwriters may waive this restriction and allow the stockholders to sell shares at any time.

        After this offering, we intend to register 750,000 shares of common stock that will be reserved for issuance under our equity incentive plan. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult.

        Our certificate of incorporation contains provisions that would make it more difficult for a third party to acquire control of us, including a provision that our board of directors may issue preferred stock without stockholder approval. In addition, certain anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our stockholders.

The value of our common stock and public warrants could be volatile.

        The overall market and the price of our common stock and public warrants may fluctuate greatly. The trading price of our common stock and public warrants may be significantly affected by various factors, including:

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  economic status and trends in the dairy industry, which underlies domestic demand for our alfalfa seed;

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  quarterly fluctuations in our operating results;

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  termination of lock-up agreements or other restrictions on the ability of our existing stockholders to sell their shares after this offering;

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  our ability to meet the earnings estimates and other performance expectations of investors or financial analysts (at such time as analysts begin following our company);

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  fluctuations in the stock prices of our peer companies or in stock markets in general; and

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  general economic or political conditions.

We plan to issue options to purchase common stock to our directors and employees that could dilute your interest in us.

        We have an aggregate of 750,000 shares of common stock reserved under our 2009 Equity Incentive Plan for issuance of grants and awards to our directors, executive officers, employees and consultants, although as of January 20, 2010, we have not issued any options or granted any awards. Issuances of common stock pursuant to the exercise of stock options or other stock grants or awards under our equity incentive plan will dilute your interest in us.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

        The initial public offering price per share is expected to be substantially higher than the net tangible book value per share of our outstanding common stock. Purchasers of shares in this offering will experience immediate dilution in the net tangible book value of their shares. Based on an assumed initial public offering price of $11.00 per unit, the mid-point of the range set forth on the cover of this prospectus, dilution per share in this offering will be $2.64 per share (or 48% of the assumed per share price of shares to be sold in the unit). Further, if we issue additional equity securities to raise additional capital, your ownership interest in our company may be diluted and the value of your investment may be reduced.

We do not expect to pay any dividends for the foreseeable future.

        We do not anticipate paying any dividends to our stockholders for the foreseeable future. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or all of the amount of your investment. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

We could incur increased costs as a result of being a publicly traded company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), as well as rules subsequently implemented by the Securities and Exchange Commission (the "SEC") and The NASDAQ Stock Market, have required changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and/or costly. For example, we are adopting additional internal and disclosure controls and procedures, retaining a transfer agent and adopting corporate governance policies, as well as upgrading our computer system and software. In addition, as a public company, we will incur the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

        Section 404 of Sarbanes-Oxley requires us to include an internal control report with our annual report on Form 10-K. That report must include management's assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. We will be required to include this assessment beginning with our annual report on Form 10-K for the fiscal year ending June 30, 2011. In addition, our independent registered public accounting firm will be required to issue a report on management's assessment of our internal control over financial reporting and a report on its evaluation of the operating effectiveness of our internal control over financial reporting in the same annual report, unless non-accelerated filers are permanently exempted from this requirement, as is currently being considered by Congress. The material weaknesses and any other deficiencies in internal control that we currently have identified and that we may identify in the future will need to be addressed as part of the evaluation of our internal control over financial reporting and may impair our ability to comply with Section 404. If we are not able to successfully implement internal control over financial reporting, we may not be able to accurately and timely report on our financial position, results of operations or cash flows, which could adversely affect our business and investor confidence in us.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause our stock price to fluctuate greatly and potentially expose us to litigation.

        Our business is highly seasonal because it is tied to the growing and harvesting seasons. Typically, a substantial portion of our revenue is recognized during our first and second fiscal quarters. We generally experience lower revenue during our third and fourth fiscal quarters. Sales in the first and second fiscal quarters accounted for approximately 80% of our revenue for the fiscal year ended June 30, 2009. If sales in these quarters are lower than expected, expenses may not be offset, which would adversely affect our operating results, and would have a disproportionately large impact on our operating results for that fiscal year.

        Our future expense estimates are based, in large part, on estimates of future revenue, which are difficult to predict. We expect to continue to make significant expenditures in order to expand production, sales, marketing and administrative systems and processes. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses are not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

        In one or more future quarters, our results of operations may fall below the expectations of investors and the trading price of our securities may decline as a consequence. We believe that quarter-to-quarter comparisons of our operating results will not be a good indication of our future performance and should not be relied upon to predict the future performance of our stock price. In the past, companies that have experienced volatility in the market price of their stock have often been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

 FORWARD-LOOKING STATEMENTS

        This prospectus contains statements which, to the extent that they do not recite historical fact, constitute forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words "may," "will," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management's beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.

        The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this prospectus include:

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  economic status and trends in the dairy industry, which underlies domestic demand for our alfalfa seed;

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  weather conditions that affect the production, transportation, storage and export of alfalfa seed and/or stevia leaf;

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  our production capacity and availability and pricing of raw materials;

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  trends and consumer preferences, particularly with respect to the use of stevia in food and beverages;

  •
  changes with respect to legal and regulatory matters;

  •
  decisions made by our competitors;

  •
  loss of key customers;

  •
  our production capacity and availability and pricing of raw materials;

  •
  labor disruptions, strikes or work stoppages;

  •
  loss of important intellectual property rights;

  •
  international conflict or acts of terrorism;

  •
  general economic conditions; and

  •
  other factors disclosed in this prospectus.

        In addition, this prospectus contains industry data related to our business and the markets in which we operate. This data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results could differ from the projections.

        We urge you to review carefully this prospectus, particularly the section "Risk Factors," for a more complete discussion of the risks of an investment in our securities.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from the forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 1,360,000 units that we are selling in this offering will be approximately $12,639,400, or $14,703,880 if the underwriters exercise their over-allotment option in full, based on an assumed public offering price of $11.00 per unit, the mid-point of the price range set forth on the cover of this prospectus, and after deducting the estimated underwriting discount of $1,196,800 and estimated offering expenses (including the non-accountable expense allowance) of approximately $1,123,800 payable by us, together totaling approximately $2,320,600.

        We currently expect to allocate the net proceeds of this offering as follows:

Fund stevia pilot program	$1,000,000	7.9%
Finance and warehouse inventory in Saudi Arabia	1,000,000	7.9
Buy out minority partnership interests in S&W Seed Company	600,000	4.7
Research and development	300,000	2.4
Upgrade our seed-processing facility	275,000	2.2
Expand sales and marketing activities	250,000	2.0
General corporate and working capital purposes	9,214,400	72.9

Total	$12,639,400	100.0%

        Our anticipated expenditures on the stevia pilot project include purchase of test varieties of stevia plants, reimbursement of direct and indirect costs incurred by our test grower during the pilot production period, research and development costs related to varietal breeding and modifications to our facility to accommodate a stevia processing line.

        Research and development expenditures are expected to include development of GMO varieties crossed with our proprietary seed.

        Our plans to upgrade our seed-processing facility currently include the addition of a fourth cleaning line, which could be a dedicated GMO line, if we choose to process GMO seed, and the addition of a seed-coating operation, which we may consider operating as a joint venture with an existing seed-coating company.

        After the buyout of the minority partnership interests in S&W Seed Company, we will own 100% of the business of the partnership that operated our business for the past 30 years.

        Our general corporate expenses include general and administrative salaries, accounting, legal and consulting fees, facilities expenses and other working capital needs. We also expect to use working capital to pay down our revolving line of credit with Wells Fargo Bank. At January 20, 2010, we were into the line of credit an aggregate of $1,830,000. The principal bears interest at a fluctuating rate per annum equal to 3% above the Daily One Month LIBOR (as defined in the Revolving Line of Credit Note) in effect from time to time. The proceeds from the line of credit have been used for working capital purposes, including making payments to our growers. We also will use working capital to pay $730,000 that will come due on promissory notes executed as partial payment for 30% of the general partnership interests in the partnership, the maturity date of which accelerates to coincide with the closing of this offering.

        The foregoing discussion is merely an estimate based on our current business plan. We may find it necessary or advisable to use portions of the net proceeds we receive from this offering for other purposes, and we will have broad discretion in applying the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, investment-grade interest-bearing securities.

DIVIDEND POLICY

        We have never declared or paid any dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently expect to retain our future earnings, if any, for use in the operation and expansion or our business. Any future decision to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant. There are currently no restrictions that limit our ability to pay dividends on our capital stock.

CAPITALIZATION

        The following table sets forth at September 30, 2009 (i) the actual capitalization of Seed Holding, LLC and (ii) the capitalization of S&W Seed Company on a pro forma basis, reflecting the corporation's capitalization as if the exchange transaction that resulted in converting the company from a limited liability company to a corporation had occurred on September 30, 2009. The column captioned Pro Forma As Adjusted gives effect to:

  •
  the Section 351 exchange of securities between Seed Holding members and the Delaware corporation, resulting in the conversion from a limited liability company to the corporate entity;

  •
  the sale of 1,360,000 units in this offering by us at an assumed initial public offering price of $11.00 per unit, the mid-point of the price range set forth on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us; and

  •
  the application of the net proceeds from this offering to us as described under "Use of Proceeds."

        You should read this capitalization table together with the sections of this prospectus entitled "Summary Consolidated Financial Data," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	September 30, 2009
	Seed Holding Actual	S&W Seed Pro Forma	S&W Seed Pro Forma As Adjusted
Members'/stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	$—	$—	$—
Common stock, $0.001 par value; 50,000,000 shares authorized; no shares issued and outstanding actual; 3,000,000 shares issued and outstanding pro forma; 5,720,000 shares issued and outstanding pro forma as adjusted	—	3,000	5,720
Additional paid-in capital	—	2,356,375	17,040,516
Owners' equity—Seed Holding, LLC	2,359,375	—	—
Noncontrolling interests	2,047,461	2,047,461	—
Total owners' equity/stockholders' equity	4,406,836	4,406,836	17,046,236

Total capitalization	$4,406,836	$4,406,836	$17,046,236

        The information in the table above excludes 750,000 shares of common stock available for issuance pursuant to our 2009 Equity Incentive Plan but as to which no grants or awards had been made at September 30, 2009.

 DILUTION

        Our pro forma net tangible book value at September 30, 2009 was $3,738,490, or $1.25 per share. Pro forma net tangible book value per share before the offering has been determined by dividing pro forma net tangible book value (total book value of tangible assets less total liabilities) by the number of shares of common stock outstanding at September 30, 2009.

        For purposes of the dilution calculation and the following tables, we have allocated the full purchase price of a unit to the two shares of common stock included in the unit and nothing to the public warrants included in the unit. After giving effect to the sale of our units in this offering at an assumed initial public offering price of $11.00 per unit, the mid-point of the range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us, our adjusted pro forma net tangible book value at September 30, 2009 would have been $16,377,490 or $2.86 per share. This represents an immediate increase in pro forma net tangible book value per share of $1.62 to the existing stockholders and dilution in pro forma net tangible book value per share of $2.64 to new investors who purchase units in the offering.

        The following table illustrates this per share dilution:

Assumed initial public offering price per share		$5.50
Pro forma net tangible book value per share at September 30, 2009	$1.25
Increase in pro forma net tangible book value per share attributable to new investors	1.62

Pro forma as adjusted net tangible book value per share after this offering		2.86

Dilution in pro forma net tangible book value per share to new investors		$2.64

        If the underwriters' over-allotment option is exercised in full, dilution per share to new investors would be $2.49 per share of common stock. The as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering.

        The following table summarizes as of January     , 2010 the differences between our existing stockholders and new investors with respect to the number of shares of our common stock issuable as a component of the units being sold in this offering, the total consideration paid and the average price per share paid. The calculations with respect to shares purchased by new investors in this offering reflect an assumed initial public offering price of $11.00 per unit, the mid-point of the range set forth on the cover of this prospectus, before deducting the estimated underwriting discount and offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	3,000,000	52.4%	$2,559,543	14.6%	$0.85
New investors	2,720,000	47.6	14,960,000	85.4	$5.50

Total	5,720,000	100.0%	$17,519,543	100.0%

        If the underwriters exercise their over-allotment option in full, our existing stockholders would own approximately 49% and our new investors would own approximately 51% of the total number of shares of our common stock outstanding after this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among others, those listed under "Forward-Looking Statements" and "Risk Factors" and those included elsewhere in this prospectus.

Overview

        We are in the business of contracting production of our proprietary alfalfa seed varieties, processing the seed at our facility and marketing it as certified seed to agribusiness firms and farmers throughout the world. Until we incorporated in October 2009, our business was operated for almost 30 years as a general partnership owned by five general partners. Our business has been relatively consistent for many years: (i) we contract with a small network of growers, many of whom have grown our proprietary seed for us for more than two decades; (ii) we process the seed purchased from our growers in our seed cleaning and processing facility, which we modernized and rebuilt in the late 1980's and which has been more than adequate for our needs since then; and (iii) we sell our seed internationally and domestically through our network of dealers and distributors, as well directly to farmers, many of whom have been our customers for many years. Beginning in the fiscal year ended June 30, 2009, we employed a small internal sales staff to supplement our dealer and distributor networks. Although never a large portion of our business, we also have historically provided cleaning and processing services for other growers of alfalfa seed and small grains, including wheat, barley and triticale. Except for a small loss in 2002, we have been profitable every year since our inception in 1980. The partners, being satisfied with their return from the business, chose not to significantly expand, intentionally electing to maintain the same scale of operations rather than incurring significant debt and engaging in a meaningful amount of sales and marketing activities. Instead, the business relied on in-the-field results, word of mouth testimonials and the results of university-conducted trials of seed varieties, in which our proprietary seed varieties consistently perform at or near the top in terms of yield and other characteristics, such as heat and salt tolerance.

        Beginning in the fiscal 2010 year that started on July 1, 2009 (the "2010 Fiscal Year"), we began to alter this historical course of business. We are raising capital in this offering in order both to grow the existing business and take the company in a new direction. We intend to increase our grower acreage, expand our sales and marketing efforts, both domestically and internationally, and extend the breadth and depth of our product offerings. We also are entering a new line of business by beginning the operation of a stevia breeding and cultivation pilot project. We expect to incur substantial additional expenses during the 2010 Fiscal Year as we expand our alfalfa seed development, processing, sales and marketing activities and enter the stevia production business.

        We currently are using only approximately 25% of our mill capacity, leaving room for substantial growth without having to incur significant capital costs. Our mill operations are not labor intensive, but we anticipate hiring additional personnel to run additional shifts. We also expect to make some alterations to a portion of our mill facility to accommodate stevia processing and to add seed-coating capabilities. In the future, we may also add a GMO processing line, if Roundup Ready alfalfa becomes legal to sell in the U.S., and our management team decides that it is in our best interest to have the capability (both in terms of licensing rights and facilities) to sell Roundup Ready alfalfa. As the date of this prospectus, Roundup Ready alfalfa is still not legally available for sale in the U.S., although in

November 2009, the USDA released its draft environmental impact statement for public comment, which is a major step towards the expected deregulation of Roundup Ready alfalfa.

        Our business is seasonal, with sales concentrated in the months of September, October and November when customers are planting their fields. This coincides with the period during which seed growers harvest and deliver seed to us. We contract with growers based upon our anticipated market demand; we mill, clean and stock the seed during the harvest season and ship from inventory throughout the year, with the objective of selling most of the inventory from the current year's harvest before the next year's harvest. Tests show that seed that has been held in inventory for over one year produces higher hay yields. Therefore, provided that we have sufficient capital to carry additional inventory, we may increase our seed purchases and planned season end inventory if, in our judgment, we can generate increased margins and revenue with the aged seed. This will also reduce the potential for insufficient inventory availability in the event that we have higher than anticipated demand.

        The supply and demand for alfalfa seed, and consequently our revenue and margins, are difficult to project. We contract annually at fixed prices with approximately 15 growers who have established a history of yields that provide some predictability into anticipated supply volume and cost. Nevertheless, yields are subject to agriculture risk and the farming practices of each grower. Additionally, depending upon market prices for hay, the availability of water and the market prices for alternative crops, alfalfa hay growers may choose to convert growing hay crop to non-certified seed, and this additional supply, though temporary, can drive down the overall market price for seed, including the market for certified alfalfa seed.

        Although our alfalfa seed business is largely dependent upon the dairy industry's demand for alfalfa hay, our sales are made to a worldwide market. From inception until 2003, almost all our seed sales were for export. Modest sales efforts in the western U.S. were initiated around 2003, and in the 2009 Fiscal Year, our seed shipments were allocated approximately 55% to the domestic market and 45% to international markets. While the dairy business is subject to significant cycles of over-supply and under-supply, these fluctuations are generally localized. Consequently, although we are subject to the volatility of local markets, the breadth of our market and the quality niche of our certified seed have resulted in relatively stable demand. However, the supply of seed in the marketplace is subject to substantial swings. The negative effect of the severe hay market downturn, which began in fiscal 2009 when the dairy industry prices declined due to over-supply, is somewhat offset by our existing export contracts and the need of many our customers for the specific seed traits bred into our certified high yield, salt tolerant, non-dormancy products. Nevertheless, we anticipate lower sales in the 2010 Fiscal Year as compared to the 2009 Fiscal Year. The outlook for fiscal 2011, beginning July 1, 2010 (the "2011 Fiscal Year"), is for increased margins based upon a reduction of seed contract costs, with export sales contracts remaining at 2009 Fiscal Year levels. We also plan to continue to expand our served markets and therefore minimize the risks associated with any specific geographic market.

Information Presented

        Financial information in this prospectus consists of:

  •
  Balance sheets of S&W Seed Company, a California general partnership, at June 30, 2008 and June 30, 2009, statements of operations, statement of partners' equity and statements of cash flows for the fiscal years ended June 30, 2008 and 2009 (audited);

  •
  Consolidated balance sheets of Seed Holding, LLC, a Nevada limited liability company, at June 30, 2008 and June 30, 2009 (audited) and September 30, 2009 (unaudited), consolidated statements of operations, statements of owners' equity and statements of cash flows for the period of inception (June 27, 2008) to June 30, 2008 and fiscal year ended June 30, 2009 (audited) and for the three months ended September 30, 2008 and 2009 (unaudited); and

  •
  Pro forma condensed equity section of S&W Seed Company, a Delaware corporation, at September 30, 2009 (unaudited) and pro forma condensed statement of operations for the period of inception (June 27, 2008) to June 30, 2008 and fiscal year ended June 30, 2009 and for the three months ended September 30, 2008 and 2009 (unaudited).

        Our business was operated as a partnership beginning in 1980. On June 27, 2008, the general partners entered into an agreement with Seed Holding, LLC for the purchase of a 90% interest in the partnership over a two-year period. Pursuant to that purchase agreement, Seed Holding, LLC had initially purchased a 60% interest in the partnership for $2,400,000 in cash, with the obligation to acquire an additional 15% interest on June 30, 2009 for $600,000 in cash and another 15% interest on June 30, 2010 for an additional $600,000 in cash. The original agreement was modified in December 2009. At September 30, 2009, Seed Holding, LLC remained a 60% general partner, but it owned 85% of the general partnership at December 31, 2009. Seed Holding, LLC agreed to purchase the remaining 15% general partnership interest on the earlier of June 30, 2010 or the closing of our initial public offering. S&W Seed Company was incorporated in Delaware on October 2, 2009. In January 2010, the members of the Seed Holding, LLC exchanged their membership units for 3,000,000 shares of S&W Seed Company, a Delaware corporation, the Delaware corporation became the sole member of Seed Holding, and the corporation assumed the obligation to purchase the remaining 15% general partnership interest. Upon the acquisition of the remaining 15% general partnership interest, the Delaware corporation will own 100% of the general partnership, and the general partnership will cease to exist.

        The historical financial information contained in this prospectus has been derived from financial statements prepared in accordance with generally accepted accounting principles ("GAAP") for general partnerships and limited liability companies. The consolidated financial statements of Seed Holding consolidate the limited liability company with the partnership. Upon the completion of the recapitalization with the closing of this offering, our financial statements will thereafter be prepared in accordance with GAAP for corporations. The principal differences between the two methods relate to the accounting for the treatment of owners' equity versus stockholders' equity, accounting for income taxes and the accounting and reporting of earnings per share.

        Both because we have moved from the partnership and limited liability structures to the corporate structure, and because we are entering a new growth mode that we have not historically pursued, we do not believe that our historical financial results are indicative of future results.

Results of Operations

        The following discussion and analysis of our results of operations compares the consolidated results of operations of Seed Holding, LLC for the three months ended September 30, 2008 and 2009, followed by a discussion and analysis of the results of operations of S&W Seed Company, a general partnership, at June 30, 2008 compared to the consolidated results of operations Seed Holding, LLC for the fiscal year ended June 30, 2009 because the partnership was the operating entity throughout the 2008 Fiscal Year, and Seed Holding is considered the operating entity on a consolidated basis with the partnership for the 2009 Fiscal Year.

Three Months Ended September 30, 2008 compared to the Three Months Ended September 30, 2009

  Revenue and Cost of Revenue

        Revenue for the three months ended September 30, 2008 was $2,167,222 compared to $1,633,826 for the three months ended September 30, 2009. The $533,396 decrease in revenue for the three months ended September 30, 2009 was primarily due to delays in shipments to foreign customers coupled with the deterioration of the dairy industry, which had an adverse impact on the demand for our seed. Average sales prices remained stable during both periods. Revenue for the three months ended September 30, 2008 included approximately $429,000 of milling services compared to $424,000 in the current year period. We plan to devote additional resources in the future to expanding our milling services business and accordingly, we expect our milling revenues to increase commensurately.

        Cost of revenue of $1,281,819 in the three months ended September 30, 2008 was 59% of revenue, while the cost of revenue of $774,564 in the three months ended September 30, 2009 was 47% of revenue. The decrease in the percentage cost of revenue in the three months ended September 30, 2009 is attributable primarily to selling lower cost basis inventory while maintaining sales prices at the same levels as in the prior year. Reduced sales volume accounted for the dollar reduction in cost of revenue.

        We expect that selling prices in the 2010 Fiscal Year will remain stable or trend lower, both domestically and internationally, compared to those of the 2009 Fiscal Year, while the cost of product in inventory for delivery during the 2010 Fiscal Year will be higher compared to Fiscal Year 2009. We have contracted with our growers for the production of seed for harvest periods beginning in August 2010 and ending in October 2010. These grower contracts will be approximately 19% less than the 2010 Fiscal Year product price.

        In the second quarter of the 2010 Fiscal Year, we began our stevia production pilot project. At our request, one of our largest alfalfa seed growers began preparing for planting test varieties of stevia that will be planted in the spring of 2010. We have agreed to reimburse the grower for its direct growing costs, but we do not anticipate earning meaningful revenue from our stevia leaf sales in the 2010 Fiscal Year. We do expect to begin commercial sales of stevia leaf in the fiscal year ending June 30, 2011, although unforeseen factors could change our plans.

  Selling, General and Administrative expenses

        Selling, general and administrative expenses ("SG&A") for the three months ended September 30, 2008 was $109,070 compared to $122,369 for the three months ended September 30, 2009. The $13,299 increase in current period SG&A expense versus the comparable period in the prior year is due primarily to an increase in insurance costs and repairs and maintenance. We anticipate that during the 2010 Fiscal Year, selling expenses will increase further, both in dollar amount and as a percentage of revenue, as we expand our marketing activities (both in terms of the nature and extent of such activities, as well as in geographic expansion) in support of our efforts to expand our presence in the marketplace. We also expect an increase in legal, accounting, investor relations and consulting SG&A expenses, associated with operations as a reporting public company. In line with the expanded scope of our operations, we also anticipate a modest increase in employees.

  Research and Development Expenses

        Research and development expenses ("R&D") for the three months ended September 30, 2008 and 2009 were $18,118 and $12,736, respectively. R&D expenses have been stable and modest, associated primarily with fees paid to our geneticist for developing and improving our seed varieties. We anticipate an increase in R&D as we expand our alfalfa seed and stevia product development.

  Depreciation and Amortization

        Depreciation and amortization expense for the three months ended September 30, 2008 was $51,293 as compared to $58,163 for three months ended September 30, 2009. Included in these amounts is amortization expense for intangibles assets which totaled $13,243 for both the 2008 and 2009 periods. The increase in depreciation expense was attributable primarily to the addition of certain new fixed assets, including vehicles, a trailer and other equipment.

  Interest Expense, Net

        Interest expense, net for the three months ended September 30, 2008 was $356 as compared to $7,521 for three months ended September 30, 2009. The increase was attributable primarily to the increase in borrowings on the working capital line of credit.

  Net Income Including Non-Controlling Interests

        We had net income including non-controlling interests of $706,566 for the three months ended September 30, 2008 compared to $658,473 for the three months ended September 30, 2009. The decrease in net income in the most recent period was attributable primarily to timing rather than an actual decrease in overall orders, caused by the later delivery of shipments to Saudi Arabia in fiscal 2009 relative to fiscal 2008.

Fiscal Year Ended June 30, 2008 Compared to the Fiscal Year Ended June 30, 2009

  Revenue and Cost of Revenue

        Revenue for the fiscal year ended June 30, 2008 (the "2008 Fiscal Year") was $5,098,626 compared to $4,947,105 for the fiscal year ended June 30, 2009 (the "2009 Fiscal Year"). The $151,521 decrease in 2009 Fiscal Year revenue was primarily due to a reduction of alfalfa seed sold, partially offset by an increase in average selling price. Revenues for the 2008 Fiscal Year included approximately $331,561 of milling services compared to $431,425 in the current year period. We plan to devote additional resources in the future to expanding our milling services business and accordingly, we expect our milling revenues to increase commensurately.

        Cost of revenue of $3,516,861 for the 2008 Fiscal Year was 69% of revenue, while the cost of revenue of $3,652,226 in the 2009 Fiscal Year was 74% of revenue. The increase in the percentage cost of revenue in the 2009 Fiscal Year is attributable primarily to the increase in the contract cost of raw seed that generated the revenue for the respective periods.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses ("SG&A") for the 2008 Fiscal Year were $440,954 compared to $559,377 for the 2009 Fiscal Year. The $118,423 increase in current period SG&A expense versus the comparable period in the prior year was due primarily to an increase in wages and salaries and insurance costs. We anticipate that during the 2010 Fiscal Year, selling expenses will increase further, both in dollar amount and as a percentage of revenue, as we expand our marketing activities (both in terms of the nature and extent of such activities, as well as in geographic expansion) in support of our efforts to expand our presence in the marketplace. We also expect an increase in legal, accounting, investor relations and consulting SG&A expenses, associated with operations as a reporting public company. In line with the expanded scope of our operations, we also anticipate a modest increase in employees.

  Research and Development Expense

        Research and development expenses ("R&D") for the Fiscal Years 2008 and 2009 were $39,965 and $56,782, respectively. R&D expenses have been stable and modest, associated primarily with fees paid to our geneticist for developing and improving our seed varieties. We anticipate an increase in R&D as we expand our alfalfa seed and stevia product development.

  Depreciation and Amortization

        Depreciation and amortization expense for the 2008 Fiscal Year was $17,189 as compared to $212,307 for the 2009 Fiscal Year. The increase from the 2008 Fiscal Year to the Fiscal 2009 Fiscal

Year is attributable to the June 27, 2008 acquisition, which was accounted for as a purchase transaction. Accordingly, the assets and liabilities of the S&W Seed Company, a California general partnership, were recorded at their estimated fair values at the dates of the acquisitions. The fair value of property, plant, and equipment on the date of acquisition was $2,483,936, which represented a significant increase in basis compared to the $147,080 of net book value recorded on the financial statements of S&W Seed Company, a California general partnership. As part of the purchase accounting, Seed Holding, LLC also recorded intangible assets totaling $734,562, which included the fair value of trade name, customer relationships, technology/IP and non-compete agreements. The 2009 Fiscal Year depreciation and amortization expense of $212,307 included $159,334 of depreciation and $52,973 of amortization of intangible assets. Depreciation expense in the 2008 Fiscal Year represented expense of the standalone partnership financial statements and did not reflect the increase in basis from the fair value accounting applied on Seed Holding, LLC consolidated financial statements.

  Interest Expense, Net

        For the 2008 Fiscal Year, we had interest income of $1,218 compared to interest expense of $11,190 for the 2009 Fiscal Year. The interest expense incurred in the 2009 Fiscal Year was attributable to our use of the operating credit line that we established during that fiscal year, while we borrowed no funds during the 2008 Fiscal Year.

  Net Income Including Non-Controlling Interests

        We had net income of $1,084,658 for the 2008 Fiscal Year compared to net income including non-controlling interests of $460,179 for the 2009 Fiscal Year. The decrease in net income in 2009 Fiscal Year was attributable primarily to the $286,886 decrease in gross profit from the later delivery of shipments to Saudi Arabia in 2009 relative to 2008. The decrease was also attributable to the $195,118 increase in depreciation and amortization expense and $118,423 increase in SG&A expenses as discussed above.

Liquidity and Capital Resources

  Overview

        Our working capital and working capital requirements fluctuate from quarter to quarter depending on the phase of the growing and sales cycle that falls during a particular quarter. Our need for cash is highest in the second and third fiscal quarters (October through March) because we typically pay our contracted growers in October and February of each year. Combined, these payments represent approximately 80% of our annual cash operating expenses. Alfalfa seed harvest occurs during our first fiscal quarter (August and September), and we typically process most of our alfalfa seed during September, October and November. Therefore, the value of raw material in inventory is the highest in the first and second quarters, as are our labor costs. But we also generate the greatest amount of cash during the planting season in the first fiscal and second fiscal quarters. Due to the concentration of sales to our distributor in Saudi Arabia, representing approximately 43% of sales in the 2009 Fiscal Year, our month-to-month and quarter-to-quarter sales and associated cash receipts are highly dependent upon the timing of deliveries to and payments from our customer in Saudi Arabia, which have varied significantly from year to year.

        Our principal working capital components include accounts receivable, inventory, prepaid expense and other current assets, and accounts payable and interest payable. Since our inception until 2009, we generated sufficient operating cash flow throughout the year to fund our operations and to distribute surplus annually to the partners. Until the 2009 Fiscal Year, one of the general partners advanced working capital from time to time as the business needs dictated on a seasonal basis to fund operations.

        In the 2009 Fiscal Year, we established a working capital line of credit with Wells Fargo Bank under the terms of which we are able to draw down up to $2,500,000 to fund our seasonal working capital needs. At January 20, 2010, the outstanding balance was $1,830,000. The line bears interest at 3% over the daily one month LIBOR in effect from time to time. Although this credit facility matured on December 1, 2009, we have received an extension until March 1, 2010 from Wells Fargo, and we believe we will be able to obtain a further extension, if needed. We expect that the current line will be paid off following the completion of this offering.

Summary of Cash Flows

        The following table shows a summary of our cash flows for the fiscal years ended June 30, 2008 and 2009 and for the three months ended September 30, 2008 and 2009:

	Fiscal Year Ended June 30,		Three Months Ended September 30,
	2008(1)	2009	2008	2009
Cash flows from operating activities	$898,674	$179,005	$511,962	$1,058,447
Cash flows from investing activities	(30,975)	(212,216)	(68,517)	(194)
Cash flows from financing activities	(867,692)	33,571	(374,326)	(1,022,826)
Net increase (decrease) in cash	7	360	69,119	35,427
Cash and cash equivalents, beginning of period	0	7	7	367
Cash and cash equivalents, end of period	$7	$367	$69,126	$35,794

(1)
2008 represents a summary of the Statement of Cash Flows for S&W Seed Company, a California partnership. All other periods presented are of Seed Holding, LLC.

  Operating Activities

        For the three months ended September 30, 2008, operating activities provided $511,962 in cash, as a result of net income including noncontrolling interests of $706,566, depreciation and amortization of $51,293 and an increase of accounts payable of $3,924,682, partially offset by an increase in accounts receivable of $1,659,683 and an increase in inventories of $2,864,174. In the three months ended September 30, 2009, operating activities provided $1,058,447 in cash, as a result of net income including noncontrolling interests of $658,473 depreciation and amortization of $58,163 and an increase of accounts payable of $5,877,678, partially offset by an increase in accounts receivable of $241,184 and an increase in inventories of $5,329,050.

        For the Fiscal Year 2008, operating activities provided $898,674 in cash, as a result of net income of $1,084,658, depreciation and amortization of $17,189 and an increase of accounts payable of $109,011 and a decrease in inventories of $272,353, partially offset by an increase in accounts receivable of $110,905 and an increase in due from related parties of $470,524. For the Fiscal Year 2009, operating activities provided $179,005 in cash, as a result of net income including noncontrolling interests of $460,179, depreciation and amortization of $212,307 and a decrease in due from related parties of $421,830, partially offset by an increase in inventories of $965,286.

  Investing Activities

        Our primary investing activities during the three months ended September 30, 2008 consisted of $68,517 of additions of certain new fixed assets, including vehicles, a trailer and other equipment. Our investing activities during the three months ended September 30, 2009 totaled $194. We expect to have ongoing capital expenditure requirements to support our stevia production and seed-coating facility plans and other infrastructure needs. We expect to fund this investment with a portion of the net proceeds from this offering.

        Our primary investing activities during Fiscal Year 2008 consisted of $30,975 of additions of certain new fixed assets. Our investing activities during Fiscal Year 2009 consisted of $228,854 of new fixed asset additions. We expect to have ongoing capital expenditure requirements to support our stevia production and seed-coating facility plans and other infrastructure needs. We expect to fund this investment with a portion of the net proceeds from this offering.

  Financing Activities

        During the three months ended September 30, 2008, our financing activities consisted primarily of withdrawals from owners of $96,887 and repayments to related parties of $277,439. During the three months ended September 30, 2009, our financing activities consisted primarily of withdrawals from owners of $47,144 and repayments on the revolving credit loan of $975,682.

        During Fiscal Year 2008, our financing activities consisted primarily of contributions from partners of $991,000, withdrawals from partners of $2,136,131 and advances to related parties of $277,439. During Fiscal Year 2009, our financing activities consisted primarily of withdrawals from owners of $664,672, borrowings on the revolving credit loan of $975,682 and repayments to related parties of $277,439.

Interest Rate Fluctuation Risk

        We do not have any long-term borrowings. Our credit facility at Wells Fargo Bank bears interest at 3% over the daily one-month LIBOR in effect from time to time. Therefore, we do bear some interest rate fluctuation risk. However, we consider that risk nominal inasmuch as interest rates continue to remain at historical lows.

Inflation Risk

        We do not believe that inflation has had a material effect on our business, financial condition or results of operations. However, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Off Balance Sheet Arrangements

        We did not have any significant off-balance sheet arrangements.

Capital Resources and Requirements

        Our future liquidity and capital requirements will be influenced by numerous factors, including:

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  the extent and duration of future operating income;

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  the level and timing of future sales and expenditures;

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  working capital required to support our growth;

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  investment capital for plant and equipment;

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  our sales and marketing programs;

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  competition; and

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  market developments.

        The alfalfa seed revenue and associated fixed and variable operating expenses, as well as research and development expenses have historically been relatively stable, and we expect this trend to continue. Our new focus on sales and marketing efforts is expected to increase sales volume over time, which, in turn, we anticipate will result in increasing revenue. Our available labor force is plentiful and stable, and many of our laborers have worked for us for over a decade. Our network of distributors in the western United States and growers in California has been stable and productive for over 10 years. The price we pay to growers is contracted annually and prior to establishing our sales prices for the season. Therefore, while the market price for alfalfa seed may fluctuate year to year, we are generally able to maintain a profitable margin between our seed costs and selling prices. We have not seen, nor do we expect, technology changes in the methods of processing and milling alfalfa or other small grain products requiring a capital investment to maintain our competitive high quality and low cost position. Consequently, our capital investment needs and our maintenance expenses from year to year are relatively minor, predictable and stable.

Critical Accounting Policies

        The accounting policies and the use of accounting estimates are set forth in the footnotes to the audited financial statements.

        In preparing our financial statements, we must select and apply various accounting policies. Our most significant policies are described in Note 2—Significant Accounting Policies set forth in the notes to the audited financial statements. In order to apply our accounting policies, we often need to make estimates based on judgments about future events. In making such estimates, we rely on historical experience, market and other conditions, and on assumptions that we believe to be reasonable. However, the estimation process is by its nature uncertain given that estimates depend on events over which we may not have control. If market and other conditions change from those that we anticipate, our results of operations, financial condition and changes in financial condition may be materially affected. In addition, if our assumptions change, we may need to revise our estimates, or to take other corrective actions, either of which may also have a material effect on our results of operations, financial condition or changes in financial condition. Members of our senior management have discussed the development and selection of our critical accounting estimates, and our disclosure regarding them, with the audit committee of our board of directors, and do so on a regular basis.

        We believe that the following estimates have a higher degree of inherent uncertainty and require our most significant judgments. In addition, had we used estimates different from any of these, our results of operations, financial condition or changes in financial condition for the current period could have been materially different from those presented.

        Intangible Assets:    All amortizable intangible assets are assessed for impairment whenever events indicate a possible loss. Such an assessment involves estimating undiscounted cash flows over the remaining useful life of the intangible. If the review indicates that undiscounted cash flows are less than the recorded value of the intangible asset, the carrying amount of the intangible is reduced by the estimated cash-flow shortfall on a discounted basis, and a corresponding loss is charged to the consolidated statement of operations. Significant changes in key assumptions about the business, market conditions and prospects for which the intangible asset is currently utilized or expected to be utilized could result in an impairment charge. We have performed an annual review for impairment and none existed as of June 30, 2009.

Recently Adopted and Recently Enacted Accounting Pronouncements

        In April 2008, the FASB issued ASC 350-10, "Determination of the Useful Life of Intangible Assets." ASC 350-10 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350-10,

"Goodwill and Other Intangible Assets." ASC No. 350-10 is effective for fiscal years beginning after December 15, 2008. The adoption of this ASC did not have a material impact on our consolidated financial statements.

        In April 2009, the FASB issued ASC 805-10, "Accounting for Assets Acquired and Liabilities assumed in a Business Combination That Arise from Contingencies—an amendment of FASB Statement No. 141 (Revised December 2007), Business Combinations". ASC 805-10 addresses application issues raised by preparers, auditors and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination. ASC 805-10 is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. ASC 805-10 will have an impact on our accounting for any future acquisitions and its consolidated financial statements.

        In May 2009, the FASB issued SFAS No. 165, "Subsequent Events", which is included in ASC Topic 855, Subsequent Events. ASC Topic 855 established principles and requirements for evaluating and reporting subsequent events and distinguishes which subsequent events should be recognized in the financial statements versus which subsequent events should be disclosed in the financial statements. ASC Topic 855 also requires disclosure of the date through which subsequent events are evaluated by management. ASC Topic 855 was effective for interim periods ending after June 15, 2009 and applies prospectively. Because ASC Topic 855 impacts the disclosure requirements, and not the accounting treatment for subsequent events, the adoption of ASC Topic 855 did not impact our consolidated results of operations or financial condition. See Note 10 for disclosures regarding our subsequent events.

        Effective July 1, 2009, we adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 105-10, Generally Accepted Accounting Principles—Overall ("ASC 105-10"). ASC 105-10 establishes the FASB Accounting Standards Codification (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates ("ASUs"). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout these consolidated financials have been updated for the Codification.

        In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, an entity may use the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements. This ASU is effective October 1, 2009. We are currently evaluating the impact of this standard, but would not expect it to have a material impact on the our consolidated results of operations or financial condition.

        In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. ASU No. 2009-13 is effective beginning January 1, 2011. We are currently evaluating the impact of this standard on our consolidated results of operations and financial condition.

        In December 2007, the FASB amended its existing standards for a parent's non-controlling interest in a subsidiary and the accounting for future ownership changes with respect to the subsidiary. The new standard defines a non-controlling interest, previously called a minority interest, as the portion of equity in a subsidiary that is not attributable, directly or indirectly, to a parent. The new standard requires, among other things, that a non-controlling interest be clearly identified, labeled and presented in the consolidated balance sheet as equity, but separate from the parent's equity; that the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income; and that if a subsidiary is deconsolidated, the parent measure at fair value any non-controlling equity investment that the parent retains in the former subsidiary and recognize a gain or loss in net income based on the fair value of the non-controlling equity investment. We adopted the new standard effective July 1, 2009, and applied it retrospectively. As a result, we reclassified non-controlling interests from the mezzanine section to equity in the June 30, 2009 and 2008 consolidated balance sheets. Certain reclassifications to the consolidated statements of operations have been made to prior period amounts to conform to the presentation of the current period under the new standard.

BUSINESS

Introduction

        We are in the business of contracting production of our proprietary alfalfa seed varieties, processing the seed at our facilities, obtaining state certification and marketing the certified seed to agribusiness firms and farmers throughout the world. Since the inception of our predecessor general partnership in 1980, we have built our reputation in the niche market for salt- and heat-tolerant, non-dormant varieties of alfalfa seed. We believe our proprietary varieties are well-suited to meet the needs of the marketplace, typified by surging nutritional demands in developing countries and plagued by declining resources of arable land and fresh water. Our "flagship" salt-tolerant variety, SW 9720, was rated No. 1 out of 44 top alfalfa varieties as of the end of the 2008 season in yield per acre tests conducted by UC Davis. During the fall of 2009, we contracted with certain of our growers to produce an improved seed variety that is 15% more salt tolerant than SW 9720 while producing equal or better yields. This variety will be available for sale for the first time during the 2010 sales season, which occurs primarily during the summer and fall.

        Our seed is produced by a small network of local growers in the San Joaquin Valley of California, many of whom are family farmers who have grown for us for multiple generations. In the current growing season, we have contracted for approximately 3,280 acres of seed. Several of our growers are capable of increasing the acreage they devote to alfalfa seed production as we expand our seed business and have indicated a willingness to do so. We also believe we could add more growers to our network.

        We own a seed cleaning and processing facility in Five Points, California that we constructed and have operated since 1980. Our facility was extensively modernized and rebuilt in the late 1980's. The property encompasses a total of 40 acres, including 35 acres that are in reserve for future development and five acres on which are situated permanent structures and three seed processing lines. We believe that the replacement cost of our Five Points facility would be at least $12 million. The facility has been operating at only approximately 25% of capacity, providing ample opportunity for growth. We intend to capitalize on our facility's central location in the San Joaquin Valley by aggressively marketing our seed cleaning and processing services to other growers of alfalfa seed, as well as growers of small grains such as wheat, barley and triticale.

        We recently formed Stevia California, LLC and are seeking to capitalize on the position of the FDA, first enunciated in two December no objections letters that the stevia-derived sweetener, Reb-A, is generally recognized as safe ("GRAS") as a food additive. Stevia is a completely natural, non-caloric sweetener with a long history of use in Japan and other countries. The FDA's December 2008 determination has opened up the commercial marketplace in the U.S., where stevia is rapidly gaining broad acceptance. Since December 2008, several of the largest global beverage companies have launched new products containing stevia extracts or derivatives, including The Coca Cola Company and PepsiCo. In fiscal 2010, we began the launch of our stevia plant breeding program with the goal of developing high quality, high yielding plants. One of our largest alfalfa seed growers has agreed to supply our initial test quantities of several proprietary varieties of stevia leaf, and once harvested, we will begin processing stevia as part of our initial pilot project. However, we do not anticipate earning any meaningful revenue from the sale of dried stevia leaf in fiscal 2010.

World Agriculture Overview

        One of the biggest challenges of the 21st century will be to expand agricultural production so that it can meet the food and nutritional demands of the world's growing population. The United Nations Population Division estimates that worldwide population has been consistently gaining more than 79 million people each year since 1999. The United Nations projects that the world population will increase by 35% to 7.7 billion from 1995 to 2020, with 95% of this population increase expected in developing countries.

        Improvements in farm productivity have allowed agriculture to keep pace with growing food demand. Yield-enhancing technologies such as mechanization, hybrid seed and crop protection chemicals have enabled farmers to meet the ever-growing demand for food. Because of decreases in the amount of arable land and shrinking worldwide fresh water resources, further increases in agricultural production must come from improvements in agricultural productivity. We address this need by breeding high-yielding alfalfa seed that is tolerant to inferior, saline soils, thereby allowing farmers to make marginal soils with inferior water quality as productive as superior soils.

  Alfalfa Seed Industry

        Alfalfa seed is primarily used for growing animal feed, known as "forage." Seed is planted to produce alfalfa that is then used for grazing, "greenchop" (fresh alfalfa cut in the field without drying), silage, baled hay, cubes or pellets as a primary food stock for the livestock industry, which includes dairy and beef cattle, horses and sheep. Although originally a hot climate plant native to the Middle East, dormant and semi-dormant varieties of alfalfa have adapted to cold climates by going dormant during periods when frost or snow conditions would otherwise kill them. Dormancy is rated using a numerical system under which fully dormant varieties are rated 2 through 4, and the most non-dormant varieties are rated 10. The non-dormant varieties are best suited to hot, dry climates, where the growing season is able to be sustained for most of the year, resulting in larger yields per plant.

        Approximately 80 million pounds of alfalfa seed are produced in the U.S. each year. The Pacific Northwest produces seed of semi-dormant and dormant varieties, while substantially all of the seed produced in California is of non-dormant varieties, with dormancy ratings of between 7 and 10. The climate in the western U.S. is excellent for production of high-quality alfalfa seed, and 85% of U.S. alfalfa seed is produced in California, Idaho, Oregon, Washington and Nevada. Although California is the largest supplier of alfalfa seed in the U.S., changes in economics, including the cost of water and the economic return to farmers for planting competing crops, as well as environmental and regulatory constraints, including pesticide regulations, have had a negative impact on California production. While expansion in Idaho, Oregon and Washington has maintained total U.S. supplies of alfalfa seed at a near constant level, this production has not replaced California's production of non-dormant varieties because these Northwestern states lack the warm climate suited to non-dormant varieties. A significant percentage of California's production is exported to the Middle East, North Africa, Mexico and other hot, arid regions of the world.

        Alfalfa seed production is demanding for even the most experienced farmers. Farming practices must be tailored to the climatic conditions of each area. Irrigation must be carefully controlled and timed to stress the plants to cause maximum flowering and seed production. Weed control is essential in order to pass inspections for purity needed for certification. Insect pests, especially lygus bugs, must be managed throughout the season, using strategies that protect pollinators, such as honey bees, leafcutter bees and alkali bees. Fields are desiccated using chemicals that remove moisture and then are harvested as quickly thereafter as possible to limit or avoid rain damage.

        The alfalfa industry (and therefore the alfalfa seed industry) is highly dependent on the dairy industry, which is the largest consumer of alfalfa hay. In recent years, the California dairy industry has been severely impacted by prices being set below production costs. Dairy prices are now improving, albeit slowly.

  Stevia and the Sweetener Industry

        High-grade stevia is a fast-growing newcomer in the estimated $50 billion global sweetener market, which is still dominated by sugar. Sugar substitutes now account for more than $5 billion of the global sweetener market.

        Traditional sweeteners include sugar and high fructose corn syrup. Sugar is ubiquitous throughout the world; however, it carries risks associated with over-consumption. According to a recent survey by the U.S. Department of Agriculture, the average American consumes the equivalent of 160 pounds of sugar a year or 35 teaspoons a day, a 30% increase over consumption in 1980. These consumption levels have contributed to increased rates of obesity, diabetes and other health-related issues. In recent years, these concerns have stimulated a demand in the market for alternatives to sugar and especially non-nutritive sweeteners (i.e., carbohydrate sugar substitutes that do not require insulin in the metabolism process), a trend that is occurring globally.

        High-intensity sweeteners, also known as artificial sweeteners, currently represent approximately 9% of the global sweetener market. These sweeteners are synthesized by chemical processes and have a higher degree of sweetness (up to 600 times sweeter than sugar) compared to typical natural alternatives. High-intensity sweeteners have an estimated market in excess of $5 billion annually and, if historical trends continue, are expected to increase their amount of the global sweetener market annually. The primary products in this category include:

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  aspartame, which is marketed in the U.S. under the brand names Equal and NutraSweet, is an odorless, white crystalline powder that is about 200 times as sweet as sugar and can be used as a tabletop sweetener or in frozen desserts, gelatins, beverages and chewing gum; its principal drawback is that it might not taste exactly like sugar because it reacts with other food flavors; in addition, aspartame has been the subject of controversy over its safety for consumption for decades, although a 2007 study found that the weight of existing scientific evidence indicates that aspartame is safe at current levels of consumption as a non-nutritive sweetener;

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  saccharin, which is marketed under the brand name Sweet 'N Low, is about 300 to 500 times as sweet as sugar and can be used to improve the taste of toothpastes, dietary foods and dietary beverages; it is heat stable, has a long shelf life and remains relatively cheap to produce, but has been known to have a bitter aftertaste and has been subject to controversy over possible carcinogenic side effects; and

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  sucralose, marketed under the brand name Splenda, is a chlorinated sugar that is approximately 600 times as sweet as sugar and can be found in thousands of food and beverage products, including frozen desserts, chewing gum, baked and fried foods and beverages.

        Stevia is a natural, non-caloric sweetener, estimated to be approximately 300 times sweeter than sugar. Its taste has a slower onset and longer duration than that of sugar. However, a common complaint is that some of its extracts and derivatives have a bitter aftertaste, and its taste does not uniformly correspond to all regional taste preferences. Nevertheless, the incorporation of stevia-derived extracts into foods and beverages in the U.S. has seen a rapid increase since the beginning of 2009.

        The stevia plant is indigenous to the rain forests of Paraguay and Brazil and has been used as a sweetener in its raw, unprocessed form for hundreds of years. In recent years, it has been grown commercially in Brazil, Paraguay, Uruguay, parts of Central America, Thailand, China and the U.S. Currently, the majority of global commercial stevia production occurs in China where growing conditions and labor costs are favorable.

        Stevia has been used broadly in Japan since the 1970s. Despite its acceptance in other countries, stevia has had only limited market penetration in the U.S. A 1995 FDA interpretation treated stevia as a nutritional supplement for product-labeling purposes, which precluded its use as a food additive. As a result, stevia was found primarily in natural and health food stores. In December 2008, the FDA issued two no objection letters to companies seeking a determination that Rebaudioside A ("Reb-A"), a high-purity stevia glycoside extract, could be designated as GRAS, which means "generally accepted as safe" as a food additive. This designation has resulted in stevia's emergence as a potentially "mainstream" sweetening product. Both The Coca-Cola Company and PepsiCo, among other companies, are now marketing products incorporating stevia extracts. By mid-July 2009, stevia sales in the U.S. exceeded $95 million, compared to approximately $21 million in 2008. The stevia market could exceed $2 billion by the end of 2011 according to Mintel International, a global supplier of consumer, product and media information. Annual new product activity for stevia more than doubled between 2007 and 2008, and in the first eight months of 2009, Mintel's Global New Products Database (GNPD) monitored the launch in the U.S. of more than 110 food, drink and healthcare products made with stevia by leading global food and beverage companies such as The Coca Cola Company, Cargill, PepsiCo and Merisant Company.

        According to a Harris Poll in 2008, three out of five Americans believe artificial sweeteners are only somewhat safe or not safe at all. Further, a 2008 survey by IFIC Food and Health reported that 43% to 45% of Americans said they wanted to use less aspartame, sucralose and saccharin. Stevia presents food and beverage companies with the opportunity to offer consumers a healthier, natural alternative.

        In the food and beverage industry, products catering to healthy lifestyles are one of the key drivers in sector growth. Increases in obesity, diabetes, and associated health risks have led consumers to pay more attention to diet. Global trends toward natural, healthy, organic and "green" products have been evident. Food and beverage companies are formulating and launching new products in response to consumer demand, and we believe stevia provides a solution that fits within consumer expectations for taste and health benefits. We anticipate that trends toward healthier living will continue to drive the market opportunity for stevia.

        We believe stevia extracts such as Reb-A are positioned to become leading high-intensity sweeteners as a result of their appealing profile, which includes:

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  has zero calories;

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  is 100% natural and thus perceived as healthier than artificial sweeteners;

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  remains stable under heat and thus can be utilized in processed foods;

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  is 200 to 300 times sweeter than sugar; and

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  measures zero on the glycemic index, which is important in the diabetic market and benefits from growing consumer understanding of the value of a low glycemic diet.

        We also believe that the acceptance of stevia as a mass market sweetener in the U.S. and, in the future, European markets, will create a demand for agricultural production of high quality stevia varieties. We believe that acreage under cultivation for stevia leaf will need to increase substantially by 2011 in order to meet projected demand.

        Although UC Davis conducted pilot programs for stevia production as early as 1984, the stevia plant has not yet entered agricultural production in California on a commercial scale. We believe that widespread acceptance of stevia and its derivatives will justify large-scale commercial production in the U.S. and that the climate in the California's San Joaquin Valley is well-suited for stevia cultivation. We also believe that the stringent regulation of agricultural production in California by state and federal government agencies inspires consumer confidence in products grown and processed in California, and therefore, California is poised to be a major grower and processor of stevia as the commercial market for food, drink and healthcare products incorporating stevia grows.

Competitive Strengths

        Founded in 1980 by a team of seed industry professionals, we operate a seed-cleaning and -processing facility located on five acres in Five Points, California, with 35 acres of expansion capability. Our team includes the former head of the UC Davis Alfalfa Testing and Development Program, W. Robert Sheesley. Our plant-breeding efforts have been directed at creating salt-tolerant seed varieties capable of surviving very high salinity, while at the same time producing very high yields. In university testing, our varieties have yielded as well as or better than the best non-salt tolerant varieties, which means that our varieties can be used to grow alfalfa in subprime soil conditions and yet produce yields that are comparable to alfalfa grown in better soil. Our seed is grown by farmers with whom we have long-standing business relationships, many of which are second and third generation growers for us.

        In summary, we believe our most significant competitive strengths include:

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  our proprietary seed germplasm library, which we believe to be the world's best for enabling otherwise marginal or uneconomic salty soils to grow high quality forage at high per acre yields;

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  our large and underutilized facility that can meet the processing needs of third-party producers of alfalfa seed, wheat and other agricultural products;

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  our strong base of contracting farmers who grow for us, including Triangle T Ranch, a water-rich farm spanning 20 square miles in California;

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  our experienced management team, all of whom have decades of farming expertise in the California San Joaquin Valley and have held key management positions in larger operations;

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  our foreign distribution channels, which offer a base for expansion in the Middle East; and

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  the barriers to entry in the seed business, due to long lead times for seed development and the natural reluctance of farmers to change suppliers.

Business Strategy

        Beginning in fiscal 2010, we plan to enhance our growth potential and improve gross margins, by increasing our alfalfa seed business and by leveraging our expertise in plant development, seed processing and marketing into a new business opportunity in the newly opened U.S. market for stevia production.

        Our goal is to grow our alfalfa seed business by:

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  increasing foreign sales through strategic warehousing and credit extension to shorten time for order fulfillment in foreign markets and in Saudi Arabia in particular;

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  increasing advertising and promoting worldwide the economic advantages of our high-yielding, salt-tolerant SW 9720 and SW 10 non-dormant varieties;

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  leveraging our existing grower base to expand alfalfa seed production; and

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  expanding and improving our distribution channels.

        We also plan to exploit the emerging market of stevia cultivation and sales. We are immediately beginning this process by:

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  initiating a stevia variety development program with the goal of determining the best varieties for producing the highest Reb-A content stevia for our local growing conditions;

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  developing methods for mechanizing the harvesting and processing of stevia to reduce labor costs in order to be competitive with stevia processing in China, where most stevia currently is processed; and

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  leveraging our existing grower base to contract for stevia plant production.

        We are also actively evaluating plans for expanding our Five Points complex to include a pilot plant capable of producing stevia derivatives for sale to the wholesale marketplace and intend to use approximately $1,000,000 of the net proceeds of this offering for these purposes. We anticipate that finalization of pilot plant designs and initiation of construction will occur during calendar year 2010. We have initiated discussions with beverage companies and other potential customers for stevia-based products and are actively seeking long-term contracts for production of both stevia derivatives and stevia leaf products. If we are able to obtain purchase commitments at acceptable prices, we may modify our production projections and the potential capacity of our proposed stevia-processing facility.

Our Current Alfalfa Seed Products

        We have a history of innovation in alfalfa breeding. Growers in geographical regions with high-temperature climate and high-salt soil can achieve excellent alfalfa hay production using our seed varieties. We operate research projects in North and South America and participate in yield trials in virtually all of the major alfalfa production areas of the world that have Mediterranean climates. Currently, approximately 50% of our seed is exported to the Middle East where these conditions exist. We also export a small quantity of seed to Mexico, Morocco, Peru, Ecuador and Columbia. Because of its high-protein content and highly digestible fiber, alfalfa is grown for dairy feed which, in turn, produces dairy products that serve as an economical protein source.

        Many years are needed to create, test and build a market for seed products. We enjoy barriers to entry because of the long length of time required to develop competitive alfalfa seed varieties. We have been developing our current proprietary, high dormancy varieties since 1980. Our alfalfa-breeding program has focused on improved forage yield, salt tolerance, forage quality, pest resistance and persistence (stand life). Our high-yielding seed varieties enable farmers to harvest more hay from identical acreage, as compared to our competitors' lower yielding varieties. Our accomplishments include:

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  recognition as the leader in developing and marketing new non-dormant level 10 varieties that have superior winter activity and forage production compared with competing products;

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  consistent top-10 ranking of our varieties in a field of more than 300 alfalfa varieties tested in UC Davis yield trials;

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  excellent stand persistence, meaning that production is maintained at high yield levels into the fourth year from initial planting; and

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  industry leadership in breeding for high seed yields, thereby making our varieties more profitable to our growers.

        We believe that our long history in alfalfa plant biology and alfalfa plant breeding will enable us to improve the characteristics of stevia varieties, lending them to large scale agricultural production. We intend to propose joint stevia development programs to UC Davis and to the California Department of Agriculture.

        Our primary products are our high fall dormancy ("FD") alfalfa seed varieties. In addition, we also have developed, and we continue to market and sell, other varieties, including FD 7, 6 and 4 varieties. We sell only seed certified by the California Crop Improvement Association ("CCIA"). The following table highlights, in order of FD rating, certain traits and other information regarding our high FD alfalfa seed, including the year of introduction, target markets and university trial results.

Variety	Year	Description	Target Markets	University Trials
SW 10	2004	High yielding and good salt tolerance Resistant to fusarium, spotted aphid, blue aphid and bacterial wilt	Extremely hot areas of California (including South San Joaquin and the Imperial Valley), Arizona and Saudi Arabia	Highest yield in University of Arizona trial of 25 varieties at Tucson—2001 to 2003 Second highest average yielding variety in UC Davis forage trial of 44 entries at Imperial Valley—2001 to 2003
SW 9628	2001	High yielding, persistent, Group 9 dormancy variety Same resistance as SW 10	Extremely hot areas of California (including Palo Verde and Southern San Joaquin Valleys), Arizona and Saudi Arabia

Highest yielding alfalfa in three-year trials of 51 varieties by UC Davis at both Imperial Valley and Kearney Research Centers from 1997 to 2000 and in the University of Arizona trials of 23 varieties at Tucson—2008 to 2010

SW 9720	2001	Very good results in a very wide array of adverse conditions, including salty irrigation waters and salty soils Consistently high yields of high quality hay	California (Central Valley) and Saudi Arabia

Currently No. 1 high yielding variety in UC Davis three year trial; Highest yielding alfalfa in UC Davis forage trial of 48 non-dormant entries for 1998 and 1999

Out-yielded CUF 101 (a non-proprietary, common variety) in Imperial Valley three-year trial by 5.2% and is currently performing well in trials at U.C. Davis in Maricopa, Arizona

Leads all entries in both yield and feed quality in the current trials at the USDA salinity laboratory where alfalfa and other forage species are under salt water irrigation management at Riverside, California

Variety	Year	Description	Target Markets	University Trials
SW 9215	2006	Among the highest yielding salt-tolerant alfalfas certified to date, yielding 19% above salinity check varieties when irrigated with EC15 water (very high saline content)	California (San Joaquin and Imperial Valleys), Arizona and Saudi Arabia	Yielded in the top group of varieties in three-year trials conducted by UC Davis in Imperial Valley and Parlier and in two-year forage trials conducted by the University of Arizona (Tucson)
SW 8718	2003	High yielding, persistent	California (San Joaquin Valley, Central and Northern San Joaquin Valley)

Highest average yielding Group 8 dormancy alfalfa in 2000-2002 UC Davis forage trials of 45 varieties at Kearney Research Center, Parlier

Out-yielded CUF 101 in UC Davis forage trials at Parlier by 18% and at Davis by 11.3%

        During the fall of 2009, we contracted with certain of our growers to produce an improved seed variety that is 15% more salt tolerant than SW 9720 while producing equal or better yields. This variety will be available for sale for the first time during the sales season in our next fiscal year.

        We continue to develop other varieties of alfalfa seed, focusing primarily on non-dormant, salt-tolerant varieties. We also plan to create blends of seed varieties. We grow no alfalfa seed intended for human consumption, which alleviates the need to comply with the more rigorous regulatory requirements applicable to products intended for human consumption.

        Historically, we have not employed genetic engineering in the development of our proprietary seed varieties. We believe that our GMO-free products provide a marketing benefit because there are many geographic regions in which GMO products are not permitted, including Europe, the Middle East, the U.S. and certain other parts of the world. However, because we expect Roundup Ready alfalfa, an existing GMO product, to become legal for sale in the U.S. in the future, we may consider initiating joint venture or other arrangements to license GMO germplasm for use with our proprietary varieties. We are currently investigating the steps we would need to take were we to decide to license the technology, when it becomes available, although we have made no formal decisions about whether we will add Roundup Ready alfalfa seed varieties to our product offerings.

Cleaning and Processing

        We currently process approximately 3.0 million pounds of seed per year on our three cleaning lines, which is approximately 25% of the capacity of our cleaning and processing facility. We expect to increase the utilization of our processing facilities in the 2010 growing season, which we can do without making any capital improvements, simply by running additional shifts.

        The production process is straightforward: Upon harvesting, our growers collect raw seed in large truck-pulled containers loaded from combines on their fields. We weigh each container as it arrives from the grower. Each lot is tagged with customer-specific lot numbers and its weight, then stored in one of our bulk storage tanks. Although our basic cleaning process is the same for each lot, we can treat specific seed pursuant to the customer's specifications, including chemical applications. Some export and domestic orders also require the seed to be coated, which we outsource to a seed-coating company.

        We take samples to determine if all weed seed and inert material has been removed. As the samples are cleared by an official seed analysis report, we send the reports to the CCIA for certification. Once seed is certified by the CCIA, we bag it in 50-pound sacks for our domestic sales.

        We bag with S&W logos for each variety and label with a California "Certified" tag. We also offer custom bags for customers with logos incorporated into the bag print. If seed is treated with a chemical of any kind, a treatment tag must also be placed on the bagged, finished product. Most of our seed sold into the domestic market is not chemically treated. If seed is used to satisfy an export order, we usually treat it with Thiram, a widely used seed fungicide, and then bag for the order immediately prior to shipment.

        For specific foreign markets, additional pre-shipment testing may be required. Seed samples are sent to the Federal Seed Laboratory (U.S. Department of Agriculture) for all Saudi Arabian shipments. Seed samples are sent to the California Department of Food & Agriculture Seed Laboratory for each lot of seed we market in Mexico, as this is required in order to qualify for a Phytosanitary Certificate issued by the USDA, a requirement for all seed shipments to Mexico.

        Unlike many seed varieties, particularly many kinds of vegetable seed, alfalfa seed improves with some aging. Although historically we have typically sold our entire inventory of seed each year, if we do have unsold seed at the end of the planting season, it can be stored and sold in the next year, and its yield per acre typically will improve.

Sales and Marketing

        We sell high quality proprietary seed product to those parts of the world with hot, arid climates, which include the Western U.S., Mexico, South America, the Middle East and other countries with Mediterranean climates. Unlike cooler climates, the geographic areas on which we concentrate are able to sustain long growing seasons and therefore alfalfa growers can benefit from our high-yielding, non-dormant varieties. Our customers and end users are primarily dairy farmers and other hay growers.

        Domestically, we market our alfalfa seed in California, Arizona, New Mexico, Texas and Nevada. Domestic seed marketing is based primarily upon the dormancy attributes of our varietals as suited to climates in target markets. We currently estimate the annual California alfalfa seed market to be approximately 10 million pounds. Since our marketing efforts in California have been somewhat limited in recent years, we believe there are opportunities to expand our sales volume in California by implementing a marketing program that will reach beyond the network of customers and end users with whom we typically transact business. Our primary export market is Saudi Arabia and, to a lesser extent, other Middle Eastern and North African countries such as Sudan, Egypt and Morocco. We also market in Mexico and, to a very small degree, Latin America, which we view as an important area for potential expansion.

        Although we have an internal sales staff of three people, we primarily sell our seed through our network of distributors and dealers. Dealers and distributors enable our products to reach growers in areas where there are geographic or other constraints on direct sales efforts. We select dealers and distributors based on shared vision, technical expertise, local market knowledge and financial stability. We limit the number of dealers with whom we have relationships in any particular area. In addition, we build dealer/distributor loyalty through an emphasis on service, access to breeders, ongoing training and promotional material support. Other than our distributor in Saudi Arabia and our distributor in New Mexico, no single dealer or distributor accounted for greater than 10% of our total sales in fiscal year 2009.

        Both farmers (dairy farmers and hay growers) and dealers use pest-control consultants who recommend the varieties of alfalfa that will produce the best results in a particular location. Therefore, a key part of our marketing strategy is to educate the consultants, as well as the farmers, as to benefits of our non-dormant varieties of seed.

        We believe that our best marketing tool is the dissemination of knowledge regarding the quality and characteristics of our propriety seed varieties of those persons who make the hay growing decisions. Accordingly, after this offering, we expect to expand our sales and marketing activities. We intend to increase our sales force, place advertisements in trade journals, participate in seed industry conferences and trade shows and engage in various other educational and outreach programs as we deem appropriate.

Grower Production

        We contract with farmers located in the San Joaquin Valley of California to produce our alfalfa seed. Most of our growers are located no more than an hour's drive from our processing facility. We enter into a one-year contracts to purchase seed, with the right to renew annually per mutual agreement. We pay our growers based on the weight of cleaned and processed seed. Alfalfa seed is an extremely demanding crop to grow, and many farmers do not have the skill or experience needed to consistently obtain satisfactory results. Our network of growers has that expertise. We have worked with substantially the same growers for much of the past 25 years, and we believe that we have strong relationships with them. We allocate our seed production among our growers so that we can purchase the proper mix of seed varieties each year. The growers incur their greatest cost in the first year of production, when they plant seed, eradicate weeds and pests and manage the pollination process; they then may be able to harvest seed from the same stands for several additional years, with the average alfalfa seed field producing for three years. We believe we have the ability to expand our production with our existing growers, although we also believe that we could contract with additional growers if our current network of growers could not fulfill our needs as we expand our business or otherwise.

Processor Services

        In addition to processing seed for our alfalfa seed business, we also provide processing services for outside growers' alfalfa seed, as well as safflower and cotton seed and small grains, such as barley and wheat. We currently have one co-packing agreement under which we clean, process and bag another company's triticale varieties. This portion of our business typically represents less than 10% of our revenue in any fiscal year. However, we believe processing is a valuable service that we can make available to neighboring growers, and we plan to pursue other co-packing opportunities as they become available as a means of increasing our revenue and using the excess capacity in our mill.

Backlog

        In general we do not produce our seed products against a backlog of orders. We manage our production and inventory levels based on projections of future demand. Because of the long lead time for growing alfalfa seed, the majority of our seed is sold to long-term customers who have predictable order patterns and express their buying intentions a year or more in advance. We believe that backlog information is not material to understanding our overall business and should not be considered a reliable indicator of our ability to achieve any particular level of revenue or financial performance.

Seasonality

        Sale of alfalfa seed is affected by seasonal planting patterns of farmers in the geographical areas in which our seed varieties are sold. Our sales and earnings performance in North America typically is the strongest in the autumn. As a result of the seasonal nature of our business, our inventory is at its highest level at the end of the first fiscal quarter (September 30) and is reduced by sales during the remaining quarters. Our working capital requirements are typically greatest in our second and third fiscal quarters since payments to growers are largely deferred until this time. Our trade receivables are at a low point in August and increase through the selling season to peak at the end of the second fiscal quarter. We experience seasonality in capacity utilization at our Five Points, California facility associated with the alfalfa seed harvest (typically September and October) and, to a lesser extent, the wheat harvest (typically June and July).

Proprietary Rights

        Ownership of and access to intellectual property rights are important to us and our competitors. We sell only our proprietary alfalfa seed varieties that have been specially selected to manifest the traits we deem best suited to particular regions in which our seed is planted for alfalfa hay. Our ability to compete effectively is dependent upon the proprietary nature of the seeds, seedlings, processes, technologies and materials owned by or used by us or our growers. If any competitors independently develop any technologies that substantially equal or surpass our process technology, it will adversely affect our competitive position. We do not rely upon patent protection, but guard our proprietary property by exercising a high degree of control over the supply chain. As part of this control process, we require our growers to deliver back to us all seed derived from our proprietary varieties. Historically, we have found that this control mechanism has been an effective means to protect our proprietary seed. However, because we do not have more formal proprietary rights protections in place, it would be possible for persons with access to our seed or plants grown from our seed to reproduce and market our proprietary seed varieties, which could significantly harm our business and our reputation. In the future, we may deem it appropriate to implement more formal proprietary rights protections.

Stevia Production

        In October 2009, we formed Stevia California, LLC, which we intend to use as a vehicle for commercializing the production of stevia plant varieties. We believe that the FDA's GRAS no objections letters issued in December 2008 with respect to the stevia extract, Reb-A, opened a previously largely untapped market for high quality stevia leaf production in the U.S.

        Stevia must be processed promptly, through desiccation, or much of the natural sweetening agent will be lost through organic decomposition. Our processing facility, located in the heart of California's San Joaquin Valley, is within a short distance of farmland that we believe is well suited for stevia production.

        During 2009, our new Director of Farming Operations for Stevia California surveyed techniques currently used by farmers in pilot programs for stevia cultivation already underway in California. Based on his assessment, we believe that the method for growing alfalfa plants for seed can be easily adapted to stevia and that production of stevia plants is likely to be substantially less demanding of farming expertise than alfalfa seed production. We believe that our existing grower base provides a scalable production platform for large scale cultivation of stevia in the San Joaquin Valley.

        We have an initial arrangement with one of our largest growers to plant up to 30 acres of various proprietary varieties of stevia that are being obtained from certain foreign and domestic suppliers. These test varieties, which are currently being grown from seed in greenhouses in India and Oregon, will be planted and grown by our grower under our supervision and that of our suppliers. Stevia leaf will be brought to our facilities for desiccation and packaging.

        In this first year of the pilot program, we do not anticipate earning any meaningful amount of revenue from stevia sales but instead will be using the trial for proof of concept purposes and to determine which varieties are likely to be best suited for commercial exploitation. Our goal is to pick varieties that produce the highest Reb A content stevia under our local growing conditions. Thereafter, we plan to contract with growers for production and harvest of the varieties of stevia leaf we have settled upon. After harvest, we will process the stevia, which will primarily involve separating the leaves from the stems, drying the leaves and packaging them, and will then market and sell the dried stevia leaf to companies that process it for its derivatives (primarily Reb-A) for incorporation into food and beverages. Because we will only be acting as a supplier of stevia leaf and will not be extracting Reb-A or other derivatives from the leaves or adding such derivatives to any food or beverages, we will not need to apply to the FDA for a GRAS no objections determination. Our plans with respect to stevia cultivation and processing could expand in future years, in which case we will then reexamine the advisability of seeking a GRAS determination.

Competition

        Competition in the alfalfa seed industry in California and internationally is intense. We face direct competition by other seed companies, including small family-owned businesses, as well as subsidiaries or other affiliates of chemical, pharmaceutical and biotechnology companies, many of which have substantially greater resources than we do.

        Our principal competitors are Forage Genetics International (a subsidiary of Land O' Lakes, Inc.), Cal/West Seeds (a cooperative of seed growers), Dairyland Seed Co., Inc. (owned by Dow AgroSciences LLC, a wholly owned subsidiary of The Dow Chemical Company) and Pioneer Seed Company (a Dupont business). We believe that the key competitive drivers in the industry are proven performance, customer support in the field and value, which takes into account not simply the price of the seed but also yield in the field. We believe we have a competitive advantage over many of these large companies since we have not been involved in the GMO breeding program, and many of the customers that we service around the world demand GMO-free products. In addition, we believe that our strong personal relationships with growers in the San Joaquin Valley and our reputation for breeding and producing high quality varieties of alfalfa seed combine to give us a competitive advantage in the niche market for highly salt- and heat-tolerant, non-dormant alfalfa seed.

        However, many of our existing and potential competitors have substantially greater research and product development capabilities and financial, marketing and human resources than we do. As a result, these competitors may:

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  succeed in developing products that are equal to or superior to our products or potential products or that achieve greater market acceptance than our products or potential products;

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  devote greater resources to developing, marketing or selling their products;

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  respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our products or potential products obsolete or less preferable;

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  obtain patents that block or otherwise inhibit our ability to develop and commercialize potential products we might otherwise develop;

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  withstand price competition more successfully than we can;

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  establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our customers or prospective customers; and

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  take advantage of acquisition or other opportunities more readily than we can.

        Our major competitors for our fledgling stevia business are existing stevia producers, primarily located in Japan, Korea, China and Malaysia, where stevia has been grown for many years. We expect that additional competitors, both foreign and domestic, may enter the stevia farming business as stevia extracts are incorporated in more food and beverage products.

Environmental and Regulatory Matters

        Our agricultural operations are subject to a broad range of evolving environmental laws and regulations. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Comprehensive Environmental Response, Compensation and Liability Act.

        These environmental laws and regulations are intended to address concerns related to air quality, storm water discharge and management and disposal of agricultural chemicals relating to seed treatment both for domestic and overseas varieties. We maintain particulate matter air emissions from our milling activities below annual tonnage limits through cyclone air handling systems. We maintain storm water onsite, which eliminates the risk of waterway or tributary contamination. Pesticide and agricultural chemicals are managed by trained individuals, certified and licensed through the California Department of Pesticide Regulation. County agricultural commissioners monitor all seed-treating activity for compliance.

        Compliance with these laws and related regulations is an ongoing process that is not expected to have a material effect on our capital expenditures, earnings or competitive position. Environmental concerns are, however, inherent in most major agricultural operations, including those conducted by us, and there can be no assurance that the cost of compliance with environmental laws and regulations will not be material. Moreover, it is possible that future developments, such as increasingly strict environmental laws and enforcement policies thereunder, and further restrictions on the use of agricultural chemicals, could result in increased compliance costs.

        We also are subject to the Federal Seed Act (the "FSA"), which regulates the interstate shipment of agricultural and vegetable seed. The FSA requires that seed shipped in interstate commerce be labeled with information that allows seed buyers to make informed choices and mandates that seed labeling information and advertisements pertaining to seed must be truthful. The FSA also helps promote uniformity among state laws and fair competition within the seed industry.

        Internationally, we are subject to various government laws and regulations (including the U.S. Foreign Corrupt Practices Act and similar non-U.S. laws and regulations) and local government regulations. To help ensure compliance with these laws and regulations, we have adopted specific risk management and compliance practices and policies, including a specific policy addressing the U.S. Foreign Corrupt Practices Act.

        We are also subject to numerous other laws and regulations applicable to businesses operating in California, including, without limitation, health and safety regulations.

Property

        We own our headquarters and principal production facilities, which are located on 40 acres in Five Points, California. This facility occupies five acres of mill and processing structures, consisting of 20,336 square feet of office and production space and 46,912 square feet of warehousing facilities.

        We believe that our facilities are generally well maintained and are in good operating condition. We currently have excess capacity and therefore believe that our facilities will be adequate for our needs in the foreseeable future.

Employees

        As of January 20, 2010, we had 16 full-time employees, consisting of 10 production and distribution employees, three corporate staff employees and three sales employees. Our labor requirements typically peak during the first fiscal quarter, when we generally use temporary labor to supplement our full-time work force. None of our employees is represented by a labor union. We consider our relations with our employees to be good.

Legal Proceedings

        We are not a party to any material legal proceedings.

Corporate History

        S&W Seed Company was founded as a California general partnership in July 1980. In June 2008, Seed Holding, LLC, a Nevada limited liability company, acquired 60% of the general partnership and, as a result, became the consolidated operating entity for accounting purposes. Seed Holding also became obligated to purchase an additional 30% of the general partnership by June 2010. By December 31, 2009, Seed Holding owned 85% of the general partnership.

        In January 2010, we (the Delaware corporation) became the sole member of Seed Holding by consummating an exchange of 100% of the membership units in Seed Holding for 3,000,000 shares of our common stock in a tax-free exchange pursuant to Section 351 of the Internal Revenue Code. We will acquire the remaining 15% of the general partnership with a portion of the net proceeds of this offering.

        As a result of these transactions, we will become the sole owner of the business of the general partnership, and the partnership will cease to exist.

 MANAGEMENT

Executive Officers and Directors

        The following is a brief description of the principal occupation and recent business experience of each of our executive officers and directors and their ages as of January 20, 2010:

Name	Age	Position
Mark S. Grewal	53	President and Chief Executive Officer and Director
Mark M. McCormick	48	Vice President of Finance and Chief Financial Officer
Grover T. Wickersham	60	Chairman of the Board
Michael Culhane	41	Director
Michael M. Fleming	60	Director
Michael N. Nordstrom	53	Director

        Mark S. Grewal.    Mr. Grewal was appointed our President, Chief Executive Officer and a director in October 2009. Beginning in February 2009 until October 2009, he provided advisory services to S&W Seed Company, our predecessor general partnership (the "Partnership"). He also has served as the Chief Executive Officer, President and Farm Manager of Triangle T Partners, LLC ("TTP") since August 2009 and has held the same positions with Triangle T Ranch, Inc. ("TTR") since February 2009, both located in Chowchilla, California. Since January 2010, he also has held the title of President of our subsidiary, Seed Holding, LLC. Mr. Grewal devotes to our company only such amount of time as is needed to carry out his functions as President and Chief Executive Officer, which currently do not require him to work for us full-time. From January 2006 until he joined TTR, Mr. Grewal was the principal of Grewal Consulting, in Lemoore, California, where he addressed water, land, drainage and fertilizing, herbicide and insecticide management issues. From February 2005 to December 2006, Mr. Grewal served as the Chief Operations Officer of SK Foods, in Lemoore, California, a leading grower and processor of vegetable products for remanufacturers, retail and foodservice markets ("SK Foods"). From 1999 to February 2005, Mr. Grewal served as the Vice President of Ranching/Director of JG Boswell, Co., in Corcoran, California, a very large grower of agricultural crops. Mr. Grewal is Chairman of the Board of California Ammonia Co. and privately held TTP; he is the Chairman of the Plant Science Advisory Council of California State University and a member of the Leadership Committee of California State University, Fresno. Mr. Grewal earned a B.S. in Agronomy from California State University, Fresno, and an M.A. in Leadership from Saint Mary's College, Moraga, California.

        Mark M. McCormick.    Mr. McCormick was appointed our Vice President of Finance and Chief Financial Officer in October 2009. He also serves in the same positions with TTP and TTR, positions he has held since July 2009 and August 2009, respectively. Since January 2010, he also has held the title of Chief Financial Officer of our subsidiary, Seed Holding, LLC. Mr. McCormick devotes to our company only such amount of time as is needed to carry out his functions as Vice President of Finance and Chief Financial Officer, which currently do not require him to work for us full time. From April 2009 until joining TTR in July 2009, Mr. McCormick served as a consultant to growers in various business transactions. From September 2007 through March 2009, he served as Executive Vice President of SK Foods. Prior thereto, for more than three years, Mr. McCormick was a self-employed consultant. Mr. McCormick earned a B.S. degree in Finance from California State University, Fresno.

        Grover T. Wickersham.    Mr. Wickersham was elected our Chairman of the Board in October 2009. Mr. Wickersham is a private investor. For more than five years, Mr. Wickersham also has been employed as a consultant to Glenbrook Capital Management, a firm that acts as the general partner of two limited partnerships that invest in public and private companies, as well as in real estate. Mr. Wickersham has served as the Chairman of the Board of TTP since its formation in May 2009, and since October 2002, as a director of TTR. He also serves as the Chairman of the Board of Trustees of

Purisima, a mutual fund. Although he is not employed as an attorney, he is of counsel to Wickersham & Murphy, P.C., the successor to a law firm he founded in 1986. Mr. Wickersham holds an A.B. from the University of California at Berkeley, an M.B.A. from Harvard Business School and a J.D. from University of California, Hastings College of the Law.

        Michael Culhane.    Mr. Culhane was elected to our board in December 2009. In 2002, he founded Oakwood Global Finance LLP, London, England, a financial services company specializing in valuing, trading and managing investments in financial assets that are exposed to real estate and consumer risk. He has served as the managing partner of Oakwood since inception and has held the position of chief executive officer since 2003. Mr. Culhane has extensive board experience, currently sitting on the board of seven-non-U.S. companies and one U.S. company, none of which is publicly traded in the U.S. He holds a BSc (Econ) from the London School of Economics.

        Michael M. Fleming.    Mr. Fleming was elected to our board in October 2009. Mr. Fleming has been an attorney with Lane Powell PC in Seattle, Washington, specializing in real estate, dispute resolution, securities and environmental matters, since February 2000. He has also been the president and owner of Kidcentre, Inc., a company in the business of providing child care services in Seattle, since July 1988. Since April 1985, he has also been the president and owner of Fleming Investment Co., an investment company. Since 1997, he has served as a director (including serving as interim chairman of the board from June 2008 to June 2009) of Jones Soda Co., a developer, marketer, producer and distributor of premium beverages, located in Seattle. Mr. Fleming holds a Bachelor of Arts degree from University of Washington and a law degree from the University of California, Hastings College of the Law.

        Michael N. Nordstrom.    Mr. Nordstrom was elected to our board in October 2009. Since 1983, he has been a practicing lawyer, currently with offices in Corcoran, California, where he specializes in water and agricultural law. Since 1999, Mr. Nordstrom has also been a real estate broker specializing in agricultural real estate. Mr. Nordstrom serves on the boards of both TTP and TTR. Mr. Nordstrom earned a B.S. in Agricultural Management from California Polytechnic State University in San Luis Obispo, California, and his J.D. from Santa Clara University School of Law.

        The board of directors has determined that each of Mr. Culhane, Mr. Fleming and Mr. Nordstrom is an "independent director" as defined in Rule 5605 of the Marketplace Rules of The NASDAQ Stock Market, a "non-employee director" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and an "outside director" as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986.

        Directors hold office until the next annual meeting of stockholders, and until their successors are duly elected and qualified. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. The executive officers are appointed by the board and serve at their discretion. There are no family relationships among our directors or executive officers.

Board Committees

        The board of directors currently has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

        Audit Committee.    Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors, and audits of financial statements. Specific responsibilities include the following:

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  selecting, hiring and terminating our independent auditors;

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  evaluating the qualifications, independence and performance of our independent auditors;

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  approving the audit and non-audit services to be performed by the independent auditors;

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  reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

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  overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

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  with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

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  preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

        Our Audit Committee is comprised of Messrs. Fleming, Culhane and Nordstrom. Mr. Fleming serves as Chairman. The board has determined all of the members of the Audit Committee are independent under the rules of the Securities and Exchange Commission and The NASDAQ Stock Market. The board has also determined that Mr. Fleming qualifies as an "audit committee financial expert," as defined by the rules of the Securities and Exchange Commission.

        Compensation Committee.    Our Compensation Committee assists our board of directors in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:

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  approving the compensation and benefits of our executive officers;

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  reviewing the performance objectives and actual performance of our officers; and

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  administering our stock option and other equity compensation plans.

        Our Compensation Committee is comprised of Messrs. Culhane, Fleming and Nordstrom. Mr. Nordstrom serves as Chairman.

        Corporate Governance and Nominating Committee.    Our Corporate Governance and Nominating Committee assists the board by identifying and recommending individuals qualified to become members of our board of directors, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Specific responsibilities include the following:

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  evaluating the composition, size and governance of our board of directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

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  establishing a policy for considering stockholder nominees for election to our board of directors;

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  evaluating and recommending candidates for election to our board of directors;

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  reviewing our corporate governance principles and providing recommendations to the board regarding possible changes; and

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  reviewing and monitoring compliance with our Code of Ethics and our insider trading policy.

        Our Corporate Governance and Nominating Committee is comprised of Messrs. Culhane, Fleming and Nordstrom. Mr. Culhane serves as Chairman.

Limitation of Directors' Liability and Indemnification

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

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  for breach of duty of loyalty;

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  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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  under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

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  for transactions from which the director derived improper personal benefit.

        Our by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

        In addition to the indemnification provided by our certificate of incorporation and by-laws, we have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of that person's services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Executive Compensation

  Executive Officers

        At June 30, 2009, we operated our business as a general partnership. Consequently, we had no executive officers at the close of our last fiscal year. Moreover, none of our current executive officers provided services to the general partnership during the fiscal year ended June 30, 2009 other than Mark S. Grewal, our President and Chief Executive Officer. Mr. Grewal did not receive any compensation from us for his services, and our management determined that the value of the services he provided to us in the last fiscal year was immaterial to our financial statements taken as a whole.

        As a general partnership, stock options and other equity awards were not part of our compensation or capitalization structure.

        We have no employment agreements with any of our executive officers. Moreover, our executive officers only work for us part-time, devoting only as much time as needed to fulfill their responsibilities to our company. Prior to the completion of this offering, we intend to enter a management services agreement with Triangle T Partners, LLC, one of our largest growers and a customer, under the terms of which we will pay Triangle T Partners a nominal fee per year, plus other terms that have not yet been determined, to provide chief executive officer and other management services.

  Non-Employee Director Compensation

        We use cash and equity compensation to attract and retain qualified non-employee candidates to serve on the board of directors. In setting outside director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to our company, as well as the skill set each outside director brings as a member of the board.

        Members of the board of directors who are not our employees are entitled to receive an annual cash retainer of $6,000 and a board meeting fee of $1,500 for each in-person board meeting attended. Telephonic board meeting fees are $750. The Chairman of the Audit Committee receives $6,000 annually for service as chairman. Committee meeting fees are $500 per meeting attended, either in person or telephonically. Directors are eligible to participate in our 2009 Equity Incentive Plan, although we have not yet made any decisions concerning annual or periodic grants and awards. Directors who are our employees receive no compensation for their service as directors.

        Inasmuch as we did not begin operating as a corporation until October 2009, we had no directors in the fiscal year ended June 30, 2009 and accordingly, paid no director compensation in that year.

2009 Equity Incentive Plan

        We have adopted the S&W Seed Company 2009 Equity Incentive Plan, or the Incentive Plan. The purposes of the Incentive Plan are to assist us in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to our success and to achieve long-term objectives that will benefit our stockholders.

        Shares Available.    750,000 shares of our common stock may be subject to awards under the Incentive Plan. The shares may be subject to adjustment in the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares. If any shares subject to an award are forfeited, an award expires or otherwise terminates without issuance of shares, or an award is settled for cash or does not result in the issuance of shares, the shares will again be available for issuance under the Incentive Plan.

        Eligibility.    Employees, directors and consultants are eligible for awards under the Incentive Plan. The Compensation Committee may also grant substitute awards in connection with acquisitions and business combinations.

        Administration.    The Compensation Committee of our board will oversee the administration of the Incentive Plan. The Compensation Committee will have the authority to interpret the Incentive Plan and make all determinations necessary or desirable for its administration. The Compensation Committee will have discretion to select participants and determine the form, amount and timing of each award to such persons, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of an award.

        Forms of Awards.    Awards under the Incentive Plan may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) SARs, (iii) restricted stock, (iv) restricted stock units or RSUs, (v) performance awards, (vi) other share-based awards and (vii) cash.

          Options.     Options are rights to purchase shares of our common stock at a price and during a period determined by the Compensation Committee. The exercise price of an option will not be less than the fair market value of our common stock on the date of the option grant. Options generally expire no later than 10 years after the date of grant except in the event of death or disability (other than with respect to an incentive stock option).

          SARs.     A SAR entitles the participant to receive, upon exercise, an amount equal to the excess of (i) the fair market value of one share of our common stock on the date of exercise (or such amount less than such fair market value as the Compensation Committee will determine at any time during a specified period before the date of exercise) over (ii) the grant price of the SAR on the date of grant. The Compensation Committee may provide SARs in tandem with options, in tandem with any award (other than an option) or without regard to any option or other award. The Compensation Committee determines whether payment of a SAR will be made in cash, in whole shares or other property.

          Restricted Stock/RSUs.     Restricted stock is any share issued with the restriction that the participant may not sell, transfer, pledge or assign such share and with such other restrictions as the Compensation Committee, in its sole discretion, may impose. A RSU is an award that is valued by reference to a share, which value may be paid to the participant by delivery of shares, cash or other property as determined by the Compensation Committee. Restrictions on restricted shares and RSUs may lapse separately or in combination at such times, in installments or otherwise, as the Compensation Committee deems appropriate.

          Performance Awards.     Performance awards are the award of cash or units (valued by reference to shares or other property) which will be earned by the participant upon the achievement of performance goals established by the Compensation Committee. The Compensation Committee will determine the performance criteria to be achieved during any performance period and the length of the performance period. Performance awards may be paid in cash, shares or other property as will be determined by the Compensation Committee.

          Other Share-Based Awards.     The Incentive Plan authorizes the grant of awards that are options, restricted shares, RSUs or other performance awards that are valued in whole or in part by reference to, or are otherwise based on shares or other share-based awards. Other share-based awards will also be available as a form of payment of other awards granted under the Incentive Plan and other earned cash-based compensation.

        Internal Revenue Code Section 162(m) Provisions.    If the Compensation Committee determines that a restricted stock award, a RSU, a performance award or any other share-based award is intended to be subject to the Internal Revenue Code ("Code") Section 162(m) provisions of the Incentive Plan, the lapsing of restrictions thereon and the distribution of cash, shares or other property, as applicable, will be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which will be based on the attainment of specified levels of one or any combination of performance goals set forth in the Incentive Plan, or such other goals as may be established from time to time by the Compensation Committee. The performance goals may vary from participant to participant, group to group and period to period.

        The performance goals will be set by the Compensation Committee and will comply with the requirements of Section 162(m) of the Code. With respect to a restricted stock award, RSU award, performance award or other share-based award that is subject to the 162(m) provisions of the Incentive Plan, the Compensation Committee may adjust downwards, but not upwards, the amount payable pursuant to such award. The Compensation Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability or as otherwise determined by the Compensation Committee. The Compensation Committee can impose such other restrictions on awards as it may deem necessary or appropriate to ensure that such awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code.

        Change in Control.    The Compensation Committee will determine and provide in the award agreement the effect, if any, of an award in the event of a change in control.

        Termination of Employment.    The Compensation Committee will determine and set forth in each award agreement whether any awards granted in such award agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a participant ceases to be employed by or to provide services to us (including as a director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant's employment or services will be determined by the Compensation Committee, which determination will be final.

        Transferability of Awards.    No award and no shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, can be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution. Awards may be exercised during the life of the participant only by the participant or the participant's guardian or legal representative. A participant may assign or transfer an award to a permitted assignee provided that such permitted assignee will be bound by and subject to all of the terms and conditions of the Incentive Plan and the award agreement. A permitted assignee includes (i) the participant's spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the participant or the persons referred to in clause (i), or (iii) to a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (i) are the only partners, members or stockholders. The permitted assignee will execute an agreement satisfactory to us evidencing such obligations and provided further that such participant will remain bound by the terms and conditions of the Incentive Plan. We will cooperate with any permitted assignee and our transfer agent in effectuating any permitted transfers.

        Compliance with Section 409A.    To the extent that the terms of any award held by a participant who is subject to United States Federal income tax requires or permits installment or deferred payment of such award resulting in a "deferral of compensation" within the meaning of Section 409A (a "Section 409A Award"), the award will be subject to additional terms and conditions as provided under the Incentive Plan. These additional terms and conditions of the Incentive Plan are designed to make Section 409A Awards comply with Section 409A and avoid its adverse tax consequences. Generally the Incentive Plan requires that deferral elections and subsequent distributions of deferred compensation must comply with Section 409A.

        An award agreement may contain additional terms and restrictions, including vesting conditions, not inconsistent with the terms of the Incentive Plan, as the Compensation Committee may determine.

        We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the Incentive Plan.

        Federal Income Tax Consequences of Awards.    There will be no federal income tax consequences to the participant or us upon the grant of an option under the Incentive Plan. Upon exercise of an option that is not an incentive stock option, a participant generally will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired shares; less (ii) the exercise price of the option. We will generally be entitled to a tax deduction in the same amount.

        Upon the exercise of an incentive stock option, a participant recognizes no immediate taxable income. Income recognition is deferred until the participant sells the shares. If the option is exercised no later than three months after the termination of the participant's employment, and the participant does not dispose of the shares acquired pursuant to the exercise of the option within two years from the date the option was granted and within one year after the exercise of the option, the gain on the sale will be treated as long-term capital gain. We are not entitled to any tax deduction with respect to the grant or exercise of incentive stock options, except that if the shares are not held for the full term of the holding period outlined above, the gain on the sale of such shares, being the lesser of: (i) the fair market value of the shares on the date of exercise minus the option price or (ii) the amount realized on disposition minus the exercise price, will be taxed to the participant as ordinary income, and we will generally be entitled to a deduction in the same amount. The excess of the fair market value of the shares acquired upon exercise of an incentive stock option over the exercise price therefor constitutes a tax preference item for purposes of computing the "alternative minimum tax" under the Code.

        There will be no federal income tax consequences to either the participant or us upon the grant of a SAR. However, the participant generally will recognize ordinary income upon the exercise of a SAR in an amount equal to the aggregate amount of cash and the fair market value of the shares received upon exercise. We will generally be entitled to a deduction equal to the amount includible in the participant's income.

        There will be no federal income tax consequences to either the participant or us upon the grant of restricted shares until expiration of the restricted period and the satisfaction of any other conditions applicable to the restricted shares. At that time, the participant generally will recognize taxable income equal to the then fair market value for the shares. We will generally be entitled to a corresponding deduction.

        There will be no federal income tax consequences to the participant or us upon the grant of performance awards, RSUs or other share-based awards, as defined in the Plan. Participants generally will recognize taxable income at the time when such Awards are paid or settled in an amount equal to the aggregate amount of cash and the fair market value of shares acquired. We will generally be entitled to a deduction equal to the amount includible in the participant's income.

        Effectiveness of the Incentive Plan; Amendment and Termination.    The Incentive Plan became effective on November 30, 2009. The Incentive Plan will remain available for the grant of awards until the tenth anniversary of the effective date. The board may amend, alter or discontinue the Incentive Plan in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted, without his or her consent. In addition, stockholder approval is required for any amendment that would, for example, increase the maximum number of shares available for grants and awards, reduce the price at which options may be granted, change the class of eligible participants, and as otherwise required by law or under stock exchange listing requirements.

 RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

        In connection with this offering, we have adopted a written related party transaction policy, which covers transactions between us and our directors, executive officers, 5% or greater stockholders and parties related to the foregoing, such as immediate family members and entities they control. The policy will require that any such transaction be considered and approved by our Audit Committee (or a special committee formed for this purposes consisting entirely of independent directors, the "Special Committee") prior to entry into such transaction. In reviewing such transactions, the policy will require the Audit Committee or the Special Committee to consider all of the relevant facts and circumstances available to the Audit Committee or the Special Committee, including (if applicable) but not limited to the benefits to the Company, the availability of other sources for comparable products or services the terms of the transaction and the terms available to unrelated third parties or to employees generally.

        Under the policy, if we should discover related party transactions that have not been approved, the Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Certain Relationships and Related Transactions

        Triangle T Partners, LLC ("Triangle T Partners") is the owner of 8% of our outstanding shares prior to this offering. Grover T. Wickersham, our Chairman of the Board, also serves as the Chairman of the Board of Triangle T Partners and is a member of the board of directors of Triangle T Ranch, Inc. ("Triangle T Ranch" and, collectively with Triangle T Partners, "Triangle T"). Mr. Wickersham indirectly owns a controlling interest in Triangle T Partners.

        Triangle T has been one of our alfalfa seed growers for four years. We enter into annual alfalfa seed production contracts with Triangle T on the same commercial terms and conditions as with the other growers with whom we contract for alfalfa seed production. For the fiscal years ended June 30, 2008 and 2009, we paid Triangle T $169,217 and $284,307, respectively, for alfalfa seed it grew and sold to us under annual contracts. Mr. Wickersham did not personally receive any funds from these transactions. We have contracted with Triangle T to plant 893 acres of various alfalfa seed varieties as part of our calendar 2010 production for which we will pay Triangle T the same price we have agreed to pay our other growers. Triangle T has also agreed to plant up to 30 acres of proprietary varieties of stevia plantings in 2010. We have agreed to reimburse Triangle T Partners for its direct and indirect costs of planting and harvesting stevia plants, which we estimate will not exceed $150,000 in the 2010 Fiscal Year.

        Triangle T purchases milled alfalfa seed from us to plant alfalfa on its own property for the production of alfalfa hay and to grow alfalfa seed for us. We sell milled alfalfa seed to Triangle T under the same commercial terms and conditions as other alfalfa seed customers in the San Joaquin Valley. For the fiscal years ended June 30, 2008 and 2009, Triangle T paid us $127,132 and $150,525, respectively, for alfalfa seed it purchased.

        Yellowjacket, LP is the owner of approximately 85% of our outstanding shares prior to this offering. Mr. Wickersham is a limited partner of Yellowjacket, owning approximately 13% of the limited partnership interests. Yellowjacket is managed by a corporate general partner. In December 2008, S&W Seed Company, the general partnership, entered into a one-year revolving line of credit arrangement with Wells Fargo Bank, National Association, under the terms of which we are allowed to draw down up to $2,500,000 (bearing interest at 3% over the daily one-month LIBOR in effect from time to time), which we use for working capital requirements. In connection with this credit arrangement, which was entered into before Yellowjacket became our stockholder, Yellowjacket and Mr. Wickersham, among other parties, executed continuing guaranties of our obligations under the revolving line of credit. Those guaranties remain in full force and effect.

PRINCIPAL STOCKHOLDERS

        Set forth below is information regarding the beneficial ownership of our common stock, as of January 28, 2010 and as adjusted to reflect the sale of 1,360,000 units in this offering, by (i) each person whom we knew beneficially owned more than 5% of the outstanding shares of our common stock, (ii) each of our directors, and (iii) all of the current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to shares beneficially owned.

		Percentage of the Class Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Before This Offering	After This Offering
Yellowjacket, LP(1)	2,566,000	85.5%	44.9%
P.O. Box 524
Glenbrook, NV 89413
Triangle T Partners, LLC(2)	240,000	8.0	4.2
4408 Hays Drive
Chowchilla, CA 93610
Michael Culhane	0	0	0
Mark S. Grewal(2)(3)	240,000	8.0	4.2
Michael M. Fleming	0	0	0
Michael N. Nordstrom(2)(3)	240,000	8.0	4.2
Grover T. Wickersham(2)(3)	240,000	8.0	4.2
All directors and executive officers as a group (6 persons)(2)	240,000	8.0	4.2

(1)
Glenbrook Capital Management is the general partner of Yellowjacket, LP. Robert W. Lishman, Jr. is the sole executive officer and member of the board of directors of the general partner and may be deemed to exercise voting and dispositive power over the shares held by Yellowjacket, LP. Glenbrook Capital Management and Mr. Lishman disclaim beneficial ownership of the shares held by Yellowjacket, LP, except to the extent of their respective pecuniary interests therein. The address of Glenbrook Capital Management is 430 Cambridge Avenue, Palo Alto, California. Yellowjacket LP and Glenbrook Capital Limited Partnership are not a "group" as that term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

(2)
Voting and investment decisions with respect to securities owned by Triangle T Partners, LLC are made by its board of managers. The members of the board include Mark S. Grewal, Michael N. Nordstrom and Grover T. Wickersham, who also serve on our board of directors. Each of the members of the board disclaim beneficial ownership except to the extent of his respective pecuniary interest therein. Mr. Wickersham is the only officer or director of our company that has a pecuniary interest in Triangle T Partners, LLC, and his interest is held indirectly through his ownership in the parent of the parent of Triangle T Partners, LLC.

(3)
The address for each of these beneficial owners is 25552 South Butte Avenue, Five Points, CA 93624.

 DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, all with a par value of $0.001 per share. Following this offering, we will have 5,720,000 shares of common stock and no shares of preferred stock outstanding.

Units

        Each unit consists of two shares of common stock, one Class A warrant to purchase one share of common stock and one Class B warrant to purchase one share of common stock. The public warrants will trade only as part of a unit for 45 days following the date of this prospectus, unless the representative determines that an earlier separation date is acceptable. After separation, the common stock and public warrants will only trade separately. At the closing of the offering, we will deliver the units to the representative of the underwriters in uncertificated form through the facilities of the Depository Trust Company. Thereafter, investors may request physical delivery of unit certificates at any time before the public warrants begin trading separately from the shares of common stock included in the units. An investor may also request delivery of separate physical certificates for the public warrants and the shares of common stock comprising the units, but we will not be obligated to make delivery of the separate certificates until after the public warrants begin trading separately from the shares of common stock. Until the public warrants begin trading separately, investors will be unable to make separate delivery of certificates for the public warrants and the shares of common stock comprising a unit and will be unable to settle trades in those securities.

Common Stock

        As of January 28, 2010, we had 3,000,000 shares of common stock outstanding, held by three stockholders. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to the preference in dividend rights of any series of preferred stock that we may issue in the future, the holders of common stock are entitled to receive such cash dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding up, after payment of all debts and liabilities and after payment of the liquidation preferences of any shares of preferred stock then outstanding, the holders of the common stock will be entitled to participate pro rata in all assets that are legally available for distribution.

        Other than the rights described above, the holders of common stock have no preemptive subscription, redemption, sinking fund or conversion rights and are not subject to further calls or assessments. The rights and preferences of holders of common stock will be subject to the rights of any series of preferred stock that we may issue in the future.

Public Warrants

  Class A Warrants

        General.    The Class A warrants issued in this offering may be exercised after they become separately tradable until the expiration date of             2015 (five years from the date of this prospectus). Each warrant entitles the holder to purchase one share of common stock at an exercise price of $      per share (65% of the initial public offering price of the units). This exercise price will be adjusted if specific events, summarized below, occur. A holder of Class A warrants will not be deemed a holder of the underlying stock for any purpose until the unit warrant is exercised.

        Exercise.    The holders of the Class A warrants may exercise them only if an appropriate registration statement is then in effect. To exercise a warrant, the holder must deliver to our warrant agent the warrant certificate on or before the expiration date, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class A warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the Class A warrants.

        Redemption.    Beginning six months after the date of this prospectus, we will have the right to redeem the Class A warrants at a price of $0.25 per warrant, after providing 30 days prior written notice to the warrantholders, at any time after our common stock closes at a price that equals or exceeds $      [80% of the initial public offering price of the units] for at least five consecutive trading days. We will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known addresses appearing on the registration records maintained by the warrant agent. No other form of notice or publication will be required. If we call the Class A warrants for redemption, the holders of the Class A warrants will then have to decide whether to sell Class A warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

        Adjustments in Certain Events.    We will make adjustments to the terms of the Class A warrants if certain events occur. If we distribute to our stockholders additional shares of common stock through a dividend or distribution, or if we effect a stock split of our common stock, we will adjust the total number of shares of common stock purchasable on exercise of a warrant so that the holder of a warrant thereafter exercised will be entitled to receive the number of shares of common stock the holder would have owned or received after such event if the warrant holder had exercised the warrant before the event causing the adjustment. The aggregate exercise price of the warrant will remain the same in that circumstance, but the effective purchase price per share of common stock purchasable upon exercise of the warrant will be proportionately reduced because a greater number of shares of common stock will then be purchasable upon exercise of the adjusted warrant. If, however, we effect a dividend, distribution or stock split that increases our outstanding common stock by 50% or more, we will proportionately increase the number of warrants outstanding rather than increasing the number of shares of common stock underlying each warrant. Each Class A warrant will then continue to be exercisable for the same number of shares as before the event requiring the increase in the number of outstanding Class A warrants, but the exercise price of each warrant will be correspondingly reduced.

        In the event of a capital reorganization or reclassification of our common stock, the Class A warrants will be adjusted so that thereafter each warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the warrant had been exercised before the capital reorganization or reclassification of our common stock.

        If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that warrantholders will be entitled to receive upon exercise of a warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the warrant was exercisable immediately before the transaction. No adjustment to the Class A warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.

  Class B Warrants

        The Class B warrants are identical to the Class A warrants except for the following terms: (i) the exercise price is $      per share [100% of the initial public offering price of the units]; and (ii) we may redeem the Class B warrants beginning six months after the date of this prospectus, provided that our common stock has closed at a price that equals or exceeds $      [125% of the initial public offering price of the units] for at least five consecutive trading days.

Preferred Stock

        We have never had, and immediately following this offering we will not have, any shares of preferred stock outstanding. Our board of directors, without any further vote or action by our stockholders, has the authority to issue up to an aggregate of 5,000,000 shares of preferred stock from time to time, in one or more classes or series or shares, on terms that it may determine, including among other things:

  •
  its dividend rate;

  •
  its liquidation preference;

  •
  whether or not the shares will be convertible into, or exchangeable for, any other securities; and

  •
  whether or not the shares will have voting rights, and, if so, determine the extent of the voting powers and the conditions under which the shares will vote as a separate class.

        We believe that our board of directors' ability to issue preferred stock on such a wide variety of terms will enable the Preferred Stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, our board of directors could issue all or part of the preferred stock with, among other things, substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by our board of directors likely to support our current management in a context for control of us, either as a precautionary measure or in response to a specific takeover threat. We have no current plans to issue preferred stock for any purpose.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

  •
  prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "Interested Stockholder" did own, 15% or more of the corporation's voting stock.

        In addition, our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our bylaws which could delay, defer or prevent a change in control.

Transfer Agent, Warrant Agent and Registrar

        Our transfer agent and registrar for our common stock and the warrant agent for our public warrants is BNY Mellon Shareholder Services, San Francisco, California.

 SHARES ELIGIBLE FOR FUTURE SALE

This Offering

        Upon completion of the offering, we expect to have 5,720,000 shares of common stock outstanding. This number assumes no exercise of the underwriters' over-allotment option, the public warrants, the representative's warrants or any other outstanding options and warrants. We expect to have 5,760,000 shares of common stock outstanding if the underwriters' over-allotment is exercised in full. Of these shares, the 2,720,000 shares of common stock issued as part of the units sold in this offering (3,128,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. The 2,720,000 shares of common stock underlying the public warrants issued as part of the units sold in this offering (3,128,000 shares of common stock in the case of the public warrants, if the underwriters' over-allotment option is exercised in full) will also be freely tradable after exercise of the public warrants, except for shares held by our affiliates.

Outstanding Restricted Stock

        The remaining 3,000,000 outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. The holders of these shares have agreed not to sell or otherwise dispose of any of their shares of common stock for a period of one year after completion of this offering, without the prior written consent of Paulson Investment Company, Inc., the representative of the underwriters, subject to certain limited exceptions. After the expiration of the lock-up period, all of the outstanding restricted shares subject to the lock-up may be sold in the public market pursuant to Rule 144.

        Under Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their shares provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale; (ii) we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for at least 90 days before the sale; and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

        Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of:

  •
  1% of the total number of shares of the same class then outstanding, which will equal approximately 54,000 shares immediately after this offering; or

  •
  the average weekly trading volume of such shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

        Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus

        Not earlier than 90 days after the date of completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our Incentive Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. As of January 20, 2010, 750,000 shares are reserved for issuance under our Incentive Plan. The Form S-8 registration statement will become effective immediately upon filing.

UNDERWRITING

        Paulson Investment Company, Inc. is acting as the representative of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the units being offered. In connection with this offering and subject to certain terms and conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of each underwriter.

Underwriter	Number of Units
Paulson Investment Company, Inc.

Total	1,360,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased. The underwriters are offering the units when, as and if issued to and accepted by them, subject to a number of conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been initiated or threatened by the Securities and Exchange Commission.

        The representative of the underwriters has advised us that the underwriters propose to offer our units to the public at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $            per unit. The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $            per unit. After completion of the public offering of the units, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

        The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

        We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice.

        In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-allotment Option

        Pursuant to the underwriting agreement, we have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 204,000 units on the same terms as the other units being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $            , $            and $            , respectively.

Stabilization

        The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

  •
  Stabilizing transactions consist of bids or purchases made by the representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

  •
  Short sales and over-allotments occur when the representative, on behalf of the underwriting syndicate, sells more of our units than it purchases from us in this offering. To cover the resulting short position, the representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will make available a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement.

  •
  Syndicate covering transactions are bids for or purchases of our securities on the open market by the representative on behalf of the underwriters in order to reduce a short position incurred by the representative.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

        If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the NASDAQ Capital Market or otherwise.

Indemnification

        The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters' Compensation

        We have agreed to sell the units to the underwriters at the initial offering price of $            per unit, which represents the initial public offering price of the units set forth on the cover page of this prospectus less the 8% underwriting discount. The underwriting agreement also provides that Paulson Investment Company, Inc., as representative, will be paid a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the over-allotment option. We are not required to pay, or reimburse the underwriters for, the legal fees incurred by the underwriters in connection with this offering.

        On completion of this offering, we will issue to the representative of the underwriters warrants to purchase up to 136,000 units, each consisting of one share of common stock, one Class A warrant and one Class B warrant. The exercise price per unit shall be $            , which is equal to 120% of the

offering price of the units. The representative's warrants will be exercisable at any time beginning one year after the effective date of the registration statement of which this prospectus is part, and will expire on the fifth anniversary of the effective date. In compliance with the lock-up restrictions set forth in FINRA Rule 5110(g)(1), neither the representative's warrants nor the underlying securities may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of one year immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period.

        The holder of these representative's warrants will have, in that capacity, no voting, dividend or other stockholder rights. Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

        The following table summarizes the underwriting discount we will pay to the underwriters and the non-accountable expense allowance we will pay to the representative of the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Per Unit	Total without Over-Allotment Option	Total with Over-Allotment Option
Total underwriting discount to be paid by us	$	$	$
Non-accountable expense allowance

Warrant Solicitation Fee

        We have engaged Paulson, on a non-exclusive basis, as our agent for the solicitation of the exercise of the redeemable warrants. To the extent not inconsistent with the guidelines of the Financial Industry Regulatory Authority and the rules and regulations of the SEC, we have agreed to pay the underwriter for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by Paulson. No compensation will be paid to the underwriter upon the exercise of the warrants if:

  •
  the market price of the underlying shares of common stock is lower than the exercise price;

  •
  the holder of the warrants has not confirmed in writing that the underwriter solicited his, her or its exercise;

  •
  the warrants are held in a discretionary account, unless prior specific written approval for the exercise is received from the holder;

  •
  the warrants are exercised in an unsolicited transaction; or

  •
  the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

Right of First Refusal

        The underwriting agreement also grants the representative, for a period of 36 months from the date of this prospectus, the right of first refusal to act as the lead underwriter for any and all of our future public and private equity and debt offerings with gross proceeds of up to $20 million, including the offerings by any successor to or subsidiary of ours, but excluding ordinary course of business financings such as bank lines of credit, accounts receivable and factoring.

Lock-Up Agreements

        Our officers, directors and all pre-offering stockholders have agreed that for a period of one year from the date this registration statement becomes effective they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, other than through existing Rule 10b5-1 trading plans, intra-family transfers or transfers to trusts for estate planning purposes, without the consent of Paulson Investment Company, Inc. which consent will not be unreasonably withheld. Paulson Investment Company, Inc. may consent to an early release from the one-year lock-up period if, in its opinion, the market for the common stock would not be adversely affected by sales and in cases of an officer's or director's financial emergency. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Determination of Offering Price

        The public offering price of the units offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the units were:

  •
  our history and our prospects;

  •
  the industry in which we operate;

  •
  the status and development prospects for our products and services;

  •
  the previous experience of our executive officers; and

  •
  the general condition of the securities markets at the time of this offering.

        The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units can be resold at or above the public offering price.

 LEGAL MATTERS

        The validity of the issuance of the securities offered by this prospectus will be passed upon for the Company by Wickersham & Murphy, a Professional Corporation, Palo Alto, California. Grover T. Wickersham, our Chairman of the Board, is of counsel to Wickersham & Murphy. Certain legal matters in connection with this offering will be passed upon for the underwriters by Holland & Knight, LLP, Portland, Oregon.

EXPERTS

        The financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by M&K CPAS, PLLC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        In connection with the units offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act of 1933 with the SEC. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to our units, shares and warrants, and us, you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the Securities and Exchange Commission's public reference facilities, Room 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

        We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm.

S&W SEED COMPANY

INDEX TO FINANCIAL STATEMENTS

Page
Seed Holding, LLC, a Nevada limited liability company
Consolidated Financial Statements
Report of M&K CPAS, PLLC, Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at June 30, 2008 and 2009 and (unaudited) September 30, 2009	F-3

Consolidated Statements of Operations for the Period from Inception (June 27, 2008) to June 30, 2008 and the Fiscal Year Ended June 30, 2009 and (unaudited) for the Three Months Ended September 30, 2008 and 2009

F-4

Consolidated Statements of Owners' Equity for the Period from Inception (June 27, 2008) to June 30, 2008 and the Fiscal Year Ended June 30, 2009 and (unaudited) for the Three Months Ended September 30, 2009

F-5

Consolidated Statements of Cash Flows for the Period from Inception (June 27, 2008) to June 30, 2008 and the Fiscal Year Ended June 30, 2009 and (unaudited) for the Three Months Ended September 30, 2008 and 2009

F-6
Notes to Consolidated Financial Statements	F-7
S&W Seed Company, a California general partnership
Financial Statements
Report of M&K CPAS, PLLC, Independent Registered Public Accounting Firm	F-24
Balance Sheets at June 30, 2008 and 2009	F-25
Statements of Operations for the Fiscal Years Ended June 30, 2008 and 2009	F-26
Statements of Partners' Equity for the Fiscal Years Ended June 30, 2008 and 2009	F-27
Statements of Cash Flows for the Fiscal Years Ended June 30, 2008 and 2009)	F-28
Notes to Financial Statements	F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management
Seed Holding, LLC
Five Points, California

        We have audited the accompanying consolidated balance sheets of Seed Holding, LLC (the "Company") as of June 30, 2009 and 2008 and the related consolidated statements of operations, owners' equity and cash flows from the date of inception (June 27, 2008) to June 30, 2008 and the twelve-month period ended June 30, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seed Holding, LLC as of June 30, 2009 and 2008 and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas
January 19, 2010, except for Notes 10 and 11, as to which the date is Janaury 29, 2010

SEED HOLDING, LLC
(a Nevada Limited Liability Company)

CONSOLIDATED BALANCE SHEETS

	June 30,
			September 30, 2009
	2008	2009
			(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7	$367	$35,794
Accounts receivable, net	439,125	386,359	627,543
Inventories, net	146,177	1,111,463	6,440,513
Prepaid expenses and other current assets	14,160	14,365	10,516
Due from related parties	485,523	63,693	63,693

TOTAL CURRENT ASSETS	1,084,992	1,576,247	7,178,059

Property, plant and equipment, net of accumulated depreciation	2,483,936	2,536,818	2,492,092
Other intangibles, net	734,562	681,589	668,346

TOTAL ASSETS	$4,303,490	$4,794,654	$10,338,497

LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$15,844	$16,816	$5,894,494
Revolving line of credit	—	975,682	—
Accrued expenses and other current liabilities	10,207	6,649	37,167
Due to related parties	277,439	—	—

TOTAL CURRENT LIABILITIES	303,490	999,147	5,931,661

TOTAL LIABILITIES	303,490	999,147	5,931,661

OWNERS' EQUITY
Owners' equity—Seed Holding, LLC	2,400,000	2,011,435	2,359,375
Noncontrolling interests	1,600,000	1,784,072	2,047,461

TOTAL OWNERS' EQUITY	4,000,000	3,795,507	4,406,836

TOTAL LIABILITIES AND OWNERS' EQUITY	$4,303,490	$4,794,654	$10,338,497

See notes to consolidated financial statements

SEED HOLDING, LLC
(a Nevada Limited Liability Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Inception to June 30,	Year Ended June 30,	Three Months Ended September 30,
	2008	2009	2008	2009
			(Unaudited)
Revenue	$—	$4,947,105	$2,167,222	$1,633,826
Cost of revenue	—	3,652,226	1,281,819	774,564

Gross profit	—	1,294,879	885,403	859,262
Operating expenses
Selling, general and administrative expenses	—	559,377	109,070	122,369
Research and development expenses	—	56,782	18,118	12,736
Depreciation and amortization	—	212,307	51,293	58,163

Total operating expenses	—	828,466	178,481	193,268

Income from operations	—	466,413	706,922	665,994
Other (income) expense
Interest expense, net	—	11,190	356	7,521
Other (income), net	—	(4,956)	—	—

Net income including noncontrolling interests	$—	$460,179	$706,566	$658,473

Net income attributable to noncontrolling interests	$—	$184,072	$282,626	$263,389

Net income attributable to Seed Holding, LLC	$—	$276,107	$423,940	$395,084

See notes to consolidated financial statements

SEED HOLDING, LLC
(a Nevada Limited Liability Company)

STATEMENTS OF OWNERS' EQUITY

	Contributed Capital	Accumulated Earnings	Accumulated Withdrawals	Non- Controlling Interests	Total Owners' Equity
Balance, June 27, 2008 (Inception)	$—	$—	$—	$—	$—
Contributions from owners	2,400,000	—	—	1,600,000	4,000,000
Withdrawals by owners	—	—	—	—	—
Net income for the period ended June 30, 2008	—	—	—	—	—

Balance, June 30, 2008	$2,400,000	$—	$—	$1,600,000	$4,000,000

Contributions from owners	—	—	—	—	—
Withdrawals by owners	—	—	(664,672)	—	(664,672)
Net income for the year ended June 30, 2009	—	276,107	—	184,072	460,179

Balance, June 30, 2009	$2,400,000	$276,107	$(664,672)	$1,784,072	$3,795,507

Contributions from owners	—	—	—	—	—
Withdrawals by owners	—	—	(47,144)	—	(47,144)
Net income for the three months ended September 30, 2009	—	395,084	—	263,389	658,473

Balance, September 30, 2009 (unaudited)	$2,400,000	$671,191	$(711,816)	$2,047,461	$4,406,836

See notes to consolidated financial statements

SEED HOLDING, LLC
(a Nevada Limited Liability Company)

CONSOLIDATED STATEMENTS OF CASHFLOWS

	Inception to June 30,	Year Ended June 30,	Three Months Ended September 30,
	2008	2009	2008	2009
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income including noncontrolling interests	$—	$460,179	$706,566	$658,473
Adjustments to reconcile net income from operating activities to net cash provided by operating activities
Depreciation and amortization	—	212,307	51,293	58,163
Changes in:
Accounts receivable	—	52,766	(1,659,683)	(241,184)
Inventories	—	(965,286)	(2,864,174)	(5,329,050)
Prepaid expenes and other current assets	—	(205)	4,500	3,849
Due from related parties	—	421,830	347,255	—
Accounts payable	—	972	3,924,682	5,877,678
Accrued expenses and other current liabilities	—	(3,558)	1,523	30,518

Net cash provided by operating activities	—	179,005	511,962	1,058,447
CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition, net of cash acquired	(2,399,993)	—	—	—
Additions to property, plant and equipment	—	(228,854)	(68,517)	(194)
Proceeds from disposal of property, plant and equipment	—	16,638	—	—

Net cash used in investing activities	(2,399,993)	(212,216)	(68,517)	(194)
CASH FLOWS FROM FINANCING ACTIVITIES
Withdrawals by owners	—	(664,672)	(96,887)	(47,144)
Capital contribution from owners	2,400,000	—	—	—
Borrowing (repayments) on revolving credit loan	—	975,682	—	(975,682)
Repayments from related parties	—	(277,439)	(277,439)	—

Net cash provided by (used in) financing activities	2,400,000	33,571	(374,326)	(1,022,826)
NET INCREASE OR (DECREASE) IN CASH	7	360	69,119	35,427
CASH AND CASH EQUIVILENTS, beginning of the year	—	7	7	367

CASH AND CASH EQUIVILENTS, end of year	$7	$367	$69,126	$35,794

SUPPLMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$121	$11,371	$—	$7,467
Income taxes	—	—	—	—

See notes to consolidated financial statements

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 1—BACKGROUND AND ORGANIZATION

Organization

        Seed Holding, LLC ("Company" or "Seed Holding") was formed as a Nevada limited liability company on June 27, 2008 for the purpose of acquiring a majority ownership interest in S&W Seed Company, a California general partnership ("S&W"), which is engaged in the business of breeding, growing, processing and selling agricultural commodities, such as alfalfa seed, and to a lesser extent, wheat and small grains.

        On June 27, 2008, the general partners of S&W entered into an agreement for sale of their partnership interests to the Company. Under the terms of the agreement, the Company agreed to purchase 90% of S&W for $3,600,000 in three separate closing transactions.

        Pursuant to that purchase agreement, the Company had purchased a 60% interest in the partnership for $2,400,000 in cash, with the obligation to acquire an additional 15% interest on June 30, 2009 for $600,000 in cash and another 15% interest on June 30, 2010 for an additional $600,000 in cash. The original agreement was modified in December 2009. At September 30, 2009, the Company remained a 60% general partner, but it owned 85% of the general partnership at December 31, 2009. The Company agreed to purchase the remaining 15% general partnership interest on the earlier of June 30, 2010 or the closing of the Company's initial public offering. S&W Seed Company was incorporated in Delaware on October 2, 2009. Effective January       , 2010, the members of the Company exchanged their membership units for 3,000,000 shares of S&W Seed Company, which became the sole member of Seed Holding, and the corporation assumed the obligation to purchase the remaining 15% general partnership interest. Upon the acquisition of the remaining 15% general partnership interest, the Delaware corporation will own 100% of the general partnership, and the general partnership will cease to exist.

        At June 30, 2009 and September 30, 2009, Seed Holding, LLC is owned by Yellowjacket, LP, a Nevada limited partnership.

        See Notes 3 and 10 for further discussion.

Business Overview

        Since its establishment, the Company has been principally engaged in breeding, growing, processing and selling agricultural commodities, such as alfalfa seed, and to a lesser extent, wheat and small grains. The Company owns a 40-acre seed cleaning and processing facility located in Five Points, California that the Company has operated since its inception. S&W products are grown under contract by farmers in the San Joaquin Valley of central California. Though the Company's proprietary alfalfa seed varieties have been a mainstay of the business for decades, S&W has in the past derived material revenue from the processing of wheat and other small grains.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

        The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

        The Company owns 60% of S&W Seed Company, a California general partnership. The consolidated financial statements include the accounts of Seed Holding, LLC and its controlled subsidiary, S&W Seed Company. All significant intercompany balances and transactions have been eliminated. The Company records net income attributable to non-controlling interest in the consolidated statements of operations for any non-owned portion of its consolidated subsidiary. Non-controlling interest is recorded in owners' equity on the consolidated balance sheet.

Unaudited Interim Financial Information

        The accompanying consolidated balance sheet as of September 30, 2009, consolidated statements of operations for the three months ended September 30, 2008 and 2009, consolidated statement of owners' equity for the three months ended September 30, 2009 and consolidated statements of cash flows for the three months ended September 30, 2008 and 2009 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of the Company's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company's statement of financial position at September 30, 2009 and its results of operations and its cash flows for the three months ended September 30, 2008 and 2009. The results for the three months ended September 30, 2009 are not necessarily indicative of the results to be expected for the fiscal year ending June 30, 2010.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are adjusted to reflect actual experience when necessary. Significant estimates and assumptions affect many items in the financial statements. These include allowance for doubtful trade receivables, sales returns and allowances, inventory obsolescence, asset impairments, grower accruals (an estimate of amounts payable to farmers who grow seed for the Company), contingencies and litigation. Significant estimates and assumptions are also used to establish the fair value and useful lives of depreciable tangible and certain intangible assets. Actual results may differ from those estimates and assumptions, and such results may affect income, financial position or cash flows.

Certain Risks and Concentrations

        The Company's revenue is principally derived from the sale of alfalfa seed, the market for which is highly competitive. The Company depends on a core group of significant customers. The Company's

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

top three customers accounted for 58% and 61% of its net sales for the fiscal years ended June 30, 2008 and 2009, respectively. The Company's top three customers accounted for 47% and 60% of its net sales for the three months ended September 30, 2008 and 2009, respectively.

        Three customers comprised 82%, 96% and 35% of the Company's accounts receivable at June 30, 2008, June 30, 2009, and September 30, 2009, respectively.

        The Company is also dependent upon a small network of growers of alfalfa seed that together provide all of the seed the Company sells to its customers. Three growers accounted for 58% and 44% of the Company's seed requirements for the fiscal years ended June 30, 2008 and 2009, respectively. Three growers accounted for 58% and 44% of the Company's seed requirements for the three months ended September 30, 2008 and 2009, respectively.

Revenue Recognition

        The Company derives its revenue from sales of alfalfa seed and milling services. Revenue from seed sales is recognized when risk and title to the product is transferred to the customer, which usually occurs at the time shipment is made from the Company's facilities. Substantially all the Company's products are sold F.O.B. mill. When the right of return exists in the Company's seed business, sales revenue is reduced at the time of sale to reflect expected returns. In order to estimate the expected returns, management analyzes historical returns, economic trends, market conditions and changes in customer demand.

        There are several additional conditions for recognition of revenue, including the requirements that the collection of sales proceeds must be reasonably assured based on historical experience and current market conditions, the sales price is fixed and determinable and that there must be no further performance obligations under the sale.

Shipping and Handling Costs

        The Company records purchasing and receiving costs, inspection costs and warehousing costs in cost of goods sold.

Cash and Cash Equivalents

        For financial statement presentation purposes, the Company considers time deposits, certificates of deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

        The Company maintains cash and cash equivalent balances at financial institutions that are insured by the Federal Deposit Insurance Corporation up to $250,000. Deposits with these banks may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk. The Company did not have any cash equivalents at June 30, 2008 and 2009, and September 30, 2009.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

        The Company provides an allowance for doubtful trade receivables equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions and a review of the current status of each customer's trade accounts receivable. The allowance for doubtful trade receivables was $0 at June 30, 2008 and 2009 as well as September 30, 2009.

Inventories

        Inventories consist of alfalfa seed purchased from our growers under year-to-year production contracts as well as packaging materials. Alfalfa inventories are accounted for on a specific lot-by-lot identification basis. Inventories are sold to our customers on the same specific lot-by-lot identification basis.

        Inventories are stated at the lower of cost or market, and the inventory reserve reduces the cost basis of inventory. Inventories are valued as follows: Actual cost is used to value raw materials such as packaging materials, as well as goods in process. Costs for substantially all finished goods, which include the cost of carryover crops from the previous year, are valued at actual cost. Actual cost for finished goods includes plant conditioning and packaging costs, direct labor and raw materials and manufacturing overhead costs based on normal capacity. The Company records abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) as current period charges and allocates fixed production overhead to the costs of finished goods based on the normal capacity of the production facilities.

        Inventory is periodically reviewed to determine if it is marketable, obsolete or impaired. Inventory that is determined to not be marketable is written down to market value. Inventory that is determined to be obsolete or impaired is written off to expense at the time the impairment is identified. The Company sells its inventory to distributors and directly to growers.

        Components of inventory are:

	June 30,
			September 30, 2009
	2008	2009
			(Unaudited)
Raw materials and supplies	$89,660	$72,347	$81,984
Work in progress	—	—	—
Finished goods	56,517	1,039,116	6,358,529
Reserve for obsolescence	—	—	—

	$146,177	$1,111,463	$6,440,513

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation. The cost of plant and equipment is depreciated using the straight-line method over the estimated useful life of the asset—periods of approximately 18-28 years for buildings, 3-7 years for machinery and equipment and 3-5 years for vehicles. Long-lived assets are reviewed for impairment whenever in management's judgment conditions indicate a possible loss. Such impairment tests compare estimated undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its fair value or, if fair value is not readily determinable, to an estimated fair value based on discounted cash flows. Fully depreciated assets are retained in property, plant and equipment and accumulated depreciation accounts until they are removed from service. In case of disposals of assets, the assets and related accumulated depreciation are removed from the accounts, and the net amounts after proceeds from disposal are credited or charged to income.

Intangible Assets

        Intangible assets acquired in the business acquisition of S&W Seed Company in 2008 are reported at their initial fair value, which is not updated on a recurring basis. The intangible assets are amortized based on useful lives ranging from 3 - 20 years.

Research and Development Costs

        The Company is engaged in ongoing research and development ("R&D") of proprietary seed varieties. The Company accounts for R&D under standards issued by the FASB. Under these standards, all R&D costs must be charged to expense as incurred. Accordingly, internal R&D costs are expensed as incurred. Third-party R&D costs are expensed when the contracted work has been performed or as milestone results have been achieved. The costs associated with equipment or facilities acquired or constructed for R&D activities that have alternative future uses are capitalized and depreciated on a straight-line basis over the estimated useful life of the asset. The amortization and depreciation for such capitalized assets are charged to R&D expenses.

Income Taxes

        Organized as a limited liability company, the Company is not a taxable entity for income tax purposes. Items of membership income, deductions and credits are allocated among the members for inclusion in their respective income tax returns.

Impairment of Long-Lived Assets

        The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment ("ASC 360-10"). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. The Company performed an annual review for impairment and none existed as of June 30, 2009.

Fair Value of Financial Instruments

        In the first quarter of fiscal year 2009, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10"). ASC 820-10 defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure. ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820-10 did not have a material impact on the Company's consolidated financial position or operations, but does require that the Company disclose assets and liabilities that are recognized and measured at fair value on a non-recurring basis, presented in a three-tier fair value hierarchy, as follows:

  •
  Level 1. Observable inputs such as quoted prices in active markets;

  •
  Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

  •
  Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

        The following presents the gross value of assets that were measured and recognized at fair value on a non-recurring basis at June 27, 2008. The assets presented below were acquired on June 27, 2008 as discussed in Note 3.

  Level 1: none

  Level 2: none

  Level 3:

    •
    Property, plant, and equipment: $2,483,936

    •
    Intangible assets: $734,562

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Effective October 1, 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10") and Accounting Standards Codification subtopic 825-10, Financial Instruments ("ASC 825-10"), which permits entities to choose to measure many financial instruments and certain other items at fair value. Neither of these statements had an impact on the Company's financial position, results of operations or cash flows. The carrying value of cash and cash equivalents, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Recent Accounting Pronouncements

        In December 2007, the FASB amended its existing standards for a parent's noncontrolling interest in a subsidiary and the accounting for future ownership changes with respect to the subsidiary. The new standard defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary that is not attributable, directly or indirectly, to a parent. The new standard requires, among other things, that a noncontrolling interest be clearly identified, labeled and presented in the consolidated balance sheet as equity, but separate from the parent's equity; that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and that if a subsidiary is deconsolidated, the parent measure at fair value any noncontrolling equity investment that the parent retains in the former subsidiary and recognize a gain or loss in net income based on the fair value of the non-controlling equity investment. The Company adopted the new standard effective July 1, 2009, and applied it retrospectively. As a result, the Company reclassified noncontrolling interests from the mezzanine section to equity in the June 30, 2009 and 2008 consolidated balance sheet. Certain reclassifications to the consolidated statements of operations have been made to prior period amounts to conform to the presentation of the current period under the new standard.

        In April 2008, the FASB issued ASC 350-10, "Determination of the Useful Life of Intangible Assets." ASC 350-10 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350-10, "Goodwill and Other Intangible Assets." ASC No. 350-10 is effective for fiscal years beginning after December 15, 2008. The adoption of this ASC did not have a material impact on the Company's consolidated financial statements.

        In April 2009, the FASB issued ASC 805-10, "Accounting for Assets Acquired and Liabilities assumed in a Business Combination That Arise from Contingencies—an amendment of FASB Statement No. 141 (Revised December 2007), Business Combinations." ASC 805-10 addresses application issues raised by preparers, auditors and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination. ASC 805-10 is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. ASC 805-10 will have an impact on the Company's accounting for any future acquisitions and its consolidated financial statements.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In May 2009, the FASB issued SFAS No. 165, "Subsequent Events," which is included in ASC Topic 855, Subsequent Events. ASC Topic 855 established principles and requirements for evaluating and reporting subsequent events and distinguishes which subsequent events should be recognized in the financial statements versus which subsequent events should be disclosed in the financial statements. ASC Topic 855 also requires disclosure of the date through which subsequent events are evaluated by management. ASC Topic 855 was effective for interim periods ending after June 15, 2009 and applies prospectively. Because ASC Topic 855 impacts the disclosure requirements, and not the accounting treatment for subsequent events, the adoption of ASC Topic 855 did not impact the Company's consolidated results of operations or financial condition. See Note 10 for disclosures regarding the Company's subsequent events.

        Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 105-10, Generally Accepted Accounting Principles—Overall ("ASC 105-10"). ASC 105-10 establishes the FASB Accounting Standards Codification (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates ("ASUs"). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout these consolidated financials have been updated for the Codification.

        In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, an entity may use the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company's consolidated results of operations or financial condition.

        In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, which provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. ASU No. 2009-13 is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on its consolidated results of operations and financial condition.

NOTE 3—BUSINESS COMBINATIONS

        On June 27, 2008, the Company acquired a 60% ownership interest in S&W for $2,400,000 in cash plus transaction costs of $7,500.The acquisition was accounted for as a purchase transaction. Accordingly, the assets and liabilities of the acquired entity were recorded at their estimated fair values at the dates of the acquisitions. Because the consideration paid is less than the fair value of the assets acquired, the excess fair value over cost is allocated on a pro-rata reduction to the non-current assets.

        The following table summarizes the final allocation of the purchase price:

Current assets	$1,084,992
Property, plant and equipment	2,483,936
Trade name	283,526
Customer relationships	146,416
Technology/IP	300,277
Non-compete	4,343
Assumed liabilities	(295,990)
Non-controlling interest	(1,600,000)

Total purchase price	$2,407,500

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 3—BUSINESS COMBINATIONS (Continued)

        The intangible assets included the fair value of trade name, customer relationships, technology/IP, and non-compete agreements. The useful lives of the acquired intangibles are as follows:

Useful Lives (Years)
Trade name	20
Customer relationships	20
Technology/IP	10
Non-compete	3

        The financial results of the acquired business are included in the Company's consolidated financial statements from date of acquisition. Seed Holding, LLC did not have any operations prior to the acquisition of S&W. Due to the lack of operations in Seed Holding, LLC prior to the acquisition and that the inception date is near the end of the period, period ended 2008 pro-forma information is not presented as it would duplicate the statement of operations presented in these consolidated financial statements.

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS

        Goodwill and other intangible assets consist of the following:

	Balance at July 1, 2007	Additions	Amortization	Balance at June 30, 2008
Trade name	—	$283,526	—	$283,526
Customer relationships	—	146,416	—	146,416
Technology/IP	—	300,277	—	300,277
Non-compete	—	4,343	—	4,343

	$—	$734,562	$—	$734,562

	Balance at July 1, 2008	Additions	Amortization	Balance at June 30, 2009
Trade name	$283,526	$—	$(14,176)	$269,350
Customer relationships	146,416	—	(7,321)	139,095
Technology/IP	300,277	—	(30,028)	270,249
Non-compete	4,343	—	(1,448)	2,895

	$734,562	$—	$(52,973)	$681,589

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

	Balance at July 1, 2009	Additions	Amortization	Balance at September 30, 2009
				(unaudited)
Trade name	$269,350	$—	$(3,544)	$265,806
Customer relationships	139,095	—	(1,830)	137,265
Technology/IP	270,249	—	(7,507)	262,742
Non-compete	2,895	—	(362)	2,533

	$681,589	$—	$(13,243)	$668,346

        Total amortization expense for the other intangible assets for the fiscal years ended June 30, 2008 and 2009 and three months ended September 30, 2009 was approximately $0, $52,973, and $13,243, respectively.

        Estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

	2010	2011	2012	2013	2014
Amortization expense	$52,973	$52,973	$52,973	$52,973	$52,973

NOTE 5—PROPERTY, PLANT AND EQUIPMENT

        Components of property, plant and equipment were as follows:

	June 30,
			September 30, 2009
	2008	2009
			(Unaudited)
Land and improvements	$145,384	$145,384	$145,384
Buildings and improvements	2,264,841	2,272,777	2,272,777
Machinery and equipment	35,980	118,841	119,035
Vehicles	37,731	159,150	159,150

Total Property, plant and equipment	2,483,936	2,696,152	2,696,346
Less: Accumulated depreciation	—	(159,334)	(204,254)

Property, plant and equipment, net	$2,483,936	$2,536,818	$2,492,092

        Depreciation expense totaled $0 and $159,334 for the years ended June 30, 2008 and 2009, respectively. Depreciation expense totaled $38,050 and $44,920 for the three months ended September 30, 2008 and 2009, respectively.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 6—SHORT TERM DEBT

        S&W is party to a revolving line of credit with Wells Fargo Bank dated December 26, 2008. S&W is entitled to borrow up to $2,500,000 for working capital purposes beginning December 26, 2008 and up to and including December 1, 2009. The line of credit can be repaid, in part or in whole, at any time. S&W has the ability to re-borrow, subject to all of the limitations, terms and conditions of the credit agreement. The credit agreement is evidenced by a promissory note dated December 26, 2008. The line of credit is secured by all of S&W's accounts receivable, inventory and general intangibles. Further, the indebtedness is guaranteed by Seed Holding, LLC, Grover T. Wickersham, Yellowjacket, LP and The Paul F. Shoen Revocable Trust. The line of credit agreement requires that S&W comply with various representations and warranties, conditions, affirmative covenants and negative covenants which are normal and customary for this type of credit facility. At June 30, 2009 and September 30, 2009, S&W was in compliance with all of the terms and conditions set forth in the credit agreement. On December 18, 2009, the line of credit maturity date was extended to March 1, 2010.

        Interest charged on the outstanding principal balance of the line of credit is variable and equal to the daily one-month LIBOR (London Interbank Offered Rate) plus 3.00%. Interest paid to Wells Fargo Bank attendant to S&W's borrowings on the line of credit was $11,190 for the period December 26, 2008 through June 30, 2009 and $7,521 for the three months ended September 30, 2009.

        At June 30, 2009 and September 30, 2009, S&W had an aggregate principal amount outstanding of $975,682 and $0 on the revolving line of credit.

NOTE 7—OWNERS' EQUITY

        Contributed capital during the fiscal year ended June 30, 2008 was $2,400,000. During the fiscal year ended June 30, 2009, there were $664,672 of owners' withdrawals. During the three months ended September 30, 2009, there were $47,144 of owners' withdrawals.

NOTE 8—COMMITMENTS AND CONTINGENCIES

Contingencies

        The Company is not currently a party to any pending or threatened legal proceedings. Based on information currently available, management is not aware of any matters that would have a material adverse effect on the Company's financial condition, results of operations or cash flows.

Operating Leases

        Operating lease expenses for the fiscal years ended June 30, 2008 and 2009 were $23,300 and $34,949, respectively. Operating lease expenses for the three months ended September 30, 2008 and 2009 were $5,775 and $18,962, respectively.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 8—COMMITMENTS AND CONTINGENCIES (Continued)

        At June 30, 2009, future minimum lease payments under non-cancelable operating leases were as follows:

2010	$21,291
2011	3,479
2012	2,913
2013	1,457
2014	—
Thereafter	—

Total	$29,140

NOTE 9—RELATED PARTY TRANSACTIONS

        Grover T. Wickersham, the Company's Chairman of the Board, also serves as the Chairman of the Board of Triangle T Partners, LLC and is a member of the board of directors of Triangle T Ranch, Inc. (collectively with Triangle T Partners, LLC, "Triangle T"), which owns 100% of Triangle T Partners, LLC. Mr. Wickersham and his family are the majority owners of TTR Holdings, Inc., which owns 100% of Triangle T Ranch.

        Triangle T has been one of the Company's alfalfa seed growers for four years. The Company enters into annual alfalfa seed production contracts with Triangle T on the same commercial terms and conditions as with the other growers with whom the Company contracts for alfalfa seed production. For the fiscal years ended June 30, 2008 and 2009 and three months ended September 30, 2009 the Company paid Triangle T $169,217 and $284,307 and $0 respectively, for alfalfa seed it grew and sold to the Company under annual contracts. Mr. Wickersham did not personally receive any funds from these transactions. The Company has contracted with Triangle T to plant 893 acres of various alfalfa seed varieties as part of the Company's calendar 2010 production for which the Company will pay Triangle T the same price the Company has agreed to pay its other growers. Triangle T has also agreed to plant up to 30 acres of proprietary varieties of stevia plantings in 2010. The Company has agreed to reimburse Triangle T for its direct and indirect costs of planting and harvesting stevia plants. Triangle T purchases milled alfalfa seed from the Company to plant alfalfa on its own property for the production of alfalfa hay and to grow alfalfa seed for the Company. The Company sells milled alfalfa seed to Triangle T under the same commercial terms and conditions as other alfalfa seed customers in the San Joaquin Valley. For the fiscal years ended June 30, 2008 and 2009 and three months ended September 30, 2009, Triangle T paid the Company $127,132, $150,525, and $0, respectively, for alfalfa seed it purchased.

        Amounts due from Triangle T totaled $0, $27,820, and $97,396 at June 30, 2008, June 30, 2009 and September 30, 2009, respectively, which are included in accounts receivable on the consolidated balance sheet.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 9—RELATED PARTY TRANSACTIONS (Continued)

        In December 2008, S&W entered into a one-year revolving line of credit arrangement with Wells Fargo Bank, National Association, under the terms of which the Company is allowed to draw down up to $2,500,000 (bearing interest at 3% over the daily one-month LIBOR in effect from time to time), which the Company uses for working capital requirements. In connection with this credit arrangement, Mr. Wickersham, among other parties, executed continuing guaranties of the Company's obligations under the revolving line of credit. Those guaranties remain in full force and effect. See Note 6 for further discussion.

        In the normal course of operations, S&W entered into various verbal non-interest bearing revolving loan agreements with the general partners of the S&W, whereby S&W would advance capital to the general partners and in certain instances the general partners would advance capital to S&W. Net amounts due from parties totaled $208,084, $63,693 and $63,693 at June 30, 2008, June 30, 2009 and September 30, 2009, respectively.

NOTE 10—SUBSEQUENT EVENTS

        On December 18, 2009, the maturity date of line of credit with Wells Fargo Bank was extended to March 1, 2010.

        Effective December 1, 2009 and December 31, 2009, respectively, the Company entered into two separate amendments to the Purchase of General Partnership Interests among the original general partners of S&W and the Company (the "Sales Agreement"). Amendment Number 1 to the sales agreement, dated December 1, 2009, deferred the date of the second closing (originally, June 30, 2009) and provided for the issuance of promissory notes bearing 4% interest ("Notes") in lieu of the $600,000 cash payment originally contemplated to be paid at the second closing for 15% of the general partnership interests. The notes are payable on May 1, 2011, but upon the occurrence of certain specified events, the maturity date is accelerated.

        In exchange for the notes, the selling general partners, as parties to Amendment Number 1, collectively transferred to the Company an additional 15% ownership interest in S&W, which resulted in the Company's ownership increasing to 75% at December 1, 2009.

        Amendment Number 2 to the sales agreement, dated effective December 31, 2009, provided for the transfer of a selling general partner's 10% interest in S&W to the Company in exchange for a cash payment of $89,543, a $130,000 4% promissory note and 560 member units in Seed Holding. The promissory note is payable May 1, 2011, but upon the occurrence of certain specified events, the maturity date is accelerated.

        The closing of the transactions contemplated by Amendment Number 1 and Amendment Number 2 to the sales agreement resulted in the Company having acquired an 85% ownership interest in S&W at December 31, 2009.

        Effective January 28, 2010, Triangle T Partners, LLC, purchased 1,984 member units in the Company from the majority member. As a result of this transaction, Triangle T Partners, LLC became the owner of 8% of the Company.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 10—SUBSEQUENT EVENTS (Continued)

        On January 28, 2010, the members of the Company transferred 100% of their members' interest to S&W Seed Company, a Delaware corporation ("S&W Seed Delaware"), in exchange for 3,000,000 shares of authorized and unissued common stock in a tax-free exchange pursuant to Section 351 of the Internal Revenue Code. As a result, S&W Delaware became the sole member of the Company and became the owner of 85% of S&W. S&W Seed Delaware also assumed the Company's obligations to repay the $600,000 notes when they come due and to purchase the remaining 15% general partnership interest in S&W.

        The Company has evaluated subsequent events through the date of issuance of these financial statements.

NOTE 11—PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

        On January 28, 2010, the members of Seed Holding transferred 100% of the members' interest in the Company to S&W Seed Delaware in exchange for 3,000,000 shares of authorized and unissued common stock in a tax-free exchange pursuant to Section 351 of the Internal Revenue Code. Upon the completion of the recapitalization, the Company's financial statements will thereafter be prepared in accordance with GAAP for corporations. The principal differences between the two methods relate to the accounting for the treatment of owners' equity versus stockholders' equity, accounting for income taxes and the accounting and reporting of earnings per share.

        Because the Company has moved from the limited liability company structure to the corporate structure, we do not believe that our historical financial results are indicative of future results. The following table sets forth at September 30, 2009 (i) the actual owners' equity section of Seed Holding, LLC and (ii) the shareholders' equity section of S&W Seed Company, a Delaware corporation, on a pro forma basis, reflecting the corporation's shareholders equity as if the conversion from a limited liability company to a corporation had occurred on September 30, 2009. The column captioned Pro Forma S&W Seed Company, Inc. gives effect to the closing of the exchange transaction

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 11—PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (Continued)

in which 100% of the Company's membership units were exchanged for shares in S&W Seed Delaware, resulting in the conversion from a limited liability company to a corporate entity:

	OWNERS' EQUITY / STOCKHOLDERS' EQUITY September 30, 2009
	Historical Seed Holding, LLC	Pro forma Adjustments	Pro forma S&W Seed Company, Inc. a Delaware Corporation
OWNERS' EQUITY / STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	$—	$—	$—
Common stock, $0.001 par vale; 50,000,000 shares authorized; no shares issued and outstanding actual; 3,000,000 shares issued and outstanding as adjusted for pro forma	—	3,000	3,000
Additional paid-in capital	—	2,356,375	2,356,375
Retained earnings	—	—	—
Owners' equity—Seed Holding, LLC	2,359,375	(2,359,375)	—
Noncontrolling interests	2,047,461	—	2,047,461

TOTAL OWNERS' EQUITY / STOCKHOLDERS' EQUITY	$4,406,836	$—	$4,406,836

        The following table sets forth the Statement of Operations for the period of inception (June 27, 2008) to June 30, 2008 and fiscal year ended June 30, 2009 and the three months ended September 30, 2008 and 2009 as if the conversion from a limited liability company and/or partnership to a corporation

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the three-month periods ended September 30, 2008 and 2009 is unaudited.)

NOTE 11—PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (Continued)

had occurred on July 1, 2007. The pro forma Statement of Operations has been adjusted to show the impact of estimated income tax expense as well as the disclosure of earnings per common share.

SEED HOLDING, LLC
(A NEVADA LIMITED LIABILITY COMPANY)
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

	Inception to June 30,	Year Ended June 30,	Three Months Ended September 30,
	2008	2009	2008	2009
Revenue	$—	$4,947,105	$2,167,222	$1,633,826
Cost of revenue	—	3,652,226	1,281,819	774,564

Gross profit	—	1,294,879	885,403	859,262
Income from operations	—	466,413	706,922	665,994
Net income before income tax expense	—	460,179	706,566	658,473
Income tax expense	—	184,072	282,626	263,389

Net income including noncontrolling interests	—	276,107	423,940	395,084

Net income attributable to noncontrolling interests	—	110,443	169,576	158,034

Net income attributable to Seed Holding, LLC	$—	$165,664	$254,364	$237,050

Net income attributable to Seed Holding, LLC per common share—
Basic and diluted	$—	$0.06	$0.08	$0.08

Weighted average number of common shares outstanding:
Basic and diluted	3,000,000	3,000,000	3,000,000	3,000,000

        We based the pro forma information on available information and assumptions that management believes are reasonable and that reflect the effects of these transactions. We provide the pro forma information for informational purposes only, and this information should not be construed to be indicative of our consolidated financial position or results of operations had these transactions been completed on the dates assumed. This information does not represent a projection or forecast of our consolidated financial position or results of operations for future dates or periods.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management
S&W Seed Company
Five Points, California

        We have audited the accompanying balance sheets of S&W Seed Company (the "Company") as of June 30, 2009 and 2008 and the related statements of operations, partners' equity and cash flows for the twelve-month periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of S&W Seed Company as of June 30, 2009 and 2008 and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas
January 19, 2010

S&W SEED COMPANY
(a California general partnership)

BALANCE SHEETS

	June 30,
	2008	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7	$367
Accounts receivable, net	439,125	386,359
Inventories, net	146,177	1,111,463
Prepaid expenses and other current assets	14,160	14,365
Due from related parties	485,524	63,693

TOTAL CURRENT ASSETS	1,084,993	1,576,247

Property, plant and equipment, net of accumulated depreciation	147,080	323,929

TOTAL ASSETS	$1,232,073	$1,900,176

LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$8,344	$9,316
Revolving line of credit	—	975,682
Accrued expenses and other current liabilities	10,207	6,649
Due to related parties	277,439	—

TOTAL CURRENT LIABILITIES	295,990	991,647

TOTAL LIABILITIES	295,990	991,647

COMMITMENTS AND CONTINGENCIES	—	—
TOTAL PARTNERS' EQUITY	936,083	908,529

TOTAL LIABILITIES AND PARTNERS' EQUITY	$1,232,073	$1,900,176

See notes to financial statements

S & W SEED COMPANY
(a California general partnership)

STATEMENTS OF OPERATIONS

	Years Ended June 30,
	2008	2009
Revenue	$5,098,626	$4,947,105
Cost of revenue	3,516,861	3,652,226

Gross Profit	1,581,765	1,294,879
Operating expenses
Selling, general and administrative expenses	440,954	559,377
Research and development expenses	39,965	56,782
Depreciation and amortization	17,189	35,367

Total operating expenses	498,108	651,526

Income from operations	1,083,657	643,353
Other (income) expense
Interest (income) expense, net	(1,218)	11,190
Other (income) expense, net	217	(4,956)

Net income	$1,084,658	$637,119

See notes to financial statements

S&W Seed Company
(a California general partnership)

STATEMENT OF PARTNERS' EQUITY

	Contributed Capital	Accumulated Earnings	Accumulated Withdrawals	Total Partners' Equity
Balance, June 30, 2007	$—	$996,556	$—	$996,556
Contributions from partners	991,000	—	—	991,000
Withdrawals by partners	—	—	(2,136,131)	(2,136,131)
Net income for the year ended June 30, 2008	—	1,084,658	—	1,084,658

Balance, June 30, 2008	$991,000	$2,081,214	$(2,136,131)	$936,083

Contributions from partners	—	—	—	—
Withdrawals by partners	—	—	(664,673)	(664,673)
Net income for the year ended June 30, 2009	—	637,119	—	637,119

Balance, June 30, 2009	$991,000	$2,718,333	$(2,800,804)	$908,529

See notes to financial statements

S&W SEED COMPANY
(a California general partnership)

STATEMENTS OF CASH FLOWS

	Years Ended June 30,
	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,084,658	$637,119
Adjustments to reconcile net income from operating activities to net cash provided by operating activities
Depreciation and amortization	17,189	35,367
Changes in:
Accounts receivable	(110,905)	52,766
Inventories	272,353	(965,286)
Prepaid expenes and other current assets	(11,408)	(205)
Due from related parties	(470,524)	421,831
Accounts payable	109,011	972
Accrued expenses and other current liabilities	8,300	(3,558)

Net cash provided by operating activities	898,674	179,006
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(30,975)	(228,854)
Proceeds from disposal of property, plant and equipment	—	16,638

Net cash used in investing activities	(30,975)	(212,216)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from partners	991,000	—
Withdrawals by partners	(2,136,131)	(664,673)
Borrowing (repayments) on revolving credit loan	—	975,682
Advances to (repayments) from related parties	277,439	(277,439)

Net cash provided by (used in) financing activities	(867,692)	33,570
NET INCREASE OR (DECREASE) IN CASH	7	360
CASH AND CASH EQUIVILENTS, beginning of the year	—	7

CASH AND CASH EQUIVILENTS, end of year	$7	$367

SUPPLMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$121	$11,371
Income taxes	—	—

See notes to financial statements

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS

June 30, 2008 and 2009

NOTE 1—BACKGROUND AND ORGANIZATION

Organization

        S&W Seed Company ("Company" or "S&W") was formed as a California general partnership under the laws of the State of California on June 1, 1980.

Business Overview

        Since its establishment, the Company has been principally engaged in breeding, growing, processing and selling agricultural commodities, such as alfalfa seed, and to a lesser extent, wheat and small grains. The Company owns a 40-acre seed cleaning and processing facility located in Five Points, California that the Company has operated since its inception. S&W products are grown under contract by farmers in the San Joaquin Valley of central California. Though the Company's proprietary alfalfa seed varieties have been a mainstay of the business for decades, S&W has in the past derived material revenue from the processing of wheat and other small grains.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are adjusted to reflect actual experience when necessary. Significant estimates and assumptions affect many items in the financial statements. These include allowance for doubtful trade receivables, sales returns and allowances, inventory obsolescence, asset impairments, grower accruals (an estimate of amounts payable to farmers who grow seed for the Company), contingencies and litigation. Significant estimates and assumptions are also used to establish the fair value and useful lives of depreciable tangible and certain intangible assets. Actual results may differ from those estimates and assumptions, and such results may affect income, financial position or cash flows.

Certain Risks and Concentrations

        The Company's revenue is principally derived from the sale of alfalfa seed, the market for which is highly competitive. The Company depends on a core group of significant customers. The Company's top three customers accounted for 58% and 61% of its net sales for the fiscal years ended June 30, 2008 and 2009, respectively. Three customers comprised 82% and 96% of the Company's accounts receivable at June 30, 2008 and June 30, 2009, respectively.

        The Company is also dependent upon a small network of growers of alfalfa seed that together provide all of the seed the Company sells to its customers. Three growers accounted for 58% and 44% of the Company's seed requirements for the fiscal years ended June 30, 2008 and 2009, respectively.

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

        The Company derives its revenue from sales of alfalfa seed and milling services. Revenue from seed sales is recognized when risk and title to the product is transferred to the customer, which usually occurs at the time shipment is made from the Company's facilities. Substantially all the Company's products are sold F.O.B. mill. When the right of return exists in the Company's seed business, sales revenue is reduced at the time of sale to reflect expected returns. In order to estimate the expected returns, management analyzes historical returns, economic trends, market conditions and changes in customer demand.

        There are several additional conditions for recognition of revenue, including the requirements that the collection of sales proceeds must be reasonably assured based on historical experience and current market conditions, the sales price is fixed and determinable and that there must be no further performance obligations under the sale.

Shipping and Handling Costs

        The Company records purchasing and receiving costs, inspection costs and warehousing costs in cost of goods sold.

Cash and Cash Equivalents

        For financial statement presentation purposes, the Company considers time deposits, certificates of deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

        The Company maintains cash and cash equivalent balances at financial institutions that are insured by the Federal Deposit Insurance Corporation up to $250,000. Deposits with these banks may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk. The Company did not have any cash equivalents at June 30, 2008 and 2009.

Accounts Receivable

        The Company provides an allowance for doubtful trade receivables equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions and a review of the current status of each customer's trade accounts receivable. The allowance for doubtful trade receivables was $0 at June 30, 2008 and 2009.

Inventories

        Inventories consist of alfalfa seed purchased from our growers under year-to-year production contracts as well as packaging materials. Alfalfa inventories are accounted for on a specific lot-by-lot identification basis. Inventories are sold to our customers on the same specific lot-by-lot identification basis.

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Inventories are stated at the lower of cost or market, and the inventory reserve reduces the cost basis of inventory. Inventories are valued as follows: Actual cost is used to value raw materials such as packaging materials, as well as goods in process. Costs for substantially all finished goods, which include the cost of carryover crops from the previous year, are valued at actual cost. Actual cost for finished goods includes plant conditioning and packaging costs, direct labor and raw materials and manufacturing overhead costs based on normal capacity. The Company records abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) as current period charges and allocates fixed production overhead to the costs of finished goods based on the normal capacity of the production facilities.

        Inventory is periodically reviewed to determine if it is marketable, obsolete or impaired. Inventory that is determined to not be marketable is written down to market value. Inventory that is determined to be obsolete or impaired is written off to expense at the time the impairment is identified. The Company sells its inventory to distributors and directly to growers.

        Components of inventory are:

	June 30,
	2008	2009
Raw materials and supplies	$89,660	$72,347
Work in progress	—	—
Finished goods	56,517	1,039,116
Reserve for obsolescence	—	—

	$146,177	$1,111,463

Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation. The cost of plant and equipment is depreciated using the straight-line method over the estimated useful life of the asset—periods of approximately 18-28 years for buildings, 3-7 years for machinery and equipment and 3-5 years for vehicles. Long-lived assets are reviewed for impairment whenever in management's judgment conditions indicate a possible loss. Such impairment tests compare estimated undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its fair value or, if fair value is not readily determinable, to an estimated fair value based on discounted cash flows. Fully depreciated assets are retained in property, plant and equipment and accumulated depreciation accounts until they are removed from service. In case of disposals of assets, the assets and related accumulated depreciation are removed from the accounts, and the net amounts after proceeds from disposal are credited or charged to income.

Research and Development Costs

        The Company is engaged in ongoing research and development ("R&D") of proprietary seed varieties. The Company accounts for R&D under standards issued by the FASB. Under these standards, all R&D costs must be charged to expense as incurred. Accordingly, internal R&D costs are

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

expensed as incurred. Third-party R&D costs are expensed when the contracted work has been performed or as milestone results have been achieved. The costs associated with equipment or facilities acquired or constructed for R&D activities that have alternative future uses are capitalized and depreciated on a straight-line basis over the estimated useful life of the asset. The amortization and depreciation for such capitalized assets are charged to R&D expenses.

Income Taxes

        Organized as a California general partnership, the Company is not a taxable entity for income tax purposes. Items of partnership income, deductions and credits are allocated among the partners for inclusion in their respective income tax returns.

Impairment of Long-Lived Assets

        The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment ("ASC 360-10"). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Fair Value of Financial Instruments

        In the first quarter of fiscal year 2009, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10"). ASC 820-10 defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure. ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820-10 did not have a material impact on the Company's financial position or operations. The Company does not have any instruments measured at fair value at June 30, 2008 or 2009.

        Effective October 1, 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10") and Accounting Standards Codification subtopic 825-10, Financial Instruments ("ASC 825-10"), which permits entities to choose to measure many financial instruments and certain other items at fair value. Neither of these statements had an impact on the Company's financial position, results of operations or cash flows. The carrying value of cash and cash equivalents, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

        In April 2008, the FASB issued ASC 350-10, "Determination of the Useful Life of Intangible Assets." ASC 350-10 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350-10, "Goodwill and Other Intangible Assets." ASC No. 350-10 is effective for fiscal years beginning after December 15, 2008. The adoption of this ASC did not have a material impact on the Company's financial statements.

        In April 2009, the FASB issued ASC 805-10, "Accounting for Assets Acquired and Liabilities assumed in a Business Combination That Arise from Contingencies—an amendment of FASB Statement No. 141 (Revised December 2007), Business Combinations." ASC 805-10 addresses application issues raised by preparers, auditors and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination. ASC 805-10 is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. ASC 805-10 will have an impact on the Company's accounting for any future acquisitions and its financial statements.

        In May 2009, the FASB issued SFAS No. 165, "Subsequent Events," which is included in ASC Topic 855, Subsequent Events. ASC Topic 855 established principles and requirements for evaluating and reporting subsequent events and distinguishes which subsequent events should be recognized in the financial statements versus which subsequent events should be disclosed in the financial statements. ASC Topic 855 also requires disclosure of the date through which subsequent events are evaluated by management. ASC Topic 855 was effective for interim periods ending after June 15, 2009 and applies prospectively. Because ASC Topic 855 impacts the disclosure requirements, and not the accounting treatment for subsequent events, the adoption of ASC Topic 855 did not impact the Company's results of operations or financial condition. See Note 10 for disclosures regarding the Company's subsequent events.

        Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 105-10, Generally Accepted Accounting Principles—Overall ("ASC 105-10"). ASC 105-10 establishes the FASB Accounting Standards Codification (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates ("ASUs"). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout these financials have been updated for the Codification.

        In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, an entity may use the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company's results of operations or financial condition.

        In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, which provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. ASU No. 2009-13 is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on its results of operations and financial condition.

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

NOTE 3—PROPERTY, PLANT AND EQUIPMENT

        Components of property, plant and equipment were as follows:

	June 30,
	2008	2009
Land and improvements	$159,672	$159,672
Buildings and improvements	258,670	266,606
Machinery and equipment	1,152,822	1,222,194
Vehicles	95,655	206,160

Total property and equipment	1,666,819	1,854,632
Less: accumulated depreciation	(1,519,739)	(1,530,703)

Property, plant and equipment, net	$147,080	$323,929

        Depreciation expense totaled $17,189 and $35,367 for the years ended June 30, 2008 and 2009, respectively.

NOTE 4—SHORT TERM DEBT

        S&W is party to a revolving line of credit with Wells Fargo Bank dated December 26, 2008. S&W is entitled to borrow up to $2,500,000 for working capital purposes beginning December 26, 2008 and up to and including December 1, 2009. The line of credit can be repaid, in part or in whole, at any time. S&W has the ability to re-borrow, subject to all of the limitations, terms and conditions of the credit agreement. The credit agreement is evidenced by a promissory note dated December 26, 2008. The line of credit is secured by all of S&W's accounts receivable, inventory and general intangibles. Further, the indebtedness is guaranteed by Seed Holdings LLC, Grover T. Wickersham, Yellowjacket, LP and The Paul F. Shoen Revocable Trust. The line of credit agreement requires that S&W comply with various representations and warranties, conditions, affirmative covenants and negative covenants which are normal and customary for this type of credit facility. At June 30, 2009, S&W was in compliance with all of the terms and conditions set forth in the credit agreement. On December 18, 2009, the line of credit maturity date was extended to March 1, 2010.

        Interest charged on the outstanding principal balance of the line of credit is variable and equal to the daily one-month LIBOR (London Interbank Offered Rate) plus 3.00%. Interest paid to Wells Fargo Bank attendant to S&W's borrowings on the line of credit was $11,190 for the period December 26, 2008 through June 30, 2009.

        At June 30, 2009, S&W had an aggregate principal amount outstanding of $975,682 on the revolving line of credit.

NOTE 5—PARTNERS' EQUITY

        During the fiscal year ended June 30, 2008, there were $2,136,131 of partners' withdrawals and $991,000 of partners' contributions. During the fiscal year ended June 30, 2009, there were $664,673 of partners' withdrawals.

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

NOTE 6—COMMITMENTS AND CONTINGENCIES

Contingencies

        The Company is not currently a party to any pending or threatened legal proceedings. Based on information currently available, management is not aware of any matters that would have a material adverse effect on the Company's financial condition, results of operation s or cash flows.

Operating Leases

        Operating lease expenses for the fiscal years ended June 30, 2008 and 2009 were $23,300 and $34,949, respectively.

        At June 30, 2009, future minimum lease payments under non-cancelable operating leases were as follows:

2010	$21,291
2011	3,479
2012	2,913
2013	1,457
2014	—
Thereafter	—

Total	$29,140

NOTE 7—RELATED PARTY TRANSACTIONS

        Grover T. Wickersham, the Company's Chairman of the Board, also serves as the Chairman of the Board of Triangle T Partners, LLC and is a member of the board of directors of Triangle T Ranch, Inc. (collectively with Triangle T Partners, LLC, "Triangle T"), which owns 100% of Triangle T Partners, LLC. Mr. Wickersham and his family are the majority owners of TTR Holdings, Inc., which owns 100% of Triangle T Ranch.

        Triangle T has been one of the Company's alfalfa seed growers for four years. The Company enters into annual alfalfa seed production contracts with Triangle T on the same commercial terms and conditions as with the other growers with whom the Company contracts for alfalfa seed production. For the fiscal years ended June 30, 2008 and 2009, the Company paid Triangle T $169,217 and $284,307 respectively, for alfalfa seed it grew and sold to the Company under annual contracts. Mr. Wickersham did not personally receive any funds from these transactions. The Company has contracted with Triangle T to plant 893 acres of various alfalfa seed varieties as part of the Company's calendar 2010 production for which the Company will pay Triangle T the same price the Company has agreed to pay its other growers. Triangle T has also agreed to plant up to 30 acres of proprietary varieties of stevia plantings in 2010. The Company has agreed to reimburse Triangle T for its direct and indirect costs of planting and harvesting stevia plants.

        Triangle T purchases milled alfalfa seed from the Company to plant alfalfa on its own property for the production of alfalfa hay and to grow alfalfa seed for the Company. The Company sells milled alfalfa seed to Triangle T under the same commercial terms and conditions as other alfalfa seed

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

NOTE 7—RELATED PARTY TRANSACTIONS (Continued)

customers in the San Joaquin Valley. For the fiscal years ended June 30, 2008 and 2009, Triangle T paid the Company $127,132 and $150,525 respectively, for alfalfa seed it purchased.

        Amounts due from Triangle T totaled $0 and $27,820 at June 30, 2008 and June 30, 2009, respectively, which are included in accounts receivable on the balance sheet.

        In December 2008, the Company entered into a one-year revolving line of credit arrangement with Wells Fargo Bank, National Association, under the terms of which the Company is allowed to draw down up to $2,500,000 (bearing interest at 3% over the daily one month LIBOR in effect from time to time), which the Company uses for working capital requirements. In connection with this credit arrangement, Mr. Wickersham, among other parties, executed continuing guaranties of the Company's obligations under the revolving line of credit. Those guaranties remain in full force and effect. See Note 4 for further discussion.

        In the normal course of operations, S&W entered into various verbal non-interest bearing revolving loan agreements with the general partners of the S&W, whereby S&W would advance capital to the general partners and in certain instances the general partners would advance capital to S&W. Net amounts due from parties totaled $208,084 and $63,693 at June 30, 2008 and June 30, 2009, respectively.

NOTE 8—SUBSEQUENT EVENTS

        On December 18, 2009, the maturity date of line of credit with Wells Fargo Bank was extended to March 1, 2010.

        The Company has evaluated subsequent events through the date of issuance of these financial statements.

1,360,000 Units

PROSPECTUS

PAULSON INVESTMENT COMPANY, INC.

            , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth an itemization of all expenses we will pay in connection with the issuance and distribution of the securities being registered, other than the underwriters' non-accountable expense allowance. Except for the SEC registration fee and FINRA filing fee, the amounts listed below are estimates:

Nature of Expense	Amount
SEC registration fee	$3,878
FINRA filing fee	5,939
NASDAQ Capital Market listing fee	50,000
Accounting fees and expenses	90,000	*
Legal fees and expenses	350,000	*
Printing and related expenses	130,000	*
Transfer agent and warrant agent fees and expenses	14,000	*
Miscellaneous expenses	31,183	*

Total	$675,000	*

*
Estimated

Item 14.    Indemnification of Directors and Officers

        The General Corporation Law of the State of Delaware (the "General Corporation Law") provides for the indemnification of directors, officers, employees and other agents of the corporation under certain circumstances as set forth in section 145. Section 145 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

        Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

        If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

        If the agent loses or settles a suit brought by or on behalf of the corporation, his or her right to indemnification is more limited. If he or she is adjudged liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred in connection with the defense and settlement of the suit, upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its stockholders.

        Under Section 145, the indemnification discussed above may be authorized by a majority vote of the disinterested directors or stockholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought.

        Under Section 145, a corporation may authorize, by by-law, agreement or otherwise, the indemnification of its agents in excess of that expressly permitted by Section 145. The Registrant's By-laws provide that indemnification shall be mandatory in all cases where it is permitted by Section 145.

        Section 102(b) of the General Corporation Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty as a director. The Registrant's Certificate of Incorporation provides for elimination of personal liability of directors for breach of fiduciary duty as a director except for the following: (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which such director derived an improper personal benefit. The Registrant's Certificate of Incorporation further provides that modification or repeal of this provision may not affect the elimination of liability therein provided with respect to a director's personal liability for any act or omission that occurs prior to such modification or repeal.

        Finally, a corporation has the power to purchase indemnity insurance for its agents, even if it would not have the power to indemnify them. The Registrant has purchased such insurance.

        Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.    Sales of Unregistered Securities

        The registrant has issued without registration the following securities since its inception on October 2, 2009:

        In January 2010, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, the registrant issued 2,691,000 shares of common stock to Yellowjacket, LP, a Nevada limited partnership, 240,000 to Triangle T Partners, LLC, a California limited liability company, and 69,000 shares of common stock to Donald W. McCollister in a reorganization under Section 351 of the Internal Revenue Code. These shares were issued to the former members of Seed Holding LLC, a Nevada limited liability company, in consideration for the exchange of their membership interests in Seed Holding (representing 100% of the membership interests therein). Seed Holding is now the registrant's wholly owned subsidiary and currently owns an 85% interest in S&W Seed Company, a California general partnership (the "Partnership"). Seed Holding will acquire the remaining 15% aggregate partnership interest upon payment of $600,000, which will be payable out of the net proceeds of this offering. The Section 4(2) exemption was predicated on the fact that the sale was made to three sophisticated investors who were familiar with the business of the registrant and who had access to business and financial information about the registrant. Yellowjacket, LP and Triangle T Partners are accredited investors by virtue of the amount of assets on their respective balance sheets; and McCollister was a general partner of the Partnership for almost 30 years. Appropriate legends were placed on the share certificates.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit No.		Description
1.1		Form of Underwriting Agreement
3.1		Registrant's Certificate of Incorporation
3.2		Registrant's By-laws
3.3		Purchase and Assignment of Membership Interests, Assumption of Obligations, Agreement to be Bound by Limited Liability Company Agreement and Admission of Substituted Member, dated January 28, 2010
4.1	*	Form of Common Stock Certificate
4.2	*	Form of Unit Certificate
4.3	*	Form of Class A Warrant Certificate
4.4	*	Form of Class B Warrant Certificate
4.5	*	Form of Warrant Agreement
4.6		Form of Representative's Warrant
5.1	*	Opinion of Wickersham & Murphy, a Professional Corporation
10.1		S&W Seed Company 2009 Equity Incentive Plan and forms of stock option agreements
10.2		Form of Indemnification Agreement
10.3		Credit Agreement between S&W Seed Company, a California general partnership, and Wells Fargo Bank, N.A., dated December 26, 2008

10.4	(1)	Revolving Line of Credit Note from S&W Seed Company, a California general partnership, to Wells Fargo Bank, dated December 26, 2008

10.5	(1)	Continuing Security Agreement—Rights to Payment and Inventory in favor of Wells Fargo Bank

10.6	(1)	Continuing Guaranty of Grover T. Wickersham in favor of Wells Fargo Bank

10.7	(1)	Continuing Guaranty of The Paul F. Shoen Revocable Trust in favor of Wells Fargo Bank

10.8	(1)	Continuing Guaranty of the Registrant in favor of Wells Fargo Bank

10.9	(1)	Continuing Guaranty of Yellowjacket, LP in favor of Wells Fargo Bank
21.1		Subsidiaries of the Registrant
23.1	*	Consent of Wickersham & Murphy, a Professional Corporation (included in Exhibit 5.1)
23.2		Consent of M&K CPAS, PLLC, Independent Registered Public Accounting Firm
24.1		Power of Attorney (included on Page II-6)

*
To be filed by amendment.

(1)
Executed in connection with the Credit Agreement (Exhibit 10.3).

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

          (1)   To provide to the underwriters at the closing specified in the Underwriting Agreement, Certificates in such denominations and registered in such names, as required by the underwriter to permit prompt delivery to each purchaser.

          (2)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (3)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (4)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   For the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    •
    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    •
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    •
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    •
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Five Points, State of California, on the 29th day of January, 2010.

S&W SEED COMPANY
By:	/s/ MARK S. GREWAL Mark S. Grewal President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of S&W Seed Company do hereby constitute and appoint Mark S. Grewal and Mark M. McCormick, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK S. GREWAL Mark S. Grewal	President, Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2010
/s/ MARK M. MCCORMICK Mark M. McCormick	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	January 29, 2010
/s/ GROVER T. WICKERSHAM Grover T. Wickersham	Chairman of the Board	January 29, 2010
/s/ MICHAEL CULHANE Michael Culhane	Director	January 29, 2010
/s/ MICHAEL M. FLEMING Michael M. Fleming	Director	January 29, 2010
/s/ MICHAEL N. NORDSTROM Michael N. Nordstrom	Director	January 29, 2010

Index To Exhibits

Exhibit No.		Description
1.1		Form of Underwriting Agreement
3.1		Registrant's Certificate of Incorporation
3.2		Registrant's By-laws
3.3		Purchase and Assignment of Membership Interests, Assumption of Obligations, Agreement to be Bound by Limited Liability Company Agreement and Admission of Substituted Member, dated January 28, 2010
4.1	*	Form of Common Stock Certificate
4.2	*	Form of Unit Certificate
4.3	*	Form of Class A Warrant Certificate
4.4	*	Form of Class B Warrant Certificate
4.5	*	Form of Warrant Agreement
4.6		Form of Representative's Warrant
5.1	*	Opinion of Wickersham & Murphy, a Professional Corporation
10.1		S&W Seed Company 2009 Equity Incentive Plan and forms of stock option agreements
10.2		Form of Indemnification Agreement
10.3		Credit Agreement between S&W Seed Company, a California general partnership, and Wells Fargo Bank, N.A., dated December 26, 2008

10.4	(1)	Revolving Line of Credit Note from S&W Seed Company, a California general partnership, to Wells Fargo Bank, dated December 26, 2008

10.5	(1)	Continuing Security Agreement—Rights to Payment and Inventory in favor of Wells Fargo Bank

10.6	(1)	Continuing Guaranty of Grover T. Wickersham in favor of Wells Fargo Bank

10.7	(1)	Continuing Guaranty of The Paul F. Shoen Revocable Trust in favor of Wells Fargo Bank

10.8	(1)	Continuing Guaranty of the Registrant in favor of Wells Fargo Bank

10.9	(1)	Continuing Guaranty of Yellowjacket, LP in favor of Wells Fargo Bank
21.1		Subsidiaries of the Registrant
23.1	*	Consent of Wickersham & Murphy, a Professional Corporation (included in Exhibit 5.1)
23.2		Consent of M&K CPAS, PLLC, Independent Registered Public Accounting Firm
24.1		Power of Attorney (included on Page II-6)

*
To be filed by amendment.

(1)
Executed in connection with the Credit Agreement (Exhibit 10.3).